UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed
by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CalAmp Corp.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders,

You are cordially invited to attend the virtual Annual Meeting of Stockholders of CalAmp Corp. on Wednesday, July 26, 2023 at 10:00 a.m., Pacific Time.

Before going into more detail about our Annual Meeting I would like to share with you some of the highlights of our 2023 fiscal year.

Fiscal 2023 was both a challenging and a rewarding year. While the industry struggled through unprecedented global supply chain challenges, CalAmp drove our customers to successfully navigate the 3G to 4G transition and achieved key business transformation milestones. During the year, we have accelerated the pace of CalAmp’s business transformation from being a telematics device provider to being a leading provider of subscription-based telematics solutions. As we complete our transition from device to a full-stack solution provider, CalAmp’s Software & Subscription Services (S&SS) revenue increased 20% to $185 million, or 63% of our total revenue. Additionally, our subscriber count grew 60% – from 1.0 million in FY22 to 1.6 million in FY23. As of fiscal year end, CalAmp has reduced our dependence on spot market purchases of key components and successfully converted 78% of our legacy hardware customers to a recurring Software & Subscription Services (S&SS) contracts.

Another key element of CalAmp’s business transformation was to strengthen our leadership team with industry and functional expertise. To this end, we have hired revenue-focused marketing and sales executives, Mark Gaydos and Brennen Carson, to join our Executive Leadership Team. Both have proven experience growing Software & Subscription Services sales and revenue. More recently, we have also appointed Jikun Kim as Chief Financial Officer. In his first few months at CalAmp, Jikun has already been instrumental in accomplishing a restructuring to reduce expenses and streamline our business processes – allowing rapid transformation and ensuring customer focus. Further, this restructuring enables us to lower our breakeven revenue level and expand investment in developing our recurring-revenue-based business model.

It has been a privilege working with the amazing group of colleagues at CalAmp. I am proud of all that we have accomplished and the progress we have made in positioning the Company for growth and profitability. I will support CalAmp and its Board of Directors with a smooth transition to the next CEO.

At this 2023 Annual Meeting, we are asking our stockholders to vote on the following important matters:

•

To elect the eight nominees named in the Proxy Statement to serve until the next Annual Meeting of Stockholders or until their respective successors are appointed or elected and qualified. The eight nominees are Jeffery Gardner, Scott Arnold, Jason Cohenour, Wesley Cummins, Henry Maier, Roxanne Oulman, Jorge Titinger and Kirsten Wolberg;

•	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 29, 2024;

•	To approve, on an advisory basis, the executive compensation of our Named Executive Officers;

•

To approve the Company’s Amended and Restated 2004 Incentive Stock Plan that, in part, increases the number of shares of common stock that can be issued thereunder by 1,748,000 shares to 14,598,000 shares, increases the number of shares that may be granted to any employee during any fiscal year by 200,000 shares to 500,000 shares, and extends the right to grant awards under the plan through June 1, 2033;

•	To approve an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock by 100 million shares to 180 million shares; and

•	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment thereof.

These matters are described in detail in the accompanying Notice of 2023 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important regardless of how many shares you own. On behalf of our Board of Directors, thank you for your ongoing support of, and continued interest in, CalAmp.

Sincerely,

Jeffery R. Gardner

President and CEO

To our Stockholders

We are pleased to invite you to attend the virtual annual meeting of stockholders of CalAmp Corp. on

Wednesday, July 26, 2023 at 10:00 a.m., Pacific Time

This year, we will hold the Annual Meeting virtually over the Internet, which provides the opportunity for participation by a broader group of our stockholders and enables stockholders to participate fully, and equally, from any location around the world, at no cost.

We are acting under a U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. Consequently, stockholders will not receive paper copies of our proxy materials, unless they specifically request them. We believe that this delivery process will reduce our environmental impact and lower the costs of printing and distributing our proxy materials. We also believe that we can achieve these benefits with no impact on our stockholders’ timely access to this important information.

You can attend the virtual meeting at www.virtualshareholdermeeting.com/ CAMP2023, where you will be able to submit questions during the meeting.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

The Company intends to commence mailing to all stockholders of record entitled to vote at the Annual Meeting, the Notice of Internet Availability of Proxy Materials on or about June 14, 2023.

We encourage you to carefully read these materials, as well as our Annual Report to Stockholders.

Your Vote is Important

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote by telephone or the Internet according to the instructions on your proxy card or in the Notice of Internet Availability of Proxy Materials or request a proxy card from us by email at ir@calamp.com and complete, date, sign, and return your proxy card in the envelope provided, in each such case, as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting.

Even if you have voted by proxy, you may still change your vote by voting through our virtual web conference if you attend the Annual Meeting.

On behalf of our Board of Directors, thank you for your ongoing support of, and continued interest in, CalAmp.

Sincerely,

Jeffery Gardner

President and CEO

Notice of 2023 Annual Meeting of Stockholders

This notice of the 2023 Annual Meeting of Stockholders and Proxy Statement for CalAmp Corp. (“CalAmp” or the “Company”) and the accompanying proxy card are being first mailed to our stockholders on or about June 14, 2023.

  Time and Date

10:00 a.m., Pacific Time, on Wednesday,

July 26, 2023

  Virtual Meeting Site

www.virtualshareholdermeeting.com/CAMP2023

Record Date

June 1, 2023

The Board of Directors has fixed June 1, 2023 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Richard M. Scott

Secretary

Irvine, California

June 14, 2023

Items of Business
Items of Business:	Our Board of Directors Recommends You Vote:

•  Proposal 1. To elect the eight nominees named in this Proxy Statement to serve until the next Annual Meeting of Stockholders or until their respective successors are appointed or elected and qualified. The eight nominees are Jeffery Gardner, Scott Arnold, Jason Cohenour, Wesley Cummins, Henry Maier, Roxanne Oulman, Jorge Titinger and Kirsten Wolberg.

FOR the election of each of the Board’s eight director nominees

• Proposal 2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 29, 2024.	FOR the ratification of the appointment

• Proposal 3. To approve, on an advisory basis, the compensation paid to our Named Executive Officers.	FOR approval, on an advisory basis

•  Proposal 4. To approve the Company’s Amended and Restated 2004 Incentive Stock Plan that, in part, increases the number of shares of common stock that can be issued thereunder by 1,748,000 shares to 14,598,000 shares, increases the number of shares that may be granted to any employee during any fiscal year by 200,000 shares to 500,000 shares, and extends the right to grant awards under the plan through June 1, 2033.

FOR approval of the Amended and Restated 2004 Incentive Stock Plan

• Proposal 5. To approve a proposed amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock by 100,000,000 shares to 180,000,000 shares.	FOR approval of the amendment to the Certificate of Incorporation

To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment thereof.

Proxy Statement Table of Contents

Page
ANNUAL MEETING INFORMATION	1
General	1
Outstanding Securities and Quorum	1
Important Notice Regarding Internet Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to be Held on July 26, 2023	1
Proxy Voting	2
Voting Standards	3
Revocation	4
Participating in the Annual Meeting	5
Technical Assistance	5
BUSINESS OVERVIEW	6
Our People Strategy – Focus on our Greatest Asset	10
Our Commitment To Corporate Sustainability	12
PROPOSAL 1–ELECTION OF DIRECTORS	15
Board of Directors Information	16
THE CALAMP BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	23
Limit on Number of Other Public Directorships	24
Director Stock Ownership	24
Communication with Management	25
Director Orientation and Education	25
Changes in Director Occupation or Status	25
Board Leadership Structure – Independent Chair	25
Board Oversight of Risk	26
Director Independence	26
Process of Identifying and Evaluating Nominees for Directors	27
Board and Committee Meetings	27
Board Evaluation	28
Contacting the Board	29
Corporate Governance Documents	29
Stockholder Engagement	29
Committees of the Board	30
Audit Committee	30
Human Capital Committee	31
Cybersecurity and Data Privacy Committee	32
Governance and Nominating Committee	33
COMPENSATION OF DIRECTORS	35
PROPOSAL 2–RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS	37
AUDIT MATTERS	37
Fees	37
Report of the Audit Committee	38
PROPOSAL 3–ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	40
PROPOSAL 4–APPROVAL OF THE CALAMP CORP. AMENDED AND RESTATED 2004 INCENTIVE STOCK PLAN	41
PROPOSAL 5–APPROVAL OF AN AMENDMENT TO THE CALAMP CORP. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	51
OWNERSHIP OF SECURITIES	54
INFORMATION ABOUT OUR EXECUTIVE OFFICERS	56

CalAmp Corp.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, July 26, 2023

ANNUAL MEETING INFORMATION

General

The enclosed proxy is solicited by the Board of Directors (“Board”) of CalAmp Corp. (“CalAmp” or the “Company”) for the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time, on Wednesday, July 26, 2023, and any, postponement, continuation, or adjournment thereof. We will conduct a virtual online Annual Meeting this year, so our stockholders can participate from any geographic location with Internet connectivity. We believe this is an important step to enhancing accessibility to our Annual Meeting for all of our stockholders and reducing the carbon footprint of our activities. Stockholders may view a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/CAMP2023 and may submit questions during the Annual Meeting. Our principal offices are located at 15635 Alton Parkway, Suite 250, Irvine, California 92618. This Proxy Statement is first being made available to our stockholders on or about June 14, 2023.

Outstanding Securities and Quorum

Only holders of record of our common stock, par value $0.01 per share, at the close of business on June 1, 2023, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 37,536,574 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting. A quorum, which is a majority of our outstanding shares as of the Record Date, must be present in person or by proxy in order to hold the Annual Meeting and to conduct business. Abstentions, director withhold votes and broker non-votes will be included in determining the presence of a quorum for the Annual Meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to be Held on July 26, 2023

The Proxy Statement, our 2023 Annual Report and other proxy materials are available at www.proxyvote.com. At this website you will find a complete set of the following proxy materials: Notice of 2023 Annual Meeting of Stockholders; Proxy Statement; 2023 Annual Report; and form proxy card. This site does not use “cookies” or other tracking software that identifies visitors accessing the web site.

You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting.

Proxy Voting

You are being asked to vote on five proposals:

•	Proposal 1: The election of eight nominees named in this Proxy Statement to serve until our next Annual Meeting of Stockholders or until their successors are duly appointed or elected and qualified;

•	Proposal 2: The ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 29, 2024;

•	Proposal 3: The approval, on an advisory basis, of the compensation of CalAmp’s named executive officers (“NEOs”), as disclosed in this Proxy Statement;

•

Proposal 4: To approve the Amended and Restated 2004 Incentive Stock Plan that increases the number of shares of common stock that can be issued thereunder by 1,748,000 shares to 14,598,000 shares, increases the number of shares that may be granted to any employee during any fiscal year by 200,000 shares to 500,000 shares, and extends the right to grant awards under the plan through June 1, 2033; and

•

Proposal 5: To approve an amendment of the Company’s Certificate of Incorporation to increase the amount of authorized shares of common stock of the Company by 100,000,000 shares to 180,000,000 shares.

It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

Shares that are properly voted via the Internet, mobile device, or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given.

If you are a stockholder of record and submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want your shares voted, the proxy holder will vote your shares in accordance with the Board’s recommendations as follows:

“FOR” the election of each of the eight nominees to the Board named herein;

“FOR” the ratification of the appointment of our independent auditors;

“FOR” approval, on an advisory basis, of the compensation paid to our NEOs, as disclosed in this Proxy Statement;

“FOR” the Amended and Restated 2004 Incentive Stock Plan; and

“FOR” the amendment of the Company’s Certificate of Incorporation.

We encourage you to cast your vote! You may vote by one of the following methods:

VOTE BY INTERNET Prior to the meeting please visit http://www.proxyvote.com During the meeting please visit www.virtualshareholdermeeting.com/CAMP2023	VOTE BY MAIL Return your proxy card to Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	VOTE BY TELEPHONE Dial +1 800-690-6903

When you submit your vote via proxy over the Internet or by telephone, your vote is recorded immediately. To vote by either of these methods, read this Proxy Statement, have your proxy card, or voting instruction form in hand, which contain your control number, and follow the instructions for your preferred method of voting. We encourage you to submit your proxies using these methods whenever possible. Each of these voting methods is available 24 hours per day, seven days per week. The internet and telephone voting facilities will close at 11:59 P.M., Eastern Time, on July 25, 2023. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail, unless you want to change your prior vote.

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of American Stock Transfer & Trust Company, LLC, our stock transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, by telephone, or (if you have received paper copies of our proxy materials) by completing and returning a proxy card. You also may participate in and vote during the Annual Meeting. If you own common stock of record and you do not submit your proxy or vote at the Annual Meeting, your shares will not be voted.

If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other nominee, then the bank, brokerage firm or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and instead the bank, brokerage firm, or other nominee sends a voting instruction form to the beneficial owner. Generally this form enables you to provide your voting instructions to the brokerage firm, bank or other nominee via the Internet, by telephone, or by returning the voting instruction form. You also may participate in and vote during the Annual Meeting through the virtual portal.

If you own common stock in street name and do not either provide voting instructions or vote during the Annual Meeting, the institution that holds your shares has discretionary authority to vote your shares on proposals that are considered routine. A “broker non-vote” occurs when a brokerage firm, bank or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers generally have discretionary authority to vote your shares with respect to Proposal 2—The ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 29, 2024, and Proposal 5—Amendment to the Certificate of Incorporation increasing the number of authorized shares of common stock from 100 million to 180 million. Brokers do not have discretionary authority to vote your shares on any director nominees or on any of Proposal 3—Approval of NEO Compensation or Proposal 4—Approval of Amended and Restated 2004 Incentive Stock Plan without your voting instructions. So it is very important that you instruct your broker or bank how to vote your shares.

Voting Standards

•

Proposal 1—Election of Directors. The nominees for director are elected by a majority of the votes cast, which means that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” such nominee’s election. You may vote “FOR,” “AGAINST,” or “ABSTAIN” for each nominee. Abstentions and Broker non-votes will have no effect on the election of directors. Brokers do not have the discretion to vote on the election of directors without voting instructions from the beneficial owner of the shares.

In accordance with CalAmp’s Corporate Governance Guidelines, any director who is not elected by a majority of the votes cast is expected to tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that the Board of Directors accept any resignation offer, the Governance and Nominating Committee may consider all factors that the Committee’s members believe are relevant. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the election results.

•

Proposal 2—Ratification of the appointment of Deloitte & Touche, LLP. To ratify the appointment of Deloitte & Touche, LLP as our independent auditors for the fiscal year ending February 29, 2024, the affirmative vote of a majority in voting power of the shares of common stock present (in person or by proxy) at the Annual Meeting and entitled to vote on this proposal is required. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. If you abstain from voting on this matter, your shares will be counted as present and entitled to vote on the matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against this proposal. Brokers are generally authorized to vote on the ratification of auditors so broker non-votes are not expected on this proposal.

•

Proposal 3—Approval of NEO Compensation. To approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement, the affirmative vote of the holders of a majority in voting power of the shares of common stock present (in person or by proxy) at the Annual Meeting and entitled to vote on the proposal is required. Because your vote on this proposal is advisory, it will not be binding on the Board, the Human Capital Committee of the Board, or CalAmp. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. If you abstain from voting on this matter, your shares will be counted as present and entitled to vote on the matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against this proposal. Broker non-votes are counted for purposes of establishing a quorum and are not considered entitled to vote on this proposal and thus will have no effect on the outcome of this proposal.

•

Proposal 4—Amended and Restated 2004 Incentive Stock Plan. The affirmative vote of the holders of a majority in voting power of the shares of common stock present (in person or by proxy) at the Annual Meeting and entitled to vote on this proposal is required to approve the Amended and Restated 2004 Incentive Stock Plan that, in part, increases the shares authorized for issuance under the plan, increases the limit on the number of shares that may be granted to any one employee during a fiscal year, and extends the right to grant awards under the plan through June 1, 2033. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. If you abstain from voting on this matter, your shares will be counted as present and entitled to vote on the matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against this proposal. Broker non-votes are counted for purposes of establishing a quorum and are not considered entitled to vote on this proposal and thus will have no effect on the outcome of this proposal.

•

Proposal 5—Amendment to the Certificate of Incorporation. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on this proposal is required to approve the Amendment to the Certificate of Incorporation that increases the number of shares of common stock of the Company by 100,000,000 shares to 180,000,000 shares. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. If you abstain from voting on this matter, your shares will be counted as present and entitled to vote on the matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against this proposal. Brokers are generally authorized to vote on the increase in authorized shares of common stock, so broker non-votes are not expected on this proposal.

Revocation

You may revoke a previously submitted proxy at any time before it is voted at the Annual Meeting. Your last vote counts.

If you are a stockholder of record, in order to revoke a proxy, you must do one of the following prior to the taking of the vote at the Annual Meeting:

•	Provide written notice of revocation to CalAmp Corp. c/o Corporate Secretary, 15635 Alton Parkway, Suite 250, Irvine, California, 92618;

•	Deliver a valid proxy bearing a later date or submit a new later dated proxy by telephone or over the Internet; or

•	Voting while attending the virtual Annual Meeting by webcast. Attending the Annual Meeting along will not revoke your proxy.

A beneficial owner holding their shares in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the shares or by participating in and voting during the Annual Meeting.

All shares that have been properly voted by proxy without timely revocation will be voted at the Annual Meeting.

Participating in the Annual Meeting

This year’s Annual Meeting will be accessible only through the Internet. We are conducting a virtual online Annual Meeting so our stockholders can participate from any geographic location with Internet connectivity. We believe this is an important step to enhancing accessibility to our Annual Meeting for all of our stockholders and enhancing our ESG efforts by reducing the carbon footprint of our activities. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings, while providing an online experience available to all stockholders regardless of their location. The accompanying proxy materials include instructions on how to participate in the meeting and how you may vote your shares.

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on June 1, 2023, the record date, or hold a valid proxy for the meeting. To participate in the Annual Meeting, including to vote during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/CAMP2023 and enter the control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction form provided to you.

Regardless of whether you plan to participate in the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, we encourage you to log on to www.proxyvote.com and vote in advance of the Annual Meeting.

Stockholders may submit questions for the Annual Meeting’s question and answer session during the meeting through www.virtualshareholdermeeting.com/CAMP2023. We will post answers to stockholder questions received regarding our Company on our investor relations website at www.calamp.com after the meeting. We also will post a replay of the Annual Meeting on our investor relations website, which will be available following the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website or during the ten days prior to the meeting at www.proxyvote.com.

Your vote is very important. Regardless of whether you plan to virtually attend the Annual Meeting or not, we recommend that you vote as soon as possible. You may vote your shares over the Internet or via the toll-free telephone number above. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. Stockholders of record and beneficial owners will be able to vote their shares electronically at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers about the 2023 Annual Meeting and Voting beginning on page 96 of the Proxy Statement.

As part of the Annual Meeting, we will hold a Q&A session, during which we intend to answer all questions submitted by stockholders which are pertinent to the Company and the meeting matters, as time permits. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.calamp.com. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

The Annual Meeting will begin promptly at 10:00 a.m., Pacific Time, on Wednesday, July 26, 2023. Online check-in will begin at 9:45 a.m., Pacific Time, and you should allow approximately 5 minutes for the online check-in procedures.

Technical Assistance

Beginning a few minutes before and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

BUSINESS OVERVIEW

CalAmp Is a Connected Intelligence Company That Leverages a Data-Driven Solutions Ecosystem to Help People and Organizations Improve Operational Performance

Track, monitor and recover vital assets with real-time visibility and actionable insights
Global operations with a flexible and diversified outsourced manufacturing model
Telematics leader with 30+ years of experience and strong intellectual property
Secure and scalable Telematics Platform to collect and analyze data for all customers
Innovative and configurable software applications and solutions for key market verticals

We solve your most complex problems

CalAmp Leadership Reflected in Top Enterprise Wins in core Market Verticals

Transportation & Logistics • Environmental sensing • Cargo loss prevention • Real-time analytics	Government • Mixed fleet management • Operational cost reductions • Driver safety using AI

Industrial Equipment • Equipment monitoring • Asset utilization/recovery	Connected Car • Rental fleet management • Stolen vehicle recovery • Crash detection

We are a connected intelligence company that leverages a data-driven solutions ecosystem to help people and organizations improve operational performance. We solve complex problems for customers within the market verticals of transportation and logistics, commercial and government fleets, industrial equipment, K12 fleets, and consumer vehicles by providing solutions that track, monitor, and protect their vital assets. The data and insights enabled by CalAmp solutions provide real-time visibility into a user’s vehicles, assets, drivers, and cargo, giving organizations greater understanding and control of their operations. Ultimately, these insights drive operational visibility, safety, efficiency, maintenance, and sustainability for organizations around the world.

Currently, CalAmp is generating data for a global customer portfolio across an installed base of approximately 10 million devices reporting to our cloud-based platform. The magnitude and diversity of this data generation has played an instrumental role in the development of our flexible and scalable cloud platform, the CalAmp Telematics Cloud™ (“CTC”). CTC’s ability to ingest vast amounts and types of data is critical to our long-term strategy of providing differentiated insights to customers with a wide variety of needs and use cases. The platform also serves as the backbone for CalAmp’s software applications, which offer user-friendly interfaces to interact with the data and insights produced at the edge and in the cloud. Finally, to better address customer needs and enable a focused investment strategy, CalAmp is focused on enabling partnerships with third-party organizations, integrating devices, services, and application features into our consolidated solutions.

Our ability to provide a full stack solution to end-users across the globe uniquely positions us to capitalize on an estimated $62 billion total addressable market (“TAM”). The market in which we compete is highly fragmented, with the majority of competitors serving a range of subsets of CalAmp’s addressable market. We believe that this fragmentation will allow us to offer unparalleled value through a consolidated solution set. We are focusing on transforming towards this vision by building out data-driven solutions, a robust portfolio of partners, and a world-class team of people.

The complexity that exists within CalAmp’s operating environment continues to be primarily driven by macroeconomic conditions, competitive markets, global regulatory environments, technological evolution, global supply chain complications, the COVID-19 pandemic, and other macro-political and economic factors. We believe that the effect that these factors have on our customers further substantiates and augments the value of our solutions. As our customers’ operating complexity and costs continue to rise, the deployment of advanced telematics solutions becomes even more imperative. To maintain or enhance market share, revenue, profitability, and customer satisfaction, our customers require optimally efficient operating strategies, enabled by the visibility that CalAmp solutions provide.

Our Solutions

CalAmp Telematics Cloud (“CTC”). Since not all customers’ needs are the same, we offer flexible solutions to meet the requirements of varying organizations, business processes and operational strategies. At the core of the CalAmp approach is the CTC platform. This dependable and highly scalable platform seamlessly integrates with our edge computing products to provide customers detailed information and insights via Application Programming Interfaces (“APIs”) or software applications built on this platform. The information captured here helps companies more efficiently manage their vital assets including fleet video intelligence, remote asset tracking, real-time crash response and driver behavior scoring, among others. Customers can choose to access this information via intuitive purpose-built Software-as-a-Service (“SaaS”) applications and/or they can programmatically integrate information from CTC with their own custom in-house applications and workflows using open APIs also offered by CalAmp. In this way, customers who want a complete turnkey solution can quickly leverage CalAmp’s information and insights while those customers wishing to integrate that information into their own applications and processes can easily do so, also.

Intuitive SaaS Applications. We provide our customers with intelligent analytics and reporting solutions that are accessible via a single view, user-friendly interface through a SaaS-based application designed to address market needs. The CalAmp application, is purpose-built for fleets, transportation and logistics needs, and industrial equipment, turning multiple data feeds from previously unconnected networks of vehicles, drivers and associated assets into clear and actionable insights that optimize operations, increase productivity and deliver compelling return on investment for virtually any business challenge. The applications also deliver real-time visibility about the location and environmental status of pharmaceuticals, electronics, food or other perishables from the manufacturing plant or point of origin to the point of delivery, helping to manage quality and compliance across land, air or sea shipments. Our K-through-12 solutions include Here Comes The Bus®, an award-winning mobile application that provides real-time school bus location through push notifications and email alerts to help family members monitor bus arrival and keep students safe. Bus Guardian™ enables contact tracing and hygiene verification to keep students, drivers and other school staff safe amid the COVID-19 pandemic.

CalAmp Marketplace. The CalAmp Marketplace provides enhanced contextual information from third party systems or partners that augment the core telematics data being captured by CTC to provide customers with improved understanding of their business. Examples of these value-added insights include crash detection and notifications that speed life-saving assistance to drivers and fleet operators, and predictive remote diagnostics that enable preemptive alerts about vehicle issues before critical failures occur. This valued-added information provided by all the CalAmp Marketplace offerings bolsters the value we provide customers while also improving customer retention rates.

CalAmp Developer Portal. The CalAmp Telematics Cloud is the core engine that enables seamless management of data through a diverse set of assets, from service vehicles to high-value equipment. CTC is an enablement platform that connects our customers to edge data and insights for a wide range of applications and software services. Through

CTC CalAmp provides the Developer Portal to facilitate integration with third-party applications through open APIs. Our partners leverage the multiple APIs we’ve created to rapidly deliver full-featured telematics solutions available to our mutual customers and markets. Our proven CTC platform is architected to integrate with numerous global Mobile Network Operator account management systems and leverage these carrier backend systems to provide customers access to services that are essential for creating and managing flexible end-to-end solutions.

Flexible Edge Computing Products. We offer a series of telematics edge products that serve as the foundation of our mobile connected ecosystem by collecting data insights from vehicles, drivers, assets, and cargo. These wireless enabled devices—including asset tracking units, mobile telematics devices, fixed and mobile wireless gateways and routers—underpin our wide range of proprietary and third-party software applications and services for business-critical deployments demanding secure and reliable communications and controls anywhere in the world. Our customers select our products and solutions based on optimized feature sets, programmability, configurability, manageability, long-term support, reliability and, in particular, overall value.

Growth Strategy — Capitalize on $62B Total Addressable Market

Over the past several years, we have been focused on growing our subscription-based business through expanded data and application-driven solutions offerings. This transition has been driven by our desire to enhance the customer experience and maximize the value proposition that we provide our customers. By transforming our business model and solutions portfolio to focus on data-driven insights and the application experience, we offer customers the value and convenience of a consolidated full stack solution, while providing stockholders with the confidence that accompanies an increasingly recurring and predictable revenue model.

We operate at the nexus of several large market opportunities, including fleet, transportation and logistics, supply chain and connected-vehicle ecosystems, which includes tracking, monitoring, and recovering high-value vehicles, equipment, cargo and other vital assets in the markets around the world. We also operate at global scale, with a presence in the North American, EMEA, LATAM, and APAC regions, with plans to continue growing across the board. We believe these market opportunities constitute a TAM of approximately $62 billion. To capitalize on this TAM, our growth strategy includes the following key elements:

•

Drive Ongoing Transformation to SaaS Business Model. We are relentlessly pursuing our goal to grow our software and subscription services business. To accomplish this goal, our team is focused on continual innovation across our proprietary full stack solution. We believe that by leveraging our existing brand presence and customer base, we can drive growth through the adoption of our software applications and open API solutions. As we continue to drive significant subscriber growth, the increased volumes of data will drive our innovation roadmaps towards increasingly unique and differentiated solutions. This strategy begins with converting the legacy installed base to SaaS arrangements, while simultaneously ramping up SaaS sales volumes to both new and existing customers.

•

Launch New Innovative Software Solutions in the Emerging Connected Asset Market Worldwide. Across the globe, we have established highly recognizable brands, as well as strong and unique relationships with the most reputable companies in each of our verticals. This is a direct result of our ability to consistently push the frontiers of innovation and develop customer-focused solutions. With innovation as a central component of our culture, we continue to develop new telematics solutions for the connected asset market such as our award-winning iOn™ application, Here Comes the Bus application and Bus Guardian solution.

•

Expand in Key Verticals and Target Geographies. We continue to leverage our existing customer relationships and international subscribers to further expand into global markets including Latin America, Europe, Middle East & Africa, and Asia Pacific. Our global expansion strategy is focused on countries with anticipated demand for our full stack of SaaS applications and data services. The launch of iOn in EMEA demonstrates our commitment to execute on this strategy and extend the value of our CTC platform and applications into global markets. We expect this strategy to generate significant growth over time as our international solutions continue to mature and adjust to unique regional market needs.

•

Continue to Help Customers Realize the Value of Fully Connected Ecosystems. Because CalAmp solutions are capable of connecting diverse asset portfolios and offering consolidated insights, the value of our solution grows as we become more embedded across customers’ operational ecosystems. This value is not only attractive to new customers looking for a consolidated solution, but it is also the basis for our ability to upsell existing customers. As our teams continue to build out innovative data services and edge capabilities, we expect to see significant average revenue per unit (“ARPU”) expansion and new customer growth.

Our People Strategy—Focus on our Greatest Asset

People are our greatest asset, and we are committed to being an employer of choice in our industry. Our employees engage in meaningful work with access to cutting-edge tools and technologies to develop solutions that disrupt entire industries. We proudly offer the security of an established publicly traded technology company, yet nurture and embody an entrepreneurial spirit. We give our employees a comprehensive compensation package and robust benefits that support the whole person.

CalAmp’s strategic leadership comes from a solid base of worldwide experience in technology, from connected vehicles to networking to public safety to energy and beyond. The executive team has years of expertise in both start-up and enterprise environments designing software and hardware for a wide variety of applications.

As of May 15, 2023, we had 652 employees globally and from time to time we also hire contract workers. None of our employees or contract workers are represented by a labor union. The contracted workers are generally engaged through independent temporary employment agencies.

Our HR Mission

Our HR mission is to create a winning culture that fosters innovation, collaboration, exceptional performance, and personal accountability with balanced attention to work and personal life issues.

Our Core Values—We believe celebrating employees and their achievements is the key to building a winning culture. We define and measure our winning culture by how quickly we innovate, how effectively we execute, how inclusive our environment is, and our willingness to place customer success at the forefront of everything we do.

Our Core Values support the company vision and embrace the culture and experience we want our employees and customers to have. Sharing these common values will help guide us and build internal cohesion towards our winning culture.

Diversity & Inclusion—We continually strive to be a deeply inclusive employer with diversity reflected in our teams. We encourage employees to truly be themselves and thrive in an environment where their voices matter, differences are understood and valued, and where they are supported to express their unique ideas openly. We aim to foster a highly engaged and energized workplace, where everyone is treated with dignity and respect and is excited to achieve more.

In addition to incorporating Inclusion into our Core Values and performance review process, we are also diversifying interview teams by adding employees from under-represented groups into the decision-making process. Training on bridging diversity gaps has also been provided to employees to further drive an inclusive culture and build upon employee engagement.

As of March 2023, our global employee base was 32% female and new hires were 41% female.

In the US, the national employee base is 44% BIPOC (Black, Indigenous, and People of Color). Breaking down that BIPOC representation further: 6% Black, 11% Hispanic/Latino, 25% Asian, and 2% Multiracial or other.

Compensation & Benefits—CalAmp’s benefits are centered around our greatest strength: our people. We strive to care for the whole employee. Our aim is to continually offer an inclusive benefits program that empowers our people to choose benefits according to their needs. This includes offering a robust package of rich benefits that expand from strong healthcare plans to an employee stock purchase program. As a company, we not only care about the current state of our employees but their futures as well. That is why we offer a company 401(k) match of up to 4% towards their retirement with no vesting period. Our employees enjoy a generous PTO plan—whether salaried or hourly—they get the time they need to be with family, friends, or to take a mental health day. We are dedicated to taking care of our employees and their families every step of the way. We will continue to seek out innovative benefit programs, top rated vendors, cutting-edge solutions and integrated programs that improve the health of our employees and their families—while anticipating, adapting and staying ahead of market trends to control costs for the benefit of our employees and the company.

Wellness—We carefully plan our wellness programs annually to offer an array of opportunities for employees that focuses on the whole person. This includes financial, physical, emotional and environmental to ensure every element is supported. We believe our employees benefit the most using this well-rounded approach to target the multiple factors of their overall well-being. Our wellness program includes financial seminars, employee assistance programs for employees and their families, walking challenges, health competitions, Wellness Wednesdays, healthy treats, chess tournaments, mindfulness webinars, chair massages and a wealth of virtual and local resources. Wellness incentives are also offered to motivate our employees and their spouses to complete essential health goals each year in a proactive manner, ensuring their wellbeing is top-of-mind.

Talent Development—Providing employees with opportunities to increase knowledge and develop skills makes them feel valued. It gives them a sense of being invested in and recognition of their potential. We invest in our employees’ professional development by offering a variety of training programs. We have developed a Training & Education Reimbursement Program which provides an annual fund of training dollars to employees who are motivated for self-development. Employees can seek out job-related degrees or trainings for job enhancement, personal enrichment, and growth. Further, we offer a variety of on-site and virtual training programs throughout the year that support leadership development. Courses range from fundamentals such as PowerPoint and Presentation skills, to Program Management, Negotiations, and Developing High Performing Teams. More recently we launched our Global Career Paths to give employees a visual of how they can grow and develop within CalAmp. All of this information is held in one central location, our newly created Career Opportunities & Trainings page, for easy access by all employees. Through our programs, employees are given the tools which set them up for success and allow them to approach their work with a greater level of self-assurance and confidence.

Flexible Work Schedule—We embrace a hybrid model – 3 days in the office, 2 days remote.

Community Care—We provide opportunities for our employees to stay involved in the communities around them. We know the importance of caring for our communities is essential to our employees’ well-being. Therefore, we love to be a part of the solution and see our communities flourish. We know we can’t solve world hunger; however, we can join the battle to fight the hunger around us. That is why we hold annual food drives globally, to provide meals for those that need support.

We also have Paid Volunteer Hours. Our employees get to choose a cause, a date and a time that works for them. We aim to support our communities and our employees’ journeys to do the same. This means giving our employees the freedom to care for their communities in ways they are most passionate about. Employees can use these hours to give back to their local community, church, or charity organization. They are encouraged to use this time with their family, friends, or even coworkers in a way to support the Wining Culture of CalAmp.

Employee Engagement—We have implemented tools to encourage, foster, track and improve employee engagement. We have a global internal communication portal, employee recognition and service awards, as well as tools for setting both individual and team goals. Various pulse surveys have been used to track and measure employee wellbeing. This year we formed our Social Committee comprised of employees from around the globe. Our Social Committee assists with planning company and wellness events and provides us with different perspectives. This is to ensure we consider varying cultures, families, locations and other barriers or differences so we can find solutions and provide activities all our employees can benefit from. Employee engagement is an indicator of employee well-being and commitment to our values, purpose, and strategies.

Our Commitment to Corporate Sustainability

We continually seek to improve and enhance our governance programs. This year, we are pleased to share with our stockholders an update on our Environmental, Sustainability and Governance (“ESG”) efforts. We believe that responsible and sustainable business practices support our long-term success as a company. While those practices help keep our communities and our environment vibrant and healthy, they also lead us to more efficient, resilient, and profitable business operations. They also help us assist our customers in meeting their ESG targets. We believe that being an industry leader is not just about having talented employees or innovative products, but it is also about doing business the right way, every day. That is why our commitment to sound corporate social responsibility (or “CSR”), is deeply rooted in all aspects of our business.

Sustainable Products

We take responsibility for how our products impact the environment and communities. We believe transparency enhances accountability, helping us improve the long-term sustainability of our products and business.

Responsible Supply Chain

The need for greater transparency and reliability are driving behavioral change in corporate supply chains, especially as a result of the COVID-19 pandemic. We embrace and facilitate this change with our forward-thinking, responsible supply chain program, based on a commitment to collaborate with suppliers and key stakeholders to ensure that our value chain is reliable, socially responsible, and sustainable.

Ethical Business Practices

Integrity is a core value of our company culture—one that we work hard to maintain in order to earn the trust of our customers and business partners, to inspire our employees, and to deliver value for our stockholders and improve our communities.

Advancing a Better Environment

As we look to the future, we recognize that environmental stewardship is critical to the long-term success of our company, our customers and other stakeholders. We are fully committed to responsible use of the earth’s natural resources and we strive to minimize any impact on climate change as we work together to create a better future.

Enhancing Vibrant Communities

We believe that corporate sustainability should go beyond environmental and labor considerations to provide a positive social impact on the local communities in which we operate across the globe.

Our Governance and Nominating Committee oversees our ESG and CSR policies and programs. Information regarding our ESG activities is available in our corporate social responsibility report entitled “2023 Corporate Sustainability Report”, available on the ESG tab of our website at www.calamp.com (which is not incorporated by reference herein). Below are some highlights from our 2023 Corporate Sustainability Report: We believe there is a fundamental link between and among our telematics solutions supporting the mobile connected economy, the people of CalAmp, our partners, the communities in which we work and live, and the planet that is home to us all.

Our Telematics Solutions

•   Leveraging our telematics cloud, we deliver an array of SaaS applications, telematics subscription services and edge computing products that can minimize waste and dramatically improve driver and vehicle safety.

•   By enabling load and route optimization, our CalAmp iOn Suite of Telematics Services and smart devices directly lead to fuel savings, lower greenhouse gas emissions and extended, more efficient service life for monitored vehicles.

Our Partners

•   All of our contract manufacturers are ISO 14000 certified.

•   We have actively transitioned our supply chain to Tier 1 manufacturers that are geographically closer to our markets. For example, by moving manufacturing to Mexico from China, we reduced the quantity and frequency of air freight and cargo shipments, which has less of a carbon impact on the environment.

•   We comply with Dodd-Frank conflict minerals and work to eliminate suspicious smelters from our supply chain. We also comply with UK’s Modern Slavery Act and California’s Transparency in Supply Chains Act.

Our Communities

☐  We are helping to build safer communities through initiatives like Here Comes The Bus®, our award-winning school bus location solution built with our subsidiary, Synovia Solutions, that lets parents know when school buses are arriving at their nearest stop. One county in North Carolina transformed their use of Here Comes The Bus to ensure the delivery of hot breakfasts and lunches to children who were kept out of school by the COVID-19 pandemic.

☐  We have taken an active role in Together for Safer Roads, a partnership that crosses industry boundaries to address the most challenging road safety issues in five categories: road safety management, safer roads and mobility, safer vehicles, safer road users, and post-crash response.

☐  Across all of our global offices, we promote charitable giving and volunteering, with programs such as Adopt-a-Highway, which clearly fits our mission, but also through regular volunteering by employees at local food banks as well as donations to clothing and food drives across all our offices.

Our Planet

☐   Our connected vehicle solutions not only reduce costs for fleet operators, but they also result in safer roads and less fuel consumption, which results in fewer greenhouse gases being produced.

☐   We have taken a number of steps to improve our groundbreaking technologies, leading to even greater efficiencies and environmental benefits which include:

Over The Air Updates—rather than requiring vehicles to travel to a central location for software or firmware updates, we can provide these improvements remotely for many of our systems.

Low Power Batteries—by taking advantage of newer technologies and engineering approaches, our IoT solutions are moving towards a future where batteries can last much longer, with less waste and fewer service calls to replace batteries.

Electric Vehicle Support—our solutions support the constant monitoring of battery health for electric and hybrid vehicles.

Compliant Designs—all CalAmp designs for the past 10 years are ROHS and REACH compliant.

Water Conservation—by design, our products require no water during the production process and generate no effluent.

Landfill Reduction—to reduce the amount of waste going to landfill, we focus on scrap reduction and reuse of materials where possible.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors is currently comprised of eight members. Based on the recommendation of the Governance and Nominating Committee, the Board has nominated the following eight persons to be re-elected at the Annual Meeting, each of whom, other than Mr. Gardner, will hold office until the next Annual Meeting of Stockholders or until his or her successor shall has been duly appointed or elected and qualified:

•	Jeffery Gardner

•	Scott Arnold

•	Jason Cohenour

•	Wesley Cummins

•	Henry Maier

•	Roxanne Oulman

•	Jorge Titinger

•	Kirsten Wolberg

On May 10, 2023, Jeff Gardner and CalAmp entered into a Separation Agreement (the “Separation Agreement”) providing for Mr. Gardner’s separation from the Company. In accordance with the Separation Agreement, Mr. Gardner will remain employed as the Company’s President and Chief Executive Officer through the earlier of October 30, 2023 and such date as is determined by the Board (the “Separation Date”). In accordance with the terms of the Separation Agreement, Mr. Gardner has submitted his resignation from the Board to be effective as of the Separation Date. Mr. Gardner’s separation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On June 21, 2022, B. Riley Asset Management, LLC (“B.Riley”), 272 Capital Master Fund Ltd. (“272 Capital” and, together with B.Riley, “BRAM”) and CalAmp entered into a Cooperation Agreement (the “Cooperation Agreement”) in order to, among other things, establish the terms and conditions of the appointment of Wesley Cummins to the Board of Directors. As contemplated by the Cooperation Agreement, Mr. Cummins was appointed to the Board on June 21, 2022. On March 9, 2023, the Company and Mr. Cummins extended the term of the Cooperation Agreement through the date of this 2023 Annual Meeting pursuant to Section 5(a) of the Cooperation Agreement. In accordance with such extension, the Company served a timely Re-Nomination Offer for the 2023 Annual Meeting nomination and Mr. Cummins served a timely Re-Nomination Acceptance. Pursuant to the Cooperation Agreement, BRAM has agreed to vote all of its shares of common stock in favor of all directors nominated by the Board for election, subject to certain exceptions set forth in the Cooperation Agreement.

Each of the eight nominees currently serves as a director on the Board. The biographical information on each nominee and related information, including the committee memberships, is set forth below.

The Board recommends that you vote “FOR” the election of each of the above-listed eight nominees for re-election to the Board. The persons named as proxies on the enclosed proxy card will vote the proxies received by them for the election of each of these eight nominees. Each nominee has indicated a willingness to serve as a director. Although the Board expects that the eight nominees will be available to serve as directors, if any of them should be unwilling or unable to serve, the Board may decrease the size of the Board or may designate substitute nominees, and the proxies will be voted in favor of any such substitute nominees.

The Board of Directors recommends a vote “FOR” each of the eight nominees listed in this Proxy Statement.

Board of Directors Information

In evaluating the nominees for the Board of Directors, the Board and the Governance and Nominating Committee took into account the qualities they seek for directors, and the directors’ individual qualifications, skills, and background that enable the directors to effectively and productively contribute to the Board’s oversight of CalAmp. When evaluating re-nomination of existing directors, the Committee also considers the nominees’ past and ongoing effectiveness on the Board and, with the exception of Mr. Gardner, who is an employee, their independence.

In selecting the eight director nominees, the Governance and Nominating Committee and the Board has focused on selecting qualified, diverse, independent directors, with strong industry credentials and extensive experience, and who have exhibited leadership within the SaaS, technology, communication, logistics and transportation industries. The Board believes it has selected director nominees with diverse experiences and backgrounds who will continue to work together constructively with a focus on operational excellence, financial strength and stockholder value.

Biographical Information

Jeffery R. Gardner President and Chief Executive Officer (“CEO”)

Background

Mr. Gardner has been President and CEO of CalAmp since July 25, 2020, and has been a Director of CalAmp since January 2015. He served as the president and CEO of Brinks Home Security, a provider of home security systems, from 2015 until February 2020. From 2005 until 2015, he was a member of the board of directors of, and from 2005 to 2014, he was the president and chief executive officer of, Windstream Holdings, Inc., a leading provider of advanced network communications and technology solutions, including cloud computing and managed services to businesses nationwide. Before joining Windstream, he served as executive vice president and chief financial officer of Alltel Corp., a wireless provider. Earlier, he held a variety of senior management positions at 360 Communications, which merged with Alltel in 1998.

Mr. Gardner has served as a director of Qorvo, Inc. (NASDAQ: QRVO), a semiconductor company, since 2015. Mr. Gardner received a bachelor of arts degree in finance from Purdue University and a master’s degree in business administration from The College of William and Mary. He is currently an NACD Board Leadership Fellow and NACD Governance Fellow, and he previously served on several national associations including the Business Roundtable and the United States Telecom Association.

Qualifications and Skills

Mr. Gardner’s individual qualifications and skills as a director include his wealth of leadership experiences as a CEO of CalAmp and other highly successful technology companies, and his financial expertise.

Age:	Director since:	Board committees:	Other current public company boards:
63	January 2015	None	Qorvo, Inc. (NASDAQ: QRVO)

Scott Arnold President and CEO, AuditBoard Independent

Background

Mr. Arnold serves as the President and CEO of AuditBoard, a privately-held leading cloud-based solutions provider of audit, risk and compliance services, a position he has held since July 2020. Prior to this role and from July 2017, Mr. Arnold was the President of Shutterfly Enterprise, a division of Shutterfly, Inc. (NASDAQ: SFLY), in charge of Shutterfly Business Solutions, which manages marketing and customer communication programs, that was acquired in 2019 by Apollo Global Management. He served from May 2013 to April 2016 as president and CEO at AppSense, a leading provider of user environment management solutions enabling a productive, secure workspace. Prior to joining AppSense, from July 2007 to August 2012, Arnold held the roles of COO and then president and CEO of MarketTools, Inc., a Software as a Service (SaaS) market research company. From November 2003 to November 2005, he was COO and Interim CEO of Borland Software, a software company that facilitates software development projects.

Prior to his operating roles, Mr. Arnold was a partner at McKinsey & Company where he served clients across technology and telecom industries and helped build the Firm’s practice in Silicon Valley. Mr. Arnold holds a BS degree in Electrical Engineering from Duke and an MBA degree from the Stanford Graduate School of Business.

Qualifications and Skills

Mr. Arnold was chosen to serve on our Board because of his extensive background in SaaS and enterprise software, along with a passion for optimizing customer experiences and driving product innovation.

Age:	Director since:	Board committees:	Other current public company boards:
59	June 2019	Audit Human Capital	None

Jason Cohenour Former President, CEO and Director, Sierra Wireless, Inc.(NASDAQ: SWIR) Independent

Background

Mr. Cohenour served as the President, CEO and director of Sierra Wireless, Inc., a Nasdaq listed manufacturer of high-performance cellular networking for mission critical applications, from 2005 until June 2018, and held other senior management positions with Sierra Wireless, including COO, from 1996 until 2005. Mr. Cohenour currently serves as a director on the boards of Lantronix, Inc. (NASDAQ: LTRX), a global Industrial and Enterprise internet of things provider, since November 2022, RF Industries, Ltd. (NASDAQ: RFIL), a manufacturer and marketer of interconnect products and systems, since September 2022, and Blackline Safety (OTCNKTCS: BLKLF), a global connected safety technology company, since September 2022. Mr. Cohenour also served as a director of Ikanos Communications, Inc. from 2014 until August 2015, when that company was acquired by Qualcomm, and Epic Data International, Inc. from 2004 to 2010. Mr. Cohenour has a BS degree in Business Administration from the University of Rhode Island.

Qualifications and Skills

Mr. Cohenour was chosen to serve on our Board because of his many years of experience in technology, with a concentration in the mobile wireless communications and Internet of Things (“IoT”) markets, including leading numerous equity financing and M&A transactions.

Age:	Director since:	Board committees:	Other current public company boards:
62	June 2019	Governance and Nominating (Chair) Audit	Lantronix, Inc. (NASDAQ: LTRX) RF Industries, Ltd. (NASDAQ: RFIL) Blackline Safety Corp. (OTCMKTS: BLKLF)

Wesley Cummins President of B. Riley Asset Management; CEO and Director of Applied Blockchain (NASDAQ: APLD) Independent

Background

Wesley Cummins is President of B. Riley Asset Management, an institutional asset management arm of B. Riley Financial (NASDAQ: RILY), a financial services firm, a position he has held since 2021. Mr. Cummins serves as Chief Executive Officer and Chairman of the board of directors of Applied Digital Corporation (NASDAQ: APLD), a builder and operator of next-generation datacenters (which he co-founded), since March 2021, having previously served on its board from 2007 until 2020. Mr. Cummins served as Chief Executive Officer of 272 Capital, a registered investment advisor which focused primarily on investing in technology hardware, software and services companies, which he founded in 2020 and sold to B. Riley Financial in 2021. From 2012 to 2021, he was a research analyst at Nokomis Capital, L.L.C., an investment advisory firm, where he led technology investing. Mr. Cummins holds a B.S. in Business Administration from Washington University in St. Louis, where he majored in finance and accounting.

Mr. Cummins has served as a member of the board of directors of Sequans Communications S.A. (NYSE: SQNS), a fabless designer, developer, and supplier of cellular semiconductor solutions for massive, broadband, and critical Internet of Things (IoT) markets, since June 2018, and as a member of the board of directors of Vishay Precision Group, Inc. (NYSE: VPG), an internationally recognized designer, manufacturer and marketer of resistive foil technology, sensors, and sensor-based systems to niche, industrial applications, since 2017. Mr. Cummins served as a member of the board of directors of Telenav, Inc. (NASDAQ: TNAV), a wireless application developer specializing in personalized navigation services, from 2016 to 2021.

Qualifications and Skills

Mr. Cummins’ qualifications to serve as a director include his extensive board and leadership experience, including as CEO of a public company, and his over 20 years of experience as a technology investor.

Age:	Director since:	Board committees:	Other current public company boards:
45	June 2022	Cybersecurity	Sequans Communications S.A. (NYSE: SQNS) Vishay Precision Group, Inc (NYSE: VPG) Applied Digital Corporation (NASDAQ: APLD)

Henry J. Maier Former President and CEO FedEx Ground Independent

Background

Mr. Maier retired from service as president and CEO of FedEx Ground, a subsidiary of FedEx Corporation (NYSE: FDX), in June 2021, after holding that position since 2013. Mr. Maier has over 40 years of experience in the transportation industry, including more than 30 years at FedEx companies. His FedEx career includes various leadership positions in logistics, sales, marketing and communications. Prior to serving as President and Chief Executive Officer, Mr. Maier was an executive vice president of FedEx Ground and responsible for all the company’s strategic planning, contractor relations and corporate communications programs. He also served on the Strategic Management Committee of FedEx Corporation, which sets the strategic direction for the FedEx enterprise. Mr. Maier graduated from the University of Michigan with a bachelor’s degree in economics.

Mr. Maier has served as a director of CH Robinson Worldwide Inc. (NASDAQ: CHRW), a provider of multimodal transportation services and third-party logistics since February 2022, a director of CarParts.com, Inc. (NASDAQ: PRTS), an ecommerce provider of automotive parts, since April 2021, and a director of Canada Pacific Kansas City Limited (NYSE: CP), a railroad transportation company, since its acquisition of Kansas City Southern (that traded on NASDAQ and where he served on its board since 2017) in December 2021.

Qualifications and Skills

Mr. Maier was chosen to serve on our Board because of his over 40 years of experience in the transportation industry, his significant experience and expertise in the areas of capital markets, corporate governance and logistics, and his public company board experience.

Age:	Director since:	Board committees:	Other current public company boards:
69	June 2021	Human Capital Governance and Nominating	CarParts.com (NASDAQ: PRTS) CH Robinson Worldwide Inc. (NASDAQ: CHRW) Canada Pacific Kansas City Limited (NYSE: CP)

Roxanne Oulman Former EVP & CFO Medallia, Inc. (NYSE: MDLA) Independent

Background

Ms. Oulman served as the EVP and CFO of Medallia, Inc., an NYSE listed SaaS company, until June 3, 2022, a position she held since November 2018. Previously, she served as CFO of CallidusCloud, a publicly held SaaS company, from November 2016 until September 2018. From 2013 to 2016, Ms. Oulman held leadership positions at CallidusCloud, which was acquired by SAP in April 2018. From 2011 to 2013, Ms. Oulman served as Interim Chief Financial Officer, and subsequently as an adviser, at Thoratec Corporation, a biomedical device company, and from 2004 to 2011, she held several other financial leadership positions at Thoratec Corporation. From 1999 to 2004, Ms. Oulman was a General Manager and Western Regional Controller at Zomax, Inc., a logistics and supply chain company. Ms. Oulman has a BS degree in Accounting from Minnesota State University, Mankato and an MBA degree from University of the Pacific—Eberhardt School of Business.

Qualifications and Skills

Ms. Oulman was chosen to serve on our Board because of her background as a proven public SaaS company CFO with experience in leading profitable, innovative companies, as well as her customer experience skills and skills relating to financial statement and accounting matters.

Age:	Director since:	Board committees:	Other current public company boards:
52	August 2018	Audit (Chair) Cybersecurity	None

Jorge Titinger Principal of Titinger Consulting Independent

Background

Mr. Titinger is the principal of Titinger Consulting, a private consulting and advisory services firm that he founded in 2016. Mr. Titinger served as President, Chief Executive Officer and a member of the board of Silicon Graphics International (SGI), a NASDAQ listed manufacturer of computer hardware and software, from February 2012 until November 2016, when SGI was acquired by Hewlett Packard Enterprise. Previous to SGI, from June 2008 to July 2011, Mr. Titinger held several executive positions at Verigy Ltd., a company in the semiconductor automated test equipment industry, culminating as President, Chief Executive Officer and member of the board. Prior to Verigy, Mr. Titinger was Senior Vice President and General Manager of Product Business Groups at Form Factor, Inc., a company in the probe card technology business, from November 2007 to June 2008. Mr. Titinger previously held executive and general management positions at KLA-Tencor Corporation and Applied Materials, Inc., both companies in the semiconductor equipment industry, MIPS Computer Systems, Inc., a company in the graphics computing industry, and Hewlett-Packard Company. Mr. Titinger holds BS and MS degrees in Electrical Engineering and an MS degree in Engineering Management, all from Stanford University.

Mr. Titinger has served as a director of Axcelis Technologies Inc (NASDAQ: ACLS), a company that designs, manufactures, and services capital equipment for the semiconductor manufacturing industry, since 2019, and of a director of FormFactor, (NASDAQ: FORM), a provider of semiconductor wafer test technologies and expertise, since June 2021. Mr. Titinger formerly served as a director of Xcerra Corporation, a provider of semiconductor and electronics test products and services, from 2012 until it was acquired by Cohu, Inc. in 2018, and as a director of Cohu, Inc., a NASDAQ listed semiconductor-service company that provides critical manufacturing equipment to chip producers, until June 2021, and as a director of Hercules Capital, Inc., a specialty finance company and leading venture lending platform, from 2017 until 2020 .

Qualifications and Skills

Mr. Titinger was chosen to serve on our Board because of his extensive board and executive level experience with publicly held technology companies.

Age:	Director since:	Board committees:	Other current public company boards:
62	June 2015	Human Capital (Chair) Cybersecurity	FormFactor (NASDAQ: FORM) Axcelis Technologies Inc. (NASDAQ: ACLS)

Kirsten Wolberg Former Chief Technology and Operations Officer of DocuSign, Inc. (NASDAQ: DOCU) Independent

Background

Ms. Wolberg served as the Chief Technology and Operations Officer for DocuSign, Inc. (NASDAQ: DOCU) from October 2017 to February 2021. From January 2012 to October 2017, Ms. Wolberg was a Vice President at PayPal, Inc., a subsidiary of PayPal Holdings, Inc. (NASDAQ: PYPL), where she served in various executive roles including as Vice President, Technology from 2012 to 2015. Prior to that, Ms. Wolberg was Chief Information Officer for Salesforce (NYSE: CRM) from May 2008 to September 2011.

Ms. Wolberg has served as a director of SLM Corporation, commonly known as Sallie Mae (NASDAQ: SLM), a provider of consumer banking and educational loans, since 2016 and a director of Dynatrace (NYSE: DT), a provider of software intelligence platforms, since March 2021. Ms. Wolberg also serves on the board of directors of a nonprofit organization in the workforce development space, Jewish Vocational Services (JVS). Ms. Wolberg holds a B.S. in Business Administration with a concentration in Finance from the University of Southern California and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Qualifications and Skills

Ms. Wolberg’s was chosen to serve on our Board because of her extensive experience in technology for SaaS-based companies, including Salesforce.com, PayPal and DocuSign, allows her to provide valuable insight to the Board of Directors in the areas of information technology, cyber security and business operations.

Age:	Director since:	Board committees:	Other current public company boards:
55	September 2020	Cybersecurity (chair) Governance and Nominating	Sallie Mae (NASDAQ: SLM); Dynatrace (NYSE: DT)

THE CALAMP BOARD OF DIRECTORS AND

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines, which were updated in April 2023, that provide the framework for the governance of CalAmp and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to stockholders. The current version of our Corporate Governance Guidelines is available in the Corporate Governance section of the Company’s website at www.calamp.com. We are in compliance with the current corporate governance requirements prescribed by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Nasdaq.

•

Diversity. The Governance and Nominating Committee considers and evaluates director candidates in the context of an assessment of the anticipated needs of our Board as a whole in order to achieve a diversity of occupational and personal backgrounds and a variety of complementary skills so that, as a group, our Board will possess the appropriate talent, skills and expertise to oversee our business. When considering candidates as potential Board members, the Board and the Governance and Nominating Committee evaluate the candidates’ ability to contribute to such diversity. The Board assesses its effectiveness in this regard as part of its annual Board and director evaluation process.

•

Board Refreshment. Our Board’s composition also represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors (with five new directors on-boarding and three directors leaving in the last five years). Most recently, Kirsten Wolberg was appointed to the Board effective September 1, 2020, Henry Maier was appointed to the Board effective June 1, 2021 and Wes Cummins was appointed to the Board effective June 21, 2022.

The following graphs set forth the composition of our Board of Directors by gender, age and tenure.

The SEC recently enacted Nasdaq listing rules that require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require most Nasdaq listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. Accordingly, we are in compliance with Nasdaq’s diversity requirement. The Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

Board Diversity Matrix

Total Number of Directors	8

	Female	Male

Part I: Gender Identity

Directors	2	6

Part II: Demographic Background

Hispanic or Latinx	-	1

White (not of Hispanic or Latinx origin)	2	5

LGBTQ+	-	-

Did Not Disclose	-	-

Limit on Number of Other Public Directorships

We have a policy that limits the number of other public company boards on which our directors may serve. Under this policy, CalAmp directors who also serve as CEOs or in equivalent positions should not serve on more than two other public company boards in addition to our Board, and other directors should not serve on more than four other public company boards in addition to our Board. In light of the circumstances surrounding Mr. Cummins’ appointment to the Board and the terms of the Cooperation Agreement governing his nomination, the Board waived its overboarding policy exclusively for Mr. Cummins.

Director Stock Ownership

We have established stock ownership guidelines for non-employee directors and executive officers. Pursuant to these guidelines, non-employee directors are expected to own shares of our common stock with an aggregate acquisition date market value of at least three times the amount of the annual base retainer of $60,000. Each director is expected to come into compliance with these guidelines by the fifth anniversary of his or her appointment as a director. Each of our non-employee directors who has served for five or more years is in compliance with these requirements. The securities that count toward these stock ownership guidelines is identical to the stock ownership guidelines for executive officers, which is described on page 74.

Communication with Management

We have devoted significant effort in recent years to enhancing communication between our Board and management and have adopted the following practices to promote clear, timely and regular communication between directors and management:

•

Business Updates. In between Board meetings, management provides our Board with updates on our business performance on at least a quarterly basis and more often when there is a significant or unusual events impacting the business.

•

Meeting Agendas and Presentations. Our Chair of the Board and committee Chairs regularly communicate with management to discuss relevant meeting topics and the development of the agendas and presentation materials.

•	Developing Matters. In between Board meetings, directors receive prompt updates from management on developing matters affecting our company and our business.

•

Reference Materials. Directors also regularly receive quarterly strategy updates, securities analysts’ reports, investor communications, company publications, news articles and other reference materials.

Director Orientation and Education

All new directors participate in an extensive director orientation program. New directors engage with members of the executive team and senior management to review, among other things, our historical business and go-forward strategy, technology, finance matters (tax, treasury and accounting), internal audit and enterprise risk matters, human resources matters, corporate governance policies and practices, Global Code of Conduct and legal matters. We provide new directors with written materials to supplement the management meetings to permit them to further understand our business, industry and product portfolio. We have also implemented a mentorship program to pair new directors with longer tenured directors to facilitate a smooth transition onto our Board of Directors. Based on input from our directors, we believe our director orientation program, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our business, connects directors with members of management with whom they will interact and accelerates their effectiveness to engage fully in Board deliberations. Directors are provided additional orientation and educational opportunities upon acceptance of new or additional responsibilities on our Board and in committees that focus on those specific responsibilities.

Changes in Director Occupation or Status

We have a policy that requires a director to tender a letter of resignation to the Chair of the Governance and Nominating Committee in the event that the director’s principal occupation or business association changes substantially from the position he or she held when the director originally joined our Board. The Governance and Nominating Committee will review whether the new occupation, or retirement, of the director is consistent with the specific rationale for originally selecting that individual and the guidelines for Board membership, and will recommend action to be taken by the Board, if any, regarding the resignation based on the circumstances of the new position or retirement.

Board Leadership Structure – Independent Chair

Our Board does not have a formal policy with respect to whether the roles of the Chair of the Board (“Chair”) and the Chief Executive Officer should be separate and, if they are to be separate, whether the Chair should be selected from the non-employee directors or be an employee. However, our Corporate Governance Guidelines provide that if the Chair is not an independent director, then the Board shall designate one independent, non-employee director to serve as a lead director. If so designated, the lead director would act as a liaison between the independent directors and management and would be responsible for assisting the Chair in establishing the agenda for Board meetings, for coordinating the agenda for, and chairing executive sessions of the non-employee directors, and for performing such other duties as may be specified by the Board from time to time. We currently separate the roles of Chief Executive Officer and Chair. The current Chair is Henry Maier, an independent, non-employee director. Our Board believes having an independent non-employee director serve as Chair is the appropriate leadership for CalAmp at this time because it permits our Chief Executive Officer to focus on setting our strategic direction, day-to-day leadership, and operating performance, while permitting the Chair to focus on providing guidance to the Chief Executive Officer and setting the agenda for Board meetings. Our Board also believes that the separation of the Chief Executive Officer and Chair roles assists the Board in providing robust discussion and evaluation of strategic goals and objectives. However, our Board acknowledges that no single leadership model is ideal for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Board Oversight of Risk

Our Board seeks to understand and oversee the most critical risks relating to our business, allocate responsibilities for the oversight of risks among the full Board and its committees, and see that management has in place effective systems and processes for managing risks facing us. Overseeing risk is an ongoing process and risk is inherently tied to our strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. While the Board is responsible for oversight and direction, management is charged with identifying risk and establishing appropriate internal processes and an effective internal control environment to identify, manage and mitigate risks and to communicate information about risk to our Board. Committees of the Board also play an important role in risk oversight.

•

The Audit Committee is responsible for overseeing management of risks related to our financial statements and financial reporting process, business continuity and operational risks; the qualifications, independence, and performance of our independent auditors; the performance of our internal audit function, legal and regulatory matters; and our compliance policies and procedures. In fulfilling its duties, the Audit Committee considers information from our independent auditors, Deloitte & Touche LLP.

•

The Human Capital Committee is responsible for overseeing management of risks related to compensation for our executive officers and our overall compensation program, including our equity-based compensation plans, as well as risks related to other human capital management matters.

•

The Cybersecurity and Data Privacy Committee is responsible for overseeing management of information technology infrastructure and utilization, enterprise applications, cybersecurity and data privacy risks and related programs, including, but not limited to, enterprise cybersecurity, privacy, data collection and protection and compliance with information security and data protection laws.

•

The Governance and Nominating Committee  is responsible for overseeing ESG and governance risk, including the assessment of each member of the Board’s independence, succession planning, Board and committee evaluations, and compliance with our Corporate Governance Guidelines and Board of Directors’ Code of Conduct.

Director Independence

Proposal One is for the election of eight nominees, seven of whom have been determined by our Board to be independent. A director’s independence is determined by our Board pursuant to the rules of Nasdaq and applicable SEC rules and regulations. Our Board has determined that each director nominee is independent, with the exception of Jeffery Gardner, who serves as the Company’s President and Chief Executive Officer.

Process of Identifying and Evaluating Nominees for Directors

1	2	3	4

Assess Thoughtful process to develop criteria sought in directors guided by the Governance and Nominating Committee	Identify Potential nominees identified	Evaluate Governance and Nominating Committee reviews available information on prospective nominees	Nominate Board nominates directors for election by stockholders

1—Assess

Our Board, led by the Governance and Nominating Committee, evaluates the size and composition of our Board at least annually, giving consideration to evolving skills, perspectives, and experiences needed on our Board to perform its governance and oversight role as the business evolves and transforms, and the underlying risks change over time. Among other factors, the Governance and Nominating Committee considers our strategy and needs, as well as our directors’ skills, expertise, experiences, gender, race, ethnicity, tenure, and age. As part of the process, our Board assesses the skills and expertise of our current directors to then develop criteria for potential candidates to be additive and complementary to the overall composition of our Board. Specific director criteria evolve over time to reflect our strategic and business needs and the changing composition of our Board.

2—Identify

The Governance and Nominating Committee is authorized to use any methods it deems appropriate for identifying candidates for membership on our Board of Directors, including considering recommendations from stockholders and engaging the services of an outside search firm to identify suitable potential director candidates.

3—Evaluate

The Governance and Nominating Committee has established a process for evaluating director candidates that it follows regardless of who recommends a candidate for consideration. Through this process, the Governance and Nominating Committee considers a candidate’s skills and experience and other available information regarding each candidate. Following the evaluation, the Governance and Nominating Committee recommends nominees to our Board.

4—Nominate

Our Board of Directors considers the Governance and Nominating Committee’s recommended nominees, analyzes their independence and qualifications and selects nominees to be presented to our stockholders for election to our Board.

Board and Committee Meetings

The Board meets regularly during the year, and holds special meetings and acts by unanimous written consent whenever circumstances require. The policy of our Board is that all directors are encouraged to attend the annual meeting of stockholders. All of the Company’s directors attended last year’s annual meeting of stockholders. In fiscal 2023, the table below shows the number of meetings and executive sessions of the Board and its standing committees. Each director, except for Wes Cummins, attended more than 75% of the aggregate meetings of the Board and committees on which the director served.

Fiscal 2023 Board and Committee Meetings

	Number of Meetings	Number of Executive Sessions
Board of Directors	18	9
Audit Committee	6	4
Human Capital Committee	6	4
Governance and Nominating Committee	5	2
Cybersecurity and Data Privacy Committee	3	2

The independent, non-employee directors of our Board and its committees meet in executive sessions routinely and regularly. During the executive sessions, the independent, non-employee directors have access to the Chief Executive Officer and other members of senior management. In addition, our Audit Committee meets periodically with our independent auditors without management present at such times as the Audit Committee deems appropriate. The Chair of the applicable Board committee, as applicable, presides over these executive sessions.

Board Evaluation

Our Board of Directors believes that it is important to assess the performance of our Board, its committees and individual directors and to solicit and act upon the feedback received. Accordingly, the Governance and Nominating Committee oversees an annual performance evaluation process. In fiscal 2023, our Board evaluation was conducted by an external advisor selected by the Governance and Nominating Committee to evaluate corporate governance and Board effectiveness. This third-party facilitator met with our Chair of the Board and Chair of the Governance and Nominating Committee to develop evaluation topics and process to help guide, facilitate and report on the results from the anonymous survey.

Third-party facilitator discussed evaluation results with Board leadership

The third-party facilitator discussed the feedback regarding each Board committee with the respective committee chair and discussed the overall Board evaluation results with our Chair of the Board and Chair of the Governance and Nominating Committee.

Results discussed with the full Board and each committee

The third-party facilitator led discussions with the full Board, and each committee chair held discussions with the respective committees regarding the evaluation results.

Our Board of Directors utilizes the results of our Board and committee evaluations in making decisions on the structure of our Board, Board and committee responsibilities, agendas and meeting schedules for our Board and its committees, changes in the performance or functioning of our Board and continued service of individual directors on our Board. As a result of our annual performance evaluation process this year, enhancements have been made and are continuing to be made to Board processes and procedures, including streamlining Board presentations and materials to facilitate more effective and efficient meetings and establishing comprehensive annual Board and committee agendas to improve visibility into upcoming meeting topics throughout the year.

Contacting the Board

Our stockholders who are interested in communicating directly with our Board, any committee of our Board, the Chair or the non-employee directors as a group may do so by sending a letter to the CalAmp Board of Directors, c/o Corporate Secretary, CalAmp Corp., 15635 Alton Parkway, Suite 250, Irvine, California, 92618. The Corporate Secretary will review the correspondence and forward it to the Board Chair, or the Chair of the Governance and Nominating Committee, the Audit Committee, the Cybersecurity and Data Privacy Committee (the “Cybersecurity Committee”) or the Human Capital Committee, or to any individual director or group of directors of the Board to whom the communication is directed, as applicable, if the communication is relevant to CalAmp’s business and financial operations, policies and corporate philosophies.

Corporate Governance Documents

Please visit our Governance tab of our website at www.calamp.com for additional information on our corporate governance, including:

•	the Charters approved by the Board for the Audit Committee, the Human Capital Committee, the Cybersecurity Committee and the Governance and Nominating Committees;

•	the Corporate Governance Guidelines; and

•	the Code of Business Conduct and Ethics.

∎

Our Code of Business Conduct and Ethics (the “Code”) applies to all of our directors, officers and employees. Section 15 of the Code contains a Financial Management Code of Ethics that applies specifically to our Chief Executive Officer and all finance and accounting employees, including our senior financial officers, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder. In the event that the Company makes changes in, or provides waivers from, the provisions of this Code that are required to be disclosed by SEC regulations, we will disclose these events on our website.

Stockholder Engagement

We believe that effective corporate governance includes year-round engagement with our stockholders. We meet regularly with our stockholders, including both large and small investors, to discuss business strategy, performance, compensation philosophy, corporate governance, and environmental and social topics. In a typical year, we will engage with stockholders at several times a year. For instance, during calendar 2022, we participated in approximately three investor conferences via virtual teleconference during which we hosted an average of six investor meetings at each conference. Throughout each fiscal year, we facilitate quarterly conference calls with all of our sell-side coverage analysts as well as at least six to seven of our most active investors. All of the published analysts’ reports are shared with our Board of Directors after each quarters’ meetings. Additionally, we provided our Board of Directors with periodic verbal updates on the feedback we receive from our active investors. And finally, we periodically request meetings with our larger passive investors as part of various outreach programs. Although our passive investors are selective as to their willingness or desire to participate in telephonic or in-person meetings, we believe it is important to express a genuine interest to participate in active dialogue with of our larger and most tenured investors. We find it beneficial to have ongoing dialogue with our stockholders throughout the year on a full range of investor priorities (instead of engaging with stockholders only prior to our annual meeting on issues to be voted on in the proxy statement). Our direct engagement with stockholders helps us better understand our stockholders’ priorities, perspectives, and issues of concern, while giving us an opportunity to elaborate on our many initiatives and practices and to address the extent to which various aspects of these matters are (or are not) significant given the scope and nature of our operations and our existing practices. We take insights from this feedback into consideration and share them with our Board as we review and evolve our practices and disclosures.

Committees of the Board

Our Board has delegated certain of its authority to four standing committees: the Audit, Human Capital, Cybersecurity, and Governance and Nominating Committees. These Board committees operate under written charters defining their functions and responsibilities. Each committee has the authority, pursuant to its charter, to obtain advice and assistance from, and receive appropriate funding from CalAmp for, outside legal, accounting or other advisors as the committee deems necessary to assist it in the performance of its functions. The charters of these committees are available at the Governance tab on our website at www.calamp.com.

The following table provides current membership for each of our Board committees. With Amal Johnson not standing for re-election at last year’s annual meeting, the following changes were made effective July 26, 2022: (i) Mr. Maier ceased service on the Audit Committee and was appointed to the Governance and Nominating Committee; and (ii) Ms. Oulman was appointed to the Cybersecurity Committee. On September 20, 2022, Mr. Cummins was appointed to the Cybersecurity Committee.

Board Director	Audit	Human Capital	Cybersecurity and Data Privacy	Governance and Nominating

Henry Maier

Scott Arnold

Jason Cohenour

Wes Cummins

Jeffery Gardner

Roxanne Oulman

Jorge Titinger

Kirsten Wolberg

Board Chair	Committee Chair	Committee Member

Audit Committee

Current Committee Members*

Roxanne Oulman (Chair)	Scott Arnold	Jason Cohenour

*	Henry Maier ceased service on the Audit Committee on July 26, 2022.

We have an Audit Committee established in accordance with the requirements of the Securities Exchange Act of 1934. Our Board has determined that all members of the Audit Committee qualify as “audit committee financial experts” as defined in the regulations of the SEC. Our Board has also determined that each member of the Audit Committee is independent as defined in the rules of Nasdaq and the SEC. The Audit Committee represents and assists the Board in fulfilling its responsibilities for overseeing our financial reporting processes and the audit of our financial statements. Specific duties and responsibilities of the Audit Committee include, among other things:

Independent Registered Public Accounting Firm	• appointing, overseeing the work of, evaluating, compensating and retaining the independent registered public accounting firm;

•   discussing with the independent registered public accounting firm its relationships with CalAmp and its independence, and periodically considering whether there should be a regular rotation of the accounting firm in order to assure continuing independence; and

• determining whether to retain or, if appropriate, terminate the independent registered public accounting firm.
Audit & Non-Audit Services; Financial Statements; Audit Report	• reviewing and approving the scope of the annual independent audit, the audit fee, and other audit services;
• preparing the Audit Committee report for inclusion in the annual proxy statement; and
• overseeing our accounting and financial reporting processes and the audit of our financial statements, including the integrity of our financial statements.
Disclosure Controls; Internal Controls & Procedures; Legal Compliance	• reviewing our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; and
• overseeing compliance with legal and regulatory requirements.
Risk Oversight	• reviewing the Company’s practices with respect to risk assessment and risk management; and

•   discussing policies with respect to risk assessment and risk management, including the Company’s programs, policies, practices and safeguards for information technology, cybersecurity and data security.

Related Party Transactions	• overseeing relevant related party transactions governed by applicable accounting standards (other than related-person transactions addressed by the Governance and Nominating Committee).
Annual Review/Evaluation	• annually reviewing the Audit Committee’s charter and performance.

Human Capital Committee

Committee Members

Jorge Titinger (Chair)	Scott Arnold	Henry Maier

The primary duties and responsibilities of our Human Capital Committee, as set forth in its charter, are to review, or make recommendations to our Board with respect to, the compensation of our executive officers and non-employee directors, and to administer our equity-based compensation plan. Our Board has determined that each member of the Human Capital Committee is independent as defined in the rules of Nasdaq and the SEC. The Human Capital Committee discharges the Board’s responsibilities related to the compensation of our executives and directors and provides general oversight of our compensation structure, including our equity compensation plans. Specific duties and responsibilities of the Human Capital Committee include, among other things:

Executive Compensation, Stock Ownership & Performance Reviews	• recommending to the Board the CEO’s compensation for the Board’s review and approval;

•   reviewing and approving objectives relevant to other executive officer compensation (base salaries, incentive compensation and perquisites) and evaluating performance and determining the compensation of other executive officers in accordance with those objectives;

• conducting performance evaluation of CEO;
• reviewing performance feedback on executive team members;
• reviewing and recommending severance arrangements and other applicable agreements and policies for executive officers; and
• monitoring compliance with stock ownership guidelines for executive officers.
Director Compensation & Stock Ownership	• reviewing and making recommendations to the Board regarding director compensation; and
• monitoring compliance with stock ownership guidelines for directors.
Compensation Consultants	• engaging compensation consultants, outside counsel and other advisors to assist the Human Capital Committee in the full performance of its functions; and

•   assessing the independence of all advisors (whether retained by the Human Capital Committee or management) that provide advice to the Human Capital Committee, in accordance with Nasdaq listing standards.

Risk Assessment; Other Disclosure	• overseeing CalAmp’s compensation structure, policies and programs for executive officers, and assessing whether these establish appropriate incentives for executive management; and

•   reviewing and discussing with management the Compensation Discussion and Analysis and performing other reviews and analyses and making additional disclosures as required of Committees by the rules of the SEC or applicable exchange listing requirements.

Annual Review/ Evaluation	• annually reviewing the Human Capital Committee’s charter and performance.

Cybersecurity and Data Privacy Committee

Committee Members*

Kirsten Wolberg (Chair)	Roxanne Oulman	Jorge Titinger	Wes Cummins

*	Ms. Oulman joined the Cybersecurity Committee on July 26, 2022 and Mr. Cummins joined the Cybersecurity Committee on September 20, 2022.

The Cybersecurity Committee was formed by the Board in July 2021 to act on behalf of the Board in fulfilling the Board’s oversight responsibility with respect to our information technology use, cybersecurity and data privacy programs and risks, including, but not limited to, enterprise cybersecurity, privacy, data collection and protection and compliance with information security and data protection laws. Our Cybersecurity Committee serves the Board and is subject to its control and direction. Specific duties and responsibilities of the Cybersecurity Committee include, among other things:

Technical Safeguards and Incident Responses

•   overseeing our systems, controls and procedures and business partners engaged by us to collect, create, use, maintain, process and protect personal information and/or any information or assets of our customers, employees and business partners;

• overseeing policies, procedures, plans and execution intended to provide security, confidentiality, availability and integrity of Company Information Assets;

•   overseeing the quality and effectiveness of our cybersecurity and data privacy programs and its practices for identifying, assessing and mitigating cybersecurity risks across all business functions that handle electronic information, intellectual property, data, and across connected products and the connected ecosystem, including third parties, joint ventures and dealers;

•   overseeing our policies and procedures to protect, detect and respond to cyber-attacks or information or data breaches involving electronic information, intellectual property, data, connected products and the connected ecosystem; and

• periodically reviewing with management our crisis preparedness, incident response plan and disaster recovery capabilities.
Compliance & Internal Audits

•   overseeing our compliance with applicable information security and data protection laws and industry standards, and shall oversee any internal audits of our information technology systems and processes.

Annual Review/Evaluation	• annually reviewing the Cybersecurity Committee charter and performance.

Governance and Nominating Committee

Committee Members
Jason Cohenour (Chair)	Henry Maier	Kirsten Wolberg

The primary duties and responsibilities of our Governance and Nominating Committee are to review and make recommendations on the composition of our Board and its committees, to evaluate and recommend candidates for election to our Board, and to review and make recommendations to the Board on elections and corporate governance matters. Our Governance and Nominating Committee is also charged with succession planning and overseeing our Corporate Governance Guidelines and ESG matters. Our Board has determined that each member of the Governance and Nominating Committee is independent as defined in the rules of Nasdaq.

Our bylaws permit stockholders to nominate director candidates to stand for election to our Board at an annual meeting of stockholders. Nominations may be made by our Board or by any stockholder. Under our bylaws, a stockholder may nominate a person for election as a director at a particular stockholder meeting only if written notice has been given to us not later than 90 days or earlier than 120 days in advance of the first anniversary of the preceding year’s annual meeting, and there is compliance with the other applicable provisions of our bylaws. If the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary of the Company’s annual meeting for the prior year, then the notice by the stockholder must be delivered to us no earlier than the close of business on the 120th day prior to the annual meeting, and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day after we first make a public announcement of the annual meeting date.

The policy of our Governance and Nominating Committee is to consider stockholder recommendations for directors. In evaluating such recommendations, the Governance and Nominating Committee will apply the same criteria as for all nominations, which include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with CalAmp’s interests. Any stockholder nominations proposed for consideration by our Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to the Governance and Nominating Committee, c/o Corporate Secretary, CalAmp Corp., 15635 Alton Parkway, Suite 250, Irvine, California 92618.

Our Governance and Nominating Committee from time to time reviews the appropriate skills and characteristics required of our Board members, including factors that it seeks in Board members such as diversity of business experience, viewpoints and personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, our Governance and Nominating Committee considers these factors in the light of the specific needs of our Board at that time. Specific duties and responsibilities of the Governance and Nominating Committee include, among other things:

Board Matters	• developing and recommending to the Board the criteria for identifying and evaluating Director candidates and periodically reviewing these criteria;

•   identifying and recommending candidates to be nominated for election as Directors at our annual meeting, consistent with criteria approved by the Board;

•   making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees;

• identifying and recruiting new Directors, establishing procedures for the consideration of Director candidates recommended by stockholders; and
• assessing the contributions and independence of Directors in determining whether to recommend them for election or reelection to the Board.
CalAmp Governing Documents & Corporate Governance Guidelines & Other Policies	• annually reviewing and making an affirmative determination regarding the independence of each director, and recommending such determinations to the Board; and
• developing corporate governance principles, including our Corporate Governance Guidelines.
Risk Assessment and Planning	• overseeing our ESG and CSR (corporate social responsibility) policies and practices; and • overseeing succession planning.
Annual Review/Evaluation	• annually reviewing the Governance and Nominating Committee’s charter and performance; and
• overseeing the periodic self-evaluation of the Board and its committees, including an assessment of the contributions and independence of each of the incumbent directors.

COMPENSATION OF DIRECTORS

Our director cash compensation plan was established on August 1, 2012. Since that time our non-employee directors have been paid an annual retainer of $60,000. In addition, our Board and committee Chairs are paid supplemental annual retainers, which have been revised from time to time since 2012. The fiscal 2023 Board and committee Chair fees were as follows:

Board Chair	$50,000
Audit Chair	$25,000
Human Capital Chair	$15,000
Cybersecurity and Data Privacy Chair	$10,000
Governance and Nominating Chair	$10,000

Since fiscal 2017, each non-employee director receives an annual equity grant with a fair value of approximately $128,000 in the form of shares of restricted stock, generally on the date of our annual stockholders meeting. For fiscal 2023, the annual equity grant amount was increased to $140,000. Restricted stock units (“RSUs”) are granted in lieu of shares of restricted stock to those directors who elect to defer their annual equity awards under the Company’s non-qualified deferred compensation plan. Annual equity awards granted to our non-employee directors generally vest on the earlier of the one-year anniversary of the date of grant or the date of our next annual stockholder meeting at which directors are elected. Under our Amended and Restated 2004 Incentive Stock Plan (the “Plan”), on the day of each annual stockholders meeting at which directors are elected, each non-employee director is eligible to receive an equity award. Additionally, our Plan provides that the total aggregate value of cash compensation and equity-based awards for any non-employee director for such director’s service during any fiscal year is not to exceed $500,000.

In light of our lower stock price, and mindful of share usage under our Plan, the Human Capital Committee determined that the number of shares to be granted for the fiscal 2023 annual equity awards for non-employee directors, as well as for employees, would be based on the average of our closing stock price for the six months prior to the grant date. Thus, the annual non-employee director equity award value of $140,000 was delivered in the form of 22,913 shares of restricted stock or RSUs based on the six month average closing price of $6.11 per share, which resulted in a lower grant date fair value of $101,734 actually awarded.

The following table shows all compensation earned by, or awarded or paid to, each of our non-employee directors in fiscal 2023. Mr. Gardner, our Chief Executive Officer, is not included in this table as he was an employee of the Company in fiscal 2023 and did not receive compensation for his services as a director. All compensation paid to Mr. Gardner for the services he provided to us in fiscal 2023 is reflected in the Summary Compensation Table.

				Stock Awards
	Fees Earned			Restricted	Restricted
	or Paid			Stock	Stock Units
Name	in Cash (A)			(B)	(B)(C)	Total
Amal Johnson(D)	$50,000			$-	$-	$50,000
Scott Arnold	77,000	(C	)	-	101,734	178,734
Jason Cohenour	80,000			101,734	-	181,734
Wesley Cummins(E)	65,000			101,734	-	166,734
Henry Maier	122,000			101,734	-	223,734
Roxanne Oulman	90,000	(C	)	-	101,734	191,734
Jorge Titinger	80,000			-	101,734	181,734
Kirsten Wolberg	75,000	(C	)	-	101,734	176,734

(A)

Represents Board annual retainer of $60,000, and Board and committee Chairs supplemental annual retainers discussed above. All fees are paid quarterly in advance of the related service period, and are pro-rated for appointments and departures.

(B)

On July 26, 2022, each non-employee director received a grant of 22,913 restricted stock shares or RSUs that had a grant date fair value of $101,734 determined in accordance with ASC 718, based on the closing stock price on the date of grant of $4.44. The grant date fair value differs from the intended $140,000 grant date value due to the methodology used to convert the valuation to shares being based on the average of the closing stock price for the prior six months instead of the grant date closing stock price. RSUs are granted in lieu of shares of restricted stock to those directors who elect to defer their annual equity awards under the Company’s non-qualified deferred compensation plan.

The following table shows the aggregate numbers of outstanding restricted stock and RSU awards held as of February 28, 2023 by each non-employee director.

Name	Restricted Stock Outstanding at 2023 Fiscal Year End (#)	Unvested RSUs Outstanding at 2023 Fiscal Year End (#)(1)	Vested and Deferred RSUs Outstanding at 2023 Fiscal Year End (#)(1)

Scott Arnold	-	22,913	49,248

Jason Cohenour	22,913	-	-

Wesley Cummins	22,913	-	-

Henry Maier	32,003	-	-

Roxanne Oulman	-	22,913	46,049

Jorge Titinger	-	22,913	61,949

Kirsten Wolberg	-	38,242	24,517

(1)

Amounts represent RSUs which have vested, but have not yet been settled in shares of our common stock, pursuant to the named individual’s election to defer settlement thereof under the Company’s non-qualified deferred compensation plan.

(C)

Mr. Arnold and Mses. Oulman and Wolberg elected to defer their fiscal 2023 director cash compensation into the Company’s non-qualified deferred compensation plan. Mses. Oulman and Wolberg and Messrs. Arnold and Maier elected to defer their fiscal 2023 annual equity awards into our non-qualified deferred compensation plan.

(D)

Ms. Johnson did not stand for reelection at the 2022 Annual Meeting and served as a director until the expiration of her term on July 26, 2022. Ms. Johnson’s director fees were pro-rated for the time served during the fiscal year.

(E)	Mr. Cummins was first elected to the Board on June 21, 2022 and his director fees were pro-rated for the time served during the fiscal year.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

Under the rules and regulations of the SEC and Nasdaq, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee considers the independence of our independent auditors and participates in the selection of the independent auditor’s lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, the Board is requesting ratification by the stockholders of the appointment of, the registered public accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as independent auditors for the fiscal year ending February 29, 2024. Deloitte has served as our independent auditor since our 2018 fiscal year. The Audit Committee considered a number of factors in determining whether to re-engage Deloitte as the Company’s independent auditors, including the length of time the firm has served in this role, professional qualifications and resources, past performance, and capabilities in handling the breadth and complexity of our business, as well as the potential impact of changing independent auditors.

The Board of Directors and the Audit Committee believe that the continued retention of Deloitte as our independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte, but still may retain them. In addition, if stockholders ratify the selection of Deloitte as independent auditors, the Audit Committee may nevertheless periodically request proposals from registered public accounting firms and as a result of such process may select Deloitte or another registered public accounting firm as our independent auditors.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 29, 2024.

Representatives of Deloitte & Touche LLP are expected to participate in the Annual Meeting, will have an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

AUDIT MATTERS

Fees

Fees billed for professional services rendered by Deloitte for fiscal 2023 and 2022 are summarized below:

	Fiscal 2023	Fiscal 2022
	Fees	Fees
Audit fees (1)	$1,581,305	$1,471,324
Audit-related fees	$-	$-
Tax fees (2)	$39,232	$36,726
All other fees	$-	$-

(1)	Audit fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting, as well as quarterly reviews and statutory audits.
(2)	Tax fees were principally for services related to tax compliance and tax planning services.

Our Audit Committee pre-approved all of the foregoing services and fees in accordance with our Audit Committee’s pre-approval policy described below.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Under its charter, our Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom such authority is delegated must report any pre-approval decision to the Audit Committee at its next scheduled meeting. Our Audit Committee cannot delegate its responsibilities to pre-approve services performed by the independent auditors to management. Our Audit Committee’s pre-approval policy includes a list of prohibited non-audit services, such as financial information systems design and implementation that the independent auditors cannot perform for us under any circumstances.

Determination of Independence

Our Audit Committee has determined that the nature of all services provided by Deloitte are compatible with their maintenance of auditor independence.

Report of The Audit Committee

The following Audit Committee Report (“Report”) does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The members of our Audit Committee have been appointed by our Board of Directors. Our Audit Committee operates under a written charter that was adopted by our Board in 2001. Management is responsible for preparing our financial statements and for maintaining effective internal controls over financial reporting. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended February 28, 2023 and discussed these financial statements with both management and Deloitte, the Company’s independent auditors, including discussing with Deloitte those matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. The Audit Committee also received and reviewed the written disclosures and the letter from Deloitte required by the rules of the PCAOB, and has discussed with Deloitte its independence from CalAmp and management.

Based on the review and discussions as described above, and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2023.

During fiscal 2023, management, assisted by the Company’s internal auditors, evaluated the Company’s system of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management and the internal auditor during the process. In connection with this oversight, the Audit Committee received periodic updates from management and the internal auditor at its meetings. Once the documentation, testing and evaluation were completed, the Audit Committee reviewed and discussed with management and the internal auditor the assessment and report on the effectiveness of the Company’s internal control over financial reporting as of February 28, 2023.

Also during fiscal 2023, the Audit Committee met with Deloitte, with and without management present, to discuss the results of its quarterly reviews and annual audit and its observations and recommendations regarding the Company’s internal control over financial reporting. The Audit Committee also reviewed and discussed with Deloitte its review and report on our internal control over financial reporting.

AUDIT COMMITTEE

Roxanne Oulman, Chair

Scott Arnold

Jason Cohenour

PROPOSAL 3—ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in this Proxy Statement.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 58, the Human Capital Committee and the Board have structured our executive compensation program to tie total compensation to long-term performance that supports stockholder value, as reflected primarily in our stock price. We urge stockholders to read the “Compensation Discussion and Analysis,” as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Human Capital Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals especially our pay-for-performance objectives and incentives based on stock price appreciation coupled with the compensation of our NEOs that support and contribute to our success. For these reasons and as discussed more fully in the Compensation Discussion and Analysis, the Board recommends that stockholders vote “FOR” the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Securities and Exchange Commission rules in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure of this proxy statement.”

Although this vote is advisory and is not binding, our Human Capital Committee values the opinions expressed by our stockholders and will consider the outcome of the vote when making future executive compensation decisions. We currently conduct annual advisory votes on executive compensation, and we expect our next advisory vote on executive compensation will occur at our 2024 Annual Meeting of Stockholders.

The Board of Directors recommends a vote “FOR” approval, on an advisory basis, of the compensation paid to our Named Executive Officers, as described in this Proxy Statement.

PROPOSAL 4—APPROVAL OF THE CALAMP CORP. AMENDED AND RESTATED 2004 INCENTIVE STOCK PLAN

At CalAmp, we recognize that our most valuable asset is our global workforce and we acknowledge that being able to offer contemporary compensation and equity award programs is vitally important for us to win in the highly competitive SaaS marketplace. All technology companies in transformation realize the critical need to acquire talent with differentiated technical expertise and unique skills, who expect and demand equity-heavy compensation, as it is a major compensation component leveraged by other technology, software and SaaS businesses. Therefore, we believe such an equity compensation program is critical for us to attract and retain qualified talent with direct SaaS experience, which is the key to unlock the door to CalAmp succeeding in its SaaS transformation and delivering the growth and value that our stockholders deserve and expect.

In June 2023, our Board adopted the CalAmp Corp. Amended and Restated 2004 Incentive Stock Plan (the “Amended Plan”), which makes the following material changes to the existing CalAmp Corp. Amended and Restated 2004 Incentive Stock Plan, as amended (the “Plan”):

•

Increases the number of shares of common stock available by 1,748,000 shares (the “Share Reserve Increase”) to an aggregate of 14,598,000 shares, and therefore increases the number of shares which may be granted as incentive stock options under the Amended Plan, by 1,748,000 shares to an aggregate of 14,598,000 shares;

•	Increases the number of shares that may be granted to any employee during any fiscal year of the Company by 200,000 shares to 500,000 shares (the “Individual Employee Limit”);

•

Removes the Plan’s “full value” award limit, which limited the number of “full value” awards (i.e., awards other than stock options and stock appreciation rights) that could be granted under the Plan to awards covering 5,550,000 shares (notwithstanding the Plan’s aggregate share limit). Under the Amended Plan, the number of shares pursuant to full value awards granted on or after the effective date of the Amended Plan may be granted up to the maximum number of shares available under the Amended Plan;

•

Removes “liberal share-counting” provisions, such that shares tendered or withheld to satisfy the tax withholding obligations associated with an award will not be added back into the Amended Plan’s share reserve;

•	Amends the definition of eligible consultants to include any individual or entity that qualifies as a consultant under the Form S-8 rules;

•	Clarifies the application of the minimum vesting provision; and

•	Extends the right to grant awards under the Amended Plan through June 1, 2033 (the “Term Extension”).

The Amended Plan, other than the Share Reserve Increase, the increased Individual Employee Limit, and the Term Extension became effective on the date the Board adopted the Amended Plan. If the Amended Plan is approved by our stockholders, the Share Reserve Increase, the increased Individual Employee Limit and the Term Extension will become effective on the date of this Annual Meeting.

A copy of the Amended Plan is attached as Exhibit A to this Proxy Statement.

Stockholder Approval

This Proposal 4 is seeking approval of the Amended Plan. In general, stockholder approval of the Share Reserve Increase is necessary in order for us to meet the stockholder approval requirements of the principal securities market on which shares of our common stock are traded, and to grant stock options in an amount covering the number of shares subject to the Share Reserve Increase that qualify as incentive stock options, as defined under Section 422 of the Code.

If stockholders do not approve this Proposal 4, the proposed additional shares under the Share Reserve Increase will not become available for issuance under the Amended Plan, and therefore the aggregate number of shares which may be granted as incentive stock options under the Amended Plan shall remain 12,850,000. In addition, if stockholders do not approve this Proposal 4, the increased Individual Employee Limit and the Term Extension under the Amended Plan will not be approved and the existing Individual Employee Limit contained in the Plan will remain in effect and the right to grant awards under the Amended Plan will be through May 28, 2030.

Proposed Share Reserve Increase

We are asking our stockholders to approve the Amended Plan because we believe the availability of an adequate reserve of shares under the Amended Plan is important to future growth and success. The purpose of the Amended Plan is to provide a flexible framework that will permit the Board to develop and implement a variety of stock-based programs based on changing needs of the Company and its competitive market. We believe it is in the best interests of our stockholders for officers, employees, and members of the Board to own stock in the Company and that such ownership will enhance our ability to attract highly qualified personnel, to strengthen our retention capabilities, to enhance our long-term performance and that of our subsidiaries, and to vest in participants a proprietary interest in the success of the Company and its subsidiaries. If the Amended Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.

The Amended Plan increases the aggregate number of shares available under the Plan by 1,748,000 shares to a total of 14,598,000 shares of common stock. To the extent we grant any awards under the Plan between May 15, 2023 and the date of this Annual Meeting, the available share reserve under the Amended Plan will be reduced from 3,255,688 shares (i.e., the remaining available reserve as of May 15, 2023 (1,507,688 shares) plus 1,748,000 shares) by the number of shares that we grant under the Plan during such period.

Background of Reasons for and the Determination of Shares Under the Amended Plan

In its determination to approve the Amended Plan, including the Share Reserve Increase, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity incentive awards, which we believe is a primary incentive and retention mechanism for our employees, directors and consultants. In determining the number of shares by which to increase the share reserve under the Plan, the Board reviewed the recommendations of the Human Capital Committee, which were based, in part, on an analysis prepared by Pay Governance, our independent outside compensation consultant.

In determining whether to approve the Amended Plan, our Board considered the following:

•

The shares to be reserved for issuance under the Amended Plan represents an increase of 1,748,000 shares from the aggregate number of shares reserved for issuance under the Plan, and the total aggregate of additional authorized shares being requested under the Amended Plan (above the shares remaining available for issuance under the Plan) represents 4.7% of our outstanding common stock on May 15, 2023.

•

The remaining reserve for future awards under the Plan as of February 28, 2023 was 1,089,333 shares or 2.9% of common shares outstanding as of such date. At the end of fiscal years 2021, 2022, and 2023, our total overhang rate attributable to the number of shares subject to equity compensation awards outstanding (calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future awards at the end of the fiscal year by (2) the number of shares outstanding at the end of the fiscal year), was approximately 13.3%, 13.2%, and 13.6%, respectively, and as of May 15, 2023, it was approximately 13.3%.

•

If approved, the issuance of the new shares to be reserved under the Amended Plan would increase the overhang by approximately 4.7% of common shares outstanding (determined as of May 15, 2023), and total overhang (including outstanding awards and shares available for future grants under the Amended Plan) at the end of fiscal 2023 would be approximately 18.3%.

Other factors that stockholders may consider in evaluating the proposal to approve the Amended Plan include:

•

In fiscal years 2021, 2022, and 2023, equity awards representing a total of 1,885,450, 1,629,083 and 2,542,203 shares (in each case, assuming performance stock unit (PSU) awards and market stock unit (MSU) awards granted in the respective year based on the achievement of “target” performance goals), respectively, were granted under the Plan.

•	Our three-year average burn rate was approximately 5.0% as shown in the following table.

	2021	2022	2023	Three Year Average

Stock Options Granted	-	-	-	-

Restricted Stock Granted	257,400	213,723	777,243	416,122

RSUs Granted	1,333,800	967,948	1,314,120	1,205,289

PSUs/MSUs Granted(1)	294,250	447,412	450,840	397,501

PSUs/MSUs Earned(2)	66,593	159,765	147,197	124,518

Total non-PSUs/MSUs Granted and PSUs/MSUs Earned(2)(3)	1,657,793	1,341,436	2,238,560	1,745,930

Weighted Average Shares Outstanding - Basic	34,389,000	35,254,000	36,132,000	35,258,333

(1)	Reflects PSUs and MSUs granted in the applicable year based on the achievement of “target” performance goals.

(2)	Reflects the aggregate amount of PSUs and MSUs earned as of the completion of the applicable performance period and not at the end of any subsequent time-vesting period, as applicable.

(3)

Reflects the aggregate amount of stock options, restricted stock and RSUs granted, and PSUs and MSUs earned as of the completion of the applicable performance period and not at the end of any subsequent the time-vesting period, as applicable.

•

If we exhaust current share reserves under the Plan without approval of the Amended Plan, we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

•

If the Amended Plan is approved, we estimate that the proposed aggregate share reserve under the Amended Plan would be sufficient for approximately one to two years of awards, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and projections and noting that future circumstances may require us to change our equity grant practices.

Our employees are our most valuable assets. We strive to provide them with compensation packages that are competitive, but that also incentivize personal performance, help meet our retention needs and reinforce their incentives to manage our business as owners, thereby aligning their interests with those of our stockholders. To achieve these objectives, we historically have provided a significant portion of key employees’ total compensation in the form of equity awards, the value of which depends on our Company’s financial performance and stock price. Our goal is for long-term equity awards to continue to represent a significant portion of our employees’ total compensation.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board has determined that the size of the share reserve under the Amended Plan is reasonable and appropriate at this time.

The Board of Directors recommends a vote “FOR” approval of the CalAmp Corp. Amended and Restated 2004 Incentive Stock Plan.

Summary of the Amended Plan

The following sets forth a description of the material features and terms of the Amended Plan. The following summary is qualified in its entirety by reference to the full text of the Amended Plan, which is attached as Exhibit A to this Proxy Statement.

Purpose. The purpose of the Amended Plan is to provide a flexible framework that enables the Board to use a variety of equity-based awards based on changing needs of the Company and its competitive market. The Board and senior management believe that these equity-based awards enhance the Company’s ability to attract highly qualified personnel and strengthen its retention capabilities, and that it is in the best interest of the Company’s stockholders for officers, employees and directors to own stock in the Company and that such ownership will instill in the participants a proprietary interest in the success of the Company.

Eligibility. All employees, non-employee directors, and consultants of the Company and its subsidiaries are eligible to participate in the Amended Plan. As of May 15, 2023, approximately 652 individuals were eligible to participate in the Amended Plan, consisting of 7 non-employee directors, 636 employees and 9 consultants.

Administration. The Amended Plan is administered by the Human Capital Committee (the “Plan Committee”). The Plan Committee at all times must consist of two or more persons, each of whom is a member of the Board. To the extent required for transactions under the Amended Plan to qualify for the exemptions of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), members of the Plan Committee (or any subcommittee thereof) shall be “non-employee directors” within the meaning of Rule 16b-3. The Plan Committee has full authority to administer the Amended Plan, including authority to interpret and construe any provision of the Amended Plan and the terms of any award issued under it and to adopt such rules and regulations for administering the Amended Plan as it may deem necessary or appropriate. Notwithstanding the foregoing, the Board may, in its sole discretion, at any time and from time to time, administer the Amended Plan.

Award Types and Limits.

The Amended Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, phantom stock and stock bonuses, each of which is described below. The maximum number of shares as to which stock options and stock awards may be granted under the Amended Plan would be increased from 12,850,000 shares to 14,598,000 shares if the Amended Plan is approved by stockholders. To the extent we grant any awards under the Plan between May 15, 2023 and the date of this Annual Meeting, the available share reserve under the Amended Plan will be reduced from 3,255,688 shares (i.e., the remaining available reserve as of May 15, 2023 (1,507,688 shares) plus 1,748,000 shares) by the number of shares that we grant under the Plan during such period.

If the Amended Plan is approved, then no single employee can be granted more than 500,000 shares (increased from 300,000 shares) in any fiscal year of any type of equity award issuable under the Amended Plan (options, SARs, restricted stock, RSUs, phantom stock or bonus stock).

The shares to be delivered under the Amended Plan will be made available from authorized but unissued shares of CalAmp common stock. If, on or after the effective date of the Amended Plan, an award is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Amended Plan. Shares that again become available for issuance in accordance with the foregoing will be added back to the share limit in the same number of shares of common stock as were debited from the share reserve. All shares that again become available for issuance under the Amended Plan on or after the effective date of the Amended Plan will be available for future grants pursuant to all award types (and without regard to the “full value” award limit contained in the Plan).

However, the following shares may not be used again for grant under the Amended Plan: (i) shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations associated with an award, (ii) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.

Stock Options. Under the terms of the Amended Plan, the exercise price for stock options must equal the fair market value of the Company’s common stock on the date of grant and the term of any option may not exceed 10 years. Otherwise, the Plan Committee has discretion to determine any other terms and conditions otherwise consistent with the Amended Plan, including the vesting period, provided that stock options are subject to a minimum vesting period of one year except with respect to up to five percent of the shares available for grant under the Amended Plan, which are not subject to any minimum vesting requirements. Options granted under the Amended Plan may be either incentive stock options qualifying under Section 422 of the Code or options that are not intended to qualify as incentive stock options. The exercise price of an option may be paid through various means acceptable to the Plan Committee as described in the Amended Plan.

Stock Appreciation Rights. A stock appreciation right provides the right to the monetary equivalent of the increase in the value of a specified number of the Company’s shares over a specified period of time after the right is granted. Stock appreciation rights may be paid in stock, cash or a combination thereof. Stock appreciation rights may be granted either in tandem with or as a component of other awards granted under the Amended Plan or not in conjunction with other awards and may, but need not, relate to a specific option. Stock appreciation rights may not have a term of more than 10 years and are generally subject to the same terms and limitations as options or, when granted in tandem with other awards, to the same terms as those other awards.

Restricted Stock and Restricted Stock Units. Restricted stock is an award of shares, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as specified by the Plan Committee. RSUs are awards denominated in units of shares of common stock under which the issuance of shares is subject to such performance and other conditions as specified by the Plan Committee. Participants receiving restricted stock awards are entitled to the voting rights of the shares of common stock underlying the awards.

Phantom Stock. Phantom stock awards are rights to receive in cash per share of phantom stock granted, within 30 days of the date on which such share vests, an amount equal to (i) the fair market value of a share of common stock as of the date on which such share of phantom stock vests, plus (ii) the aggregate dollar amount of cash dividends paid with respect to a share of common stock during the period commencing on the date on which the share of phantom stock was granted and terminating on the date on which such share vests. For avoidance of doubt, no cash dividends will be paid with respect to an award of phantom stock unless and until the underlying award vests.

Stock Bonuses. In the event that the Plan Committee grants a stock bonus, a certificate for the shares of common stock comprising such stock bonus will be issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such stock bonus is payable.

Dividends/Dividend Equivalents. Any dividends declared on shares of restricted stock shall be held in escrow and shall not be paid until all restrictions on such shares have lapsed. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

Non-Employee Director Awards. Each year, on the day of the annual meeting of stockholders at which directors of the Company are elected, each non-employee director is entitled to receive an equity award. Under the provisions of the Amended Plan, the total aggregate value of cash compensation and equity-based awards for any non-employee director for such director’s service as a non-employee director during any fiscal year is $500,000. Annual equity awards to non-employee directors are granted on the day of the annual stockholders meeting and generally vest one year from the date of grant or the date of the following year’s annual stockholders meeting, whichever is sooner.

Restriction on Repricing. Absent stockholder approval, neither the Plan Committee nor the Board has the authority, with or without the consent of the affected holders of stock options or SARs, to “reprice” any stock option or SAR after the date of its initial grant with a lower exercise price in substitution for the original exercise price. In this context, “repricing” means canceling an option or SAR to issue a replacement option or SAR to the holder at a lower exercise price, reducing the exercise price of an option or SAR, canceling an option or SAR in exchange for cash or another type of equity award, or taking any other action that is treated as a “repricing” under GAAP.

Exercise Price and Manner of Exercise. The exercise price per share of stock options and SARs is determined by the Plan Committee but in no event will it be less than the fair market value of a share of common stock on the date the option or SAR is granted. Payment for shares of common stock purchased upon exercise of an option shall be made on the effective date of such exercise by one or a combination of the following means: (i) in cash, by certified check, bank cashier’s check or wire transfer; (ii) through a broker-assisted transaction whereby a broker selected and engaged by the participant sells shares in an open market transaction and remits from the sales proceeds the option exercise price and required taxes, (iii) subject to the approval of the Plan Committee, through shares retained by the Company in an amount whose fair market value is equal on the date of exercise to the exercise price, (iv) subject to the approval of the Plan Committee, in shares of common stock owned by the participant; or (v) subject to the approval of the Plan Committee, by such other provision as the Plan Committee may from time to time authorize.

Nontransferability. Upon the death of an optionee, outstanding equity awards granted to such optionee may be exercised only by the executor or administrator of the participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution.

Vesting and Period of Exercisability. Subject to a minimum one year vesting period (except that up to five percent of the shares available for grant under the Amended Plan may be granted without regard to any minimum vesting requirements), options and SARs granted under the Amended Plan shall become exercisable in accordance with the terms in the applicable award agreement. The Plan Committee shall determine the expiration date of each option and SAR; provided, however, that no options or SARs shall be exercisable more than 10 years after the date of grant. At the time of the grant of restricted stock, RSUs and phantom stock, the Plan Committee will establish a vesting schedule for the shares covered by the award subject to a one year minimum vesting period, except that up to five percent of the shares available for grant under the Amended Plan may be granted without regard to any minimum vesting requirements. This minimum vesting condition shall not apply in connection with a Participant’s death or disability, or in the event of a change of control.

Certain Transactions. In connection with certain transactions and events affecting our common stock, including by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, by reason of any extraordinary cash dividend, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares available for issuance both in the aggregate and with respect to each outstanding award, the exercise price or grant price and/or applicable performance goals, and annual Individual Employee Limit, shall be proportionately adjusted by the Plan Committee. The Amended Plan provides that, in the event of a “change of control” (as defined in the Amended Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested (and for performance-based awards, vested at target, unless provided otherwise in an individual agreement between the Company and a participant) and exercisable in connection with the transaction.

Amendment or Termination of Plan. The Board may, at any time, suspend or terminate the Amended Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval will be required if and to the extent the Board determines that such approval is appropriate for purposes of satisfying Section 422 of the Code, Rule 16b-3 or any comparable or successor exemption under which it is appropriate for the Amended Plan to qualify, or the rules of the Nasdaq Global Select Market. No action may reduce the participant’s rights under any outstanding equity award without the consent of the participant. If the Amended Plan is approved, then unless earlier terminated by the Board, the right to grant awards under the Amended Plan will terminate on June 1, 2033.

Clawback. All awards are subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with applicable laws as and to the extent set forth in such claw-back policy or the award agreement.

Performance Criteria. The performance criteria for any performance-based equity award, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually (or over such shorter period) or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Plan Committee, may include, but are not limited to, the following: revenue; revenue growth rate; gross or net profit or operating margin; gross margin improvement; earnings before interest, taxes, depreciation and amortization stock compensation, equity in net income (losses) of affiliates, non-cash cost of sales on fair value write-ups of inventory, acquisition and integration expenses, and litigation provisions (Adjusted EBITDA); Adjusted EBITDA growth; operating income; pre-or after-tax income; earnings per share, net cash flow; net cash flow per share; net income; annual recurring revenue; annual recurring revenue growth; return on sales; return on equity; return on total capital; return on assets; return on net assets employed; economic value added; share price performance; total shareholder return; cash; cash net of debt; improvement in or attainment of specified cost and expense levels; improvement in or attainment of specified working capital levels; software & subscription services revenue growth; telematics products revenue growth; human capital management (including diversity and inclusion); and environmental, social or governance.

Federal Income Tax Consequences

The U.S. federal income tax consequences of the Amended Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Amended Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Non-Qualified Stock Options. If a participant is granted a nonqualified stock option under the Amended Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options. A participant receiving incentive stock options should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the incentive stock option requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the incentive stock option is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an incentive stock option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents, phantom stock and stock bonuses are generally subject to tax at the time of payment.

Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Amended Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof. The Amended Plan does not provide for any excise tax gross-ups.

Application of Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock. The awards made pursuant to the Amended Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the Amended Plan are not exempt from coverage. However, if the Amended Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

New Plan Benefits

In July 2023, our non-employee directors will each receive a grant of restricted stock or RSUs valued at approximately $140,000. Except with respect to these awards, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended Plan will be determined in the discretion of our Human Capital Committee in the future, and our Human Capital Committee has not made any determination to make future grants to any persons under the Amended Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Amended Plan or the benefits that would have been received by such participants if the Amended Plan had been in effect in the fiscal year ended February 28, 2023.

Name and Position	Dollar Value ($)	Number of Shares/Units Covered by Awards

Jeffery Gardner, President and CEO	$-	-

Kurtis Binder, Former Executive VP and CFO	$-	-

Jikun Kim, SVP and CFO	$-	-

Xiaolian (Cindy) Zhang, Former Interim CFO	$-	-

Anand Rau, Former SVP and Chief Technology Officer	$-	-

Brennen Carson, Chief Revenue Officer	$-	-

Richard Scott, Chief Legal Officer	$-	-

All current executive officers as a group	$-	-

All current directors who are not executive officers as a group	$980,000	(1)

All employees excluding executive officers as a group	$-	-

(1)	The number of shares/units to be granted to non-employee directors is not included in the table above as their equity award will depend on the value of our common stock on the grant date.

Plan Benefits

The table below sets forth summary information concerning the number of shares of our common stock subject to stock options, RSUs, PSUs and restricted stock awards granted to certain persons under the Plan since its inception through May 15, 2023.

Certain awards set forth in this table for the named executive officers were granted in fiscal year 2023 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in fiscal year 2023 and therefore also are included in the Compensation of Directors Table set forth in this Proxy Statement and are not additional awards.

Name and Position	Stock Option Grants (#)	Restricted Stock Awards (#)	Restricted Stock Units (#)	Performance- based Stock Units (PSUs) (#)(1)

Jeffery Gardner, President and CEO	-	358,235	23,692	324,973

Kurtis Binder, Former Executive VP and CFO(2)	157,774	265,875	-	233,741

Jikun Kim, SVP and CFO	-	265,008	-	-

Xiaolian (Cindy) Zhang, Former Interim CFO	-	-	81,684	-

Anand Rau, Former SVP and Chief Technology Officer(3)	-	104,856	67,116	152,304

Brennen Carson, Chief Revenue Officer	-	-	50,004	-

Richard Scott, Chief Legal Officer	-	36,828	38,000	61,822

All current executive officers as a group	-	784,439	399,795	679,363

All current directors who are not executive officers as a group	-	145,422	288,744	-

Current director nominees:(4)

Henry Maier	-	43,984	-	-

Scott Arnold	-	-	72,161	-

Jason Cohenour	-	72,161	-	-

Roxanne Oulman	-	-	68,962	-

Jorge Titinger	-	6,364	84,862	-

Kirsten Wolberg	-	-	62,759	-

Wesley Cummins	-	22,913	-	-

Each associate of any such directors, executive officers or nominees	-	-	-	-

Each other person who received or are to receive 5% of such options or rights	-	-	-	-

All employees, excluding executive officers, as a group	14,000	-	3,789,717	-

(1)	Represents PSUs and MSUs reported assuming payout at “target” award levels.

(2)

Effective September 23, 2022, Mr. Binder resigned as Executive Vice President and Chief Financial Officer. Upon termination, all granted and unvested equity awards granted to Mr. Binder were forfeited.

(3)

Effective March 24, 2023, Mr. Rau’s employment with the Company was terminated without cause. Upon termination, all granted and unvested equity awards granted to Mr. Rau during or after 2021 were forfeited and unvested equity awards granted prior to 2021 continued to vest for a period of 12 months following Mr. Rau’s termination date. Any PSUs earned as of February 28, 2023 vested on the date the Company filed its Annual Report on Form 10-K for the 2023 fiscal year.

(4)	The information for Jeffery Gardner, who is standing for reelection at the Annual Meeting, is set forth above.

Market Price of the Common Stock

As of May 15, 2023, the fair market value of the common stock was $1.76 per share, based on the closing price of the common stock as reported by Nasdaq.

PROPOSAL 5—APPROVAL OF AN AMENDMENT TO THE CALAMP CORP. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently authorizes the issuance of 80,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”). On May 22, 2023, our Board adopted a resolution to amend the Certificate of Incorporation, subject to stockholder approval, by increasing the number of authorized shares of our Common Stock by 100,000,000 million shares to 180,000,000 shares (the “Share Increase Amendment”). The additional 100,000,000 shares of Common Stock authorized for issuance pursuant to the proposed Share Increase Amendment would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of Common Stock are not entitled to preemptive rights or cumulative voting.

The Share Increase Amendment will not affect the number of authorized shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), which is 3,000,000 shares. Currently, there are no shares of Preferred Stock issued and outstanding.

The form of the proposed Share Increase Amendment to our Certificate of Incorporation setting forth the Share Increase Amendment, which would be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) if Proposal 5 is approved by stockholders, is attached to this proxy statement as Exhibit B (the “Certificate Amendment”).

The following table illustrates the effect the proposed Share Increase Amendment would have on the number of shares of Common Stock available for issuance, if approved by our stockholders:

	As of May 15, 2023		Upon Effectiveness of Amendment

TOTAL AUTHORIZED SHARES OF COMMON STOCK	80,000,0000		180,000,000

Outstanding shares of Common Stock	37,529,204		37,529,204

Shares of Common Stock authorized for future issuance under the Company’s equity incentive plan	1,507,688	(1)	3,255,688	(2)

Shares of Common Stock authorized for future issuance under the Company’s employee stock purchase plan	692,096		692,096

Shares of Common Stock subject to outstanding equity awards under the Company’s equity incentive plans	3,482,064		3,482,064

Shares of Common Stock subject to outstanding options under the Company’s employee stock purchase plan	244,000		244,000

Shares of Common Stock subject to outstanding 2025 Convertible Notes(3)	7,480,888		7,480,888

TOTAL	50,935,940		52,683,940

SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE	29,064,060		127,316,060

(1)	Does not include shares of Common Stock that would be authorized for future issuance under the Amended Plan, as proposed for approval under Proposal 4.

(2)	Includes the 1,748,000 shares of Common Stock that would be authorized for future issuance under the Amended Plan, as proposed for approval under Proposal 4.

(3)

We have approximately $230.0 million aggregate principal amount of 2.00% convertible senior unsecured notes due in 2025 (“2025 Convertible Notes”) outstanding. The current conversion rate of the 2025 Convertible Notes is 32.5256 shares of common stock per $1,000 principal amount of the convertible notes, which is equivalent to an initial conversion price of approximately $30.75 per share of common stock. The conversion rate is subject to customary adjustments.

Our Board believes it is in the best interests of the Company and our stockholders to increase our authorized shares of Common Stock in order to have additional shares available for use as our Board deems appropriate or necessary, including the anticipated need to refinance, restructure, account for the conversion of, or finance the cash payments due upon maturity of, the 2025 Convertible Notes. As such, the primary purpose of the Share Increase Amendment is to provide the Company with greater flexibility with respect to managing its Common Stock in connection with such corporate purposes as may, from time to time, be considered advisable by our Board. These corporate purposes could include, without limitation, raising additional capital, restructuring existing indebtedness, financing activities, public or private offerings, stock dividends or splits, conversions of convertible securities, issuance of options and other equity awards pursuant to our employee benefit plans, establishing a strategic relationship with a corporate partner and acquisition transactions.

Having an increased number of authorized but unissued shares of Common Stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our capitalization. Our Board will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes.

Other than shares that are or will be reserved for issuance under equity incentive plans and employee stock purchase plan, and shares that may become issuable upon conversion of our 2025 Convertible Notes, we do not currently have any other arrangements, agreements or understandings that would require the issuance of additional shares of Common Stock. Because our directors and executive officers have outstanding equity awards under our equity incentive plans, and may be granted additional equity awards under these plans, they may be deemed to have an indirect interest in the Share Increase Amendment.

The Share Increase Amendment will not have any immediate effect on the rights of existing stockholders. However, our Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or rules of the Nasdaq Stock Market. Future issuances of Common Stock or securities convertible into or exchangeable for Common Stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders.

Our Board has not proposed the Share Increase Amendment with the intention of discouraging tender offers or takeover attempts of the Company. However, the availability of additional authorized shares for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of our Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent our Board from taking any appropriate actions not inconsistent with its fiduciary duties. We do not have a poison pill plan and have not made any non-shareholder approved repricing of our equity awards.

If our stockholders approve this proposal, then the first sentence of Article IV of our Certificate of Incorporation will be deleted and replaced in its entirety to read as follows:

“The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 183,000,000 shares, divided into 180,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $0.01 per share.”

Effect of Approval of Proposed Amendment

If the Share Increase Amendment is approved by stockholders, all other sections of the Certificate of Incorporation would be maintained in their current form. The Share Increase Amendment would become effective upon the filing of a the Certificate Amendment with the Delaware Secretary of State, which the Company would do promptly after the Annual Meeting. In the event that the Share Increase Amendment is not approved by our stockholders at the Annual Meeting, the current Certificate of Incorporation would remain in effect in its entirety. Our Board reserves the right, notwithstanding stockholder approval of the Share Increase Amendment and without further action by our stockholders, not to proceed with the Share Increase Amendment at any time before it becomes effective.

Dissenters’ Right of Appraisal

Under Delaware law, stockholders are not entitled to appraisal rights with respect to the Share Increase Amendment, and we will not independently provide our stockholders with any such right.

The Board of Directors recommends a vote “FOR” approval of the Amendment to the CalAmp Corp. Certificate of Incorporation increasing the number of authorized shares of Common Stock.

OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of June 1, 2023 by (i) each person or entity known by us to own beneficially more than 5% of our common stock, (ii) each director, each of whom is a nominee for director, (iii) each NEO, and (iv) all directors and executive officers as a group. We know of no agreements among our stockholders that relate to voting or investment power over our common stock. There were 37,536,574 outstanding shares of our common stock on June 1, 2023. Does not include RSUs deferred by our directors under the Director Deferred Compensation Plan. See the table on page 35 under “Compensation of Directors” for more information regarding these RSUs.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)		Ownership Percent (3)
5% Beneficial Owners
Wesley Cummins, Director	3,446,972	(4)	9.2%
Aristotle Capital Boston, LLC	2,650,744	(5)	7.5%
AIGH Capital Management, LLC	2,327,942	(6)	5.9%

Directors and Named Executive Officers
Scott Arnold, Director	-		-
Jason Cohenour, Director	72,161		*
Henry Maier, Director	43,984		*
Roxanne Oulman, Director	-		-
Jorge Titinger, Director	6,364		*
Kirsten Wolberg, Director	-		-
Jeffery Gardner, Director, President and Chief Executive Officer	513,990		1.4%
Kurtis Binder, Former Executive Vice President and CFO	175,525	(7)	*
Jikun Kim, SVP and CFO	265,008		*
Anand Rau, SVP and Chief Technology Officer	128,250		*
Xiaolian (Cindy) Zhang, Former Interim CFO	52,715		*
Brennen Carson, Chief Revenue Officer	11,784		*
Richard Scott, Chief Legal Officer	69,640		*
All current directors and executive officers as a group (14 persons)	4,745,016		13.6%

*Less than 1.0% ownership

(1)	The address of each NEO and director is CalAmp., c/o Corporate Secretary, 15635 Alton Parkway, Suite 250, Irvine, California, 92618.
(2)

Amounts include shares issuable upon the vesting of restricted stock units (RSUs) within 60 days of June 1, 2023, as follows: (a) for Mr. Rau, shares beneficially owned includes 14,318 RSUs; (b) for Ms. Zhang, shares beneficially owned includes 16,399 RSUs; and (c) for all directors and executive officers as a group, shares beneficially owned includes 91,396 RSUs. Includes the following shares of restricted stock: (i) 22,913 shares of restricted stock held by Messrs. Cohenuour, Cummins and Maier; (ii) 143,196 shares of restricted stock held by Mr. Gardner; (iii) 265,008 shares of restricted stock held by Mr. Kim; (iv) 36,828 shares of restricted stock held by Mr. Scott; and (v) 612,771 shares of restricted stock held by directors and executive officers as a group.

(3)

For the purposes of determining the percentage of outstanding common stock, shares which the individuals shown have the right to acquire upon vesting of RSUs, where the shares are issuable as of June 1, 2023, or within 60 days thereafter are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.
(4)

Based in part on a Schedule 13D/A filed with the SEC on October 18, 2022 by (i) B. Riley Asset Management, LLC, (“BRAM”) with respect to the shares held by certain funds and accounts to which it acts an investment manager; and (ii) Wes Cummins, our director and the President of BRAM. Mr. Cummins and BRAM have shared voting and dispositive power over 3,424,059 shares held by such funds and accounts. Also includes 22,913 shares beneficially owned by Mr. Cummins. The address of each of BRAM and Mr. Cummins is 3811 Turtle Creek Boulevard, Suite 2100, Dallas, Texas 75219.

(5)

Shares owned are as of December 31, 2022 according to a Schedule 13G/A filed with the SEC on February 14, 2023 by Aristotle Capital Boston, LLC. and certain related entities (collectively, “Aristotle”). The Schedule 13G/A indicates that Aristotle has sole dispositive power as to all 2,650,744 shares and sole voting power as to 2,290,619 shares. Aristotle’s address is One Federal Street, 36th Floor, Boston, Massachusetts 02110.

(6)

Shares owned are as of December 31, 2022 according to a Schedule 13G/A filed with the SEC on February 15, 2023 by AIGH Capital Management, LLC, AIGH Investment Partners, L.L.C., and Orin Hirschman (collectively, “AIGH”). The Schedule 13G/A indicates that AIGH has sole dispositive power as to all 2,327,942 shares and sole voting power as to all 2,327,942 shares. AIGH’s address is 6006 Berkely Avenue, Baltimore, MD 21029.

(7)	Represents stock ownership as of Mr. Binder’s last day of employment of September 23, 2022.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

As of the end of fiscal 2023, we maintained one equity compensation plan, the Plan and an employee stock purchase plan, the 2018 Employee Stock Purchase Plan (the “ESPP”), each of which was approved by our stockholders. Under the Plan, various types of equity awards can be made, including stock options, stock appreciation rights, restricted stock, RSUs, performance stock awards, phantom stock and bonus stock.

The following table sets forth information regarding securities authorized for issuance under the Plan as of February 28, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	3,197,806	(1)	$16.02	(2)	2,025,429	(3)

(1)

Consists of 506,103 outstanding stock options, 2,025,500 outstanding RSUs and 666,203 outstanding PSUs (at “target”) as of February 28, 2023. This table excludes 814,679 shares of restricted stock issued and outstanding at February 28, 2023.

(2)	Represents the weighted-average exercise price of the 506,103 outstanding stock options.
(3)

Consists of (i) 1,089,333 shares available for issuance under the Plan and (ii) 936,096 shares reserved for issuance under the ESPP, of which 244,000 shares were eligible to be purchased during the offering period in effect on February 28, 2023. Does not include the additional 1,748,000 shares of common stock that our stockholders are being asked to approve for issuance under the Amended Plan. Please see Proposal 4.

Information about our Executive Officers

The Board recently determined that it was in the best interest of the Company and its stockholders to expand the executive leadership team. The following lists our executive officers as of June 1, 2023.

Name	Age	Position

Jeffery Gardner	63	President and Chief Executive Officer

Jikun Kim	59	Senior Vice President and Chief Financial Officer

Richard Scott	53	Senior Vice President, Chief Legal Officer and Secretary

Jeffrey Clark	53	Senior Vice President and Chief Product Officer

Nathan Lowstuter	49	Senior Vice President and Chief Supply Chain Officer

Brennen Carson	39	Senior Vice President and Chief Revenue Officer

Monica Duran Van Berkel	54	Senior Vice President and Chief People Officer

Effective September 23, 2022, Kurtis Binder ceased service as our Executive Vice President and Chief Financial Officer, and effective March 24, 2023, Anand Rau ceased service as our Senior Vice President and Chief Technology Officer.

JEFFERY GARDNER was appointed as our President and CEO on July 2, 2020 after serving as the Interim President and CEO since March 25, 2020, and has served as a member of CalAmp’s Board since 2015. He most recently served as the President and CEO of Brinks Home Security from 2015 until February 2020. Mr. Gardner also served as President and CEO of Windstream Corporation, a leading provider of advanced network communications and technology solutions, including cloud computing and managed services. Before joining Windstream, Mr. Gardner served as Executive Vice President and CFO of Alltel Corp. Earlier in his career, Mr. Gardner held a variety of senior management positions at 360 Communications, which merged with Alltel in 1998.

JIKUN KIM joined us in January 2023 and serves as our Senior Vice President and Chief Financial Officer. Mr. Kim previously served as Chief Financial Officer of Momentus, Inc., a Nasdaq-listed space infrastructure company, a position he held since September 2020. Prior to Momentus, from January 2019 to September 2020, Mr. Kim served as the Chief Financial Officer at Formlabs Inc., a 3D printer company. From June 2016 to December 2019, Mr. Kim served as the Chief Financial Officer at EMCORE Corporation, a Nasdaq-listed company producing advanced semiconductor products, from February 2015 to June 2016, he served as Chief Financial Officer at Merex Group, a defense and space company, and from June 2009 to February 2015, Mr. Kim served as Chief Financial Officer at AeroVironment, Inc., a Nasdaq-listed aviation and aerospace technology company. Mr. Kim received an M.B.A. degree from Columbia Business School, an M.S. degree in Electrical Engineering from the University of California at Los Angeles and a B.S. degree in Electrical Engineering from the University of California at Berkeley.

RICHARD SCOTT has served as our Senior Vice President, Chief Legal Officer, and Secretary since July 2021 and oversees the Company’s global legal affairs, compliance, corporate governance, and secretarial functions. Mr. Scott joined CalAmp in 2021 and brings over 25 years of global legal experience in contracts, intellectual property and transactions across multiple verticals including technology, energy and transportation. Mr. Scott joined CalAmp from Verra Mobility Corp. (NASDAQ: VRRM), a global leader in smart transportation solutions. Prior to Verra Mobility, Mr. Scott served in roles of increasing responsibility for Occidental Petroleum Corp. (NYSE: OXY) and Husqvarna Group. Before moving to Occidental Petroleum, he practiced with Gibson, Dunn & Crutcher LLP and Simmons & Simmons LLP in both Los Angeles and London. Mr. Scott holds a first-class bachelor’s degree from the University of Durham, UK and completed his legal studies at the University of Law in London, UK. He began his career as a member of the Law Society of England and Wales, and was admitted to practice law in California in 2002.

JEFFREY CLARK has served as our Senior Vice President and Chief Product Officer since March 2020. Mr. Clark most recently served as the Chief Product Owner and Vice President of Product Management of Automatic Data Processing, Inc. (ADP), an online payroll and HR solutions company, from November 2016 to March 2020. Before joining ADP, Mr. Clark served as Global Vice President of Product Design and User Experience at the Sage Group plc, a supplier of business management software solutions, from September 2010 to November 2016.

NATHAN LOWSTUTER joined us in June 2020 and serves as our Senior Vice President and Chief Supply Chain Officer. He previously served for three and a half years as Vice President of Supply Chain and Quality at Proterra Inc., a heavy duty electric vehicle and battery manufacturer, where he developed the supply chain and quality strategy. Mr. Lowstuter earned his MBA from the University of Southern California and is a Six Sigma Black Belt and Lean Manufacturing Expert from Honeywell.

BRENNEN CARSON joined the Company in June 2022 and serves as our Senior Vice President and Chief Revenue Officer. Most recently, Mr. Carson served as senior vice president of sales for driver-performance company Idelic from June 2021 to May 2022, where he was responsible for successfully scaling the business, developing effective revenue delivery models, and leading and growing a high-performing sales team. Under his sales leadership, Idelic’s mid-market revenue and pipeline value increased by a triple-digit percentage. Prior to Idelic, Mr. Carson served as vice president of sales, North America, for Verizon Connect from May 2015 to June 2021. Mr. Carson holds a bachelor’s degree in Justice Studies from Northeastern Illinois University and is a U.S. Marine Corps Veteran.

MONICA DURAN VAN BERKEL joined the Company in 2015 and serves as our Senior Vice President and Chief People Officer. Ms. Berkel has global responsibility for all elements of the people function including business partnership, recruiting, learning and development, talent management, total rewards, HR systems and operations, and compliance. Under Ms. Van Berkel’s leadership, CalAmp was honored to receive Cigna’s Wellbeing Award 2022 for an outstanding culture of wellbeing. Before joining CalAmp, Ms. Van Berkel served as the chief administrative officer at EMCORE Corporation a leader in optical components and systems for high-speed broadband and wireless networks, from 2004 to 2015 where she was responsible for both the human resources and information technology functions, setting their strategies and ensuring their alignment to the business. Earlier in her career, Monica held key human resources roles at companies such as First Data Corporation, Gateway, Western Digital, and Hoya Corporation. Monica holds both a bachelor’s degree and a master’s degree in administration of justice from San Jose State University.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Alignment with Stockholders and Compensation Best Practices

Pay-for-Performance	Corporate Governance

•  The majority of target total direct compensation for executives is performance-based as well as equity-based to align executives’ rewards with stockholder value.

•  Total direct compensation is targeted at or near the median of peers to ensure that it is appropriate and competitive.

•  Actual realized total direct compensation and pay positioning are designed to fluctuate with, and be commensurate with, actual annual and long-term performance, recognizing company-wide, business, and individual results.

•  Incentive awards are heavily dependent upon our stock performance and are measured against objective financial metrics that we believe link either directly or indirectly to the creation of value for our stockholders.

•  We balance growth, cash flow, revenue and profit objectives, as well as short- and long-term objectives to reward for overall performance that does not over-emphasize a singular focus on a particular metric or time period.

•  A significant portion of our long-term incentives are delivered in the form of PSUs which vest upon the achievement of performance metrics which are directly aligned with shareholder value creation.

•  We use an industry and size appropriate peer group to help inform our compensation decisions.

•  While we have not funded the cash incentive plan at maximum for 10 years, the maximum payouts under annual incentive awards are capped at 200% of bonus target.

•  We devote significant time to management succession planning and leadership development efforts.

•  We maintain a consistent market-aligned severance policy for executives and a change in control policy which requires a double trigger for payment.

•  The Human Capital Committee engages an independent compensation consultant.

•  We have clawback provisions that provide the Board with discretion to recoup cash and equity compensation in the event of a material financial restatement or misconduct that results in material reputational harm to the Company.

•  We maintain strong stock ownership guidelines for executive officers and non-employee directors.

•  We prohibit all employees, including our executive officers, and also non-employee directors, from engaging in any form of hedging transaction involving CalAmp securities, holding CalAmp securities in margin accounts and pledging stock as collateral for loans in a manner that could create compensation-related risk for CalAmp.

•  We conduct a robust stockholder outreach program throughout the year and use that input to inform our executive compensation program decisions and pay practices.

•  We disclose our corporate performance goals and achievements relative to these goals.

•  We do not provide excessive perquisites to our employees, including our executive officers.

•  We do not allow our executives to participate in the determination of their own compensation.

Components of Compensation

Our executive compensation program is primarily comprised of performance-based components. The table below shows each pay component, the role and factors for determining the amount. Percentages are the averages of pay components at target for the NEOs, including the CEO.

Pay Component	Role	Determination Factors
Base Salary	• Provides a fixed portion of annual cash income	• Value of role in competitive marketplace • Value of role to the Company • Skills, experience and performance of individual compared to the market as well as others in the Company

Annual Incentive	• Provides a variable and performance-based portion of annual cash income • Focuses executives on annual objectives that support the long-term strategy and creation of value

•   Target awards based on competitive marketplace, level of position, skills and performance of executive

•   Actual awards based on achievement against annual corporate, business unit, and individual goals as set and approved by the Human Capital Committee

Long-term Incentives ✓ Restricted Stock ✓ Performance Stock Units

•   Supports need for long-term sustained performance

•   Aligns interests of executives and stockholders, reflecting the time-horizon and risk to investors

•   Focuses executives on critical long-term performance goals

•   Encourages equity ownership and stockholder alignment

•   Retains key employees

•   Target awards based on competitive marketplace, level of position, skills and performance of the executive

•   Actual earned values for PSUs based on defined performance metrics that drive shareholder value

All others: ✓ Benefits ✓ Limited perquisites ✓ Severance protection	• Supports the health and security of our executives and their ability to save on a tax-deferred basis • Enhances executive productivity	• Competitive market practices for similar roles • Level of executive’s position • Standards of best-in-class governance

Named Executive Officers

This Compensation Discussion and Analysis provides information regarding the compensation program for our Named Executive Officers (“NEOs”) for fiscal 2023, named below:

•	Jeffery Gardner, President and Chief Executive Officer;

•	Kurtis Binder, Former Executive Vice President (“Executive VP”) and Chief Financial Officer (“CFO”);

•	Jikun Kim, Senior Vice President (“SVP”) and CFO;

•	Xiaolian (Cindy) Zhang, Former Interim CFO;

•	Anand Rau, SVP and Chief Technology Officer (“CTO”);

•	Brennen Carson, SVP and Chief Revenue Officer (“CRO”); and

•	Richard Scott, SVP and Chief Legal Officer (“CLO”).

Effective May 10, 2023, the Company and Jeffery Gardner entered into a Separation Agreement providing for Mr. Gardner’s separation from the Company. In accordance with the Separation Agreement, Mr. Gardner will remain employed as the Company’s President and Chief Executive Officer through the earlier of October 30, 2023 and such date as is determined by the Board.

Effective March 24, 2023, after the end of the 2023 fiscal year, the Company and Anand Rau, SVP and CTO, entered into a separation agreement and general release with respect to Mr. Rau’s termination of employment without cause.

Effective September 23, 2022, Kurtis Binder resigned as Executive VP and CFO and in connection with Mr. Binder’s resignation, Xiaolian (Cindy) Zhang, our SVP, Financial Planning and Analysis, was appointed as our Interim Chief Financial Officer. In connection with Jikun Kim’s commencement of employment as the Company’s SVP and CFO effective January 9, 2023, Ms. Zhang returned to her position as the Company’s SVP, Financial Planning and Analysis.

Effective June 1, 2022, Brennen Carson joined the Company and on June 8, 2022 the Board appointed him as an executive officer with the position of SVP and CRO.

A discussion of the terms of the separation agreements with Messrs. Gardner and Rau and the employment agreements with Messrs. Kim and Carson is provided below under the section entitled Employment Contracts and Severance and Change-In-Control Arrangements.

This Compensation Discussion and Analysis describes the material elements of our compensation program for the NEOs during fiscal 2023 as administered by the Human Capital Committee. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices with respect to our NEOs. Additionally, it summarizes the approach used and key factors considered by the Human Capital Committee to arrive at the specific compensation decisions for our NEOs in fiscal 2023.

Fiscal 2023 Business Overview

It was another transformational year as we navigated through the challenges of supply imbalances experienced across the global supply chain. Through this period of change and uncertainty, we remained intensely focused on expanding our technology leadership and leveraging our software and solutions portfolio for more predictable and sustained growth in new and existing global markets.

Our strategic objective to grow subscription service revenues extends beyond our end-to-end SaaS applications, as we continue to focus on opportunities to generate recurring revenue from our telematics device installed customer base. Although we experienced lower demand for certain Telematics Systems products in fiscal 2023 due to the global pandemic and supply chain challenges, we are experiencing increased market demand and emerging catalysts driven by the 3G-to-4G technology transition that will enable us to take steps to transition certain CalAmp products to a more predictable recurring revenue subscription model.

We have been working closely with our customers and suppliers to effectively manage through the supply chain challenges while accelerating our strategic transformation to a S&SS telematics provider. As evidence of our progress, in fiscal 2023, our S&SS revenue increased 20% to $185 million for the fiscal year and represented 63% of total revenue compared to $154 million or 52% of total revenue in the prior year. Further highlighting our progress, Remaining Performance Obligations(1), expanded to $235 million at 2023 fiscal year-end from $200 million at 2022 fiscal year-end, and our aggregate backlog declined to $264 million from $285 million in the prior year. In addition, our total subscriber count reached 1.6 million as of the end of our fiscal year, up 50% from the 1.1 million in the prior year.

We believe these financial and strategic achievements, coupled with a proven ability to execute on our long-term growth strategy, create a compelling backdrop for increased shareholder value into fiscal 2024 and beyond. We believe CalAmp is well-positioned with the scale, financial strength, and technology leadership to become a leading telematics solutions provider on the global stage.

FY 2023 Executive Compensation Summary

Our Human Capital Committee, which consists entirely of independent directors, sets the compensation of our NEOs, subject to ratification by the full Board. For fiscal 2023, the Human Capital Committee and Board took the following actions with respect to the compensation of our NEOs:

•	Reviewed and updated the peer group of comparable public companies in consultation with its independent consultant, giving consideration to our ongoing transformation to a global SaaS enterprise;

•

Discussed the considerations and concurred with the CEO’s recommendation to increase the base salaries of the NEOs by a range of 2.5-6% over the prior year consistent with market factors and aligned with 50th percentile our peer group of similar public companies;

•

Approved a reduction to Mr. Gardner’s base salary by $50,000 to $485,600, effective January 30, 2023 until December 31, 2023. Pursuant to Mr. Gardner’s Separation Agreement, Mr. Gardner’s base salary was reinstated to $535,600 effective May 10, 2023 through his Separation Date;

•

Approved cash incentive awards based on fiscal 2023 financial metrics of consolidated revenue and consolidated Adjusted EBITDA, each weighted 40%, and a qualitative assessment of individual “management by objectives” (MBO) performance, weighted 20%, each over two 6-month performance periods, weighted 40% of target for the first six-month period and 60% of target for the second six-month period. Consolidated revenue performed at 96% and 92% of target for the first and second six-month period, respectively, and consolidated Adjusted EBITDA performed at 79% and 53% of target for the first and second six-month period, respectively, resulting in a total payout of 48% of target based on the actual achievement of the financial metrics for fiscal 2023. MBO percentage of target performance earned for fiscal 2023 ranged from 75% to 99% of target. Total payouts, after accounting for MBO performance, ranged from 66% to 70% of target for the first six-month period, and from 44% to 50% for the second six-month period, and after weighting the payouts for the full fiscal year ranged from approximately 53% to 58% of target incentive opportunity;

•

Approved equity-based incentive compensation denominated 50% in RSUs or restricted stock awards and 50% in performance-based stock unit awards (PSUs) for the management team, including the NEOs, to (i) align the interests of our leaders with those of our stockholders, (ii) support ongoing retention in a highly competitive market for talent and (iii) align realizable pay and performance;

•	Approved equity-based incentive compensation at levels lower than fiscal 2022;

(1)

Remaining Performance obligations relates to S&SS and represents contracted revenue that has not yet been recognized, which includes deferred revenue on our consolidated balance sheets and unbilled amounts that will be recognized as revenue in future periods.

•

Established financial performance targets for all PSUs granted in fiscal 2023 based 70% on annual S&SS revenue growth targets, 15% on annual gross margin targets and 15% on annual EBITDA margin targets to drive these important financial metrics and align incentives around stockholder value creation, and capped the share vesting threshold for over-performance during the year to 120%;

•	Approved a retention bonus and monthly salary increase in connection with Ms. Zhang serving as interim CFO;

•

Determined that the retention PSUs granted in fiscal 2022, that were eligible to be earned based on achievement of revenue targets during fiscal 2023, were not achieved based on the Company’s fiscal 2023 revenue and were forfeited;

•	Approved payout under the outstanding PSUs, which employ annual pre-determined objective financial performance metrics within a three-year performance period, based on:

(i)

for the fiscal 2023 PSUs, above target performance for the S&SS revenue growth rate goal and below threshold performance for each of the EBITDA margin goal and gross margin goal, resulting in approximately 60% of the target fiscal PSUs allocated to fiscal 2023 being earned (representing approximately 20% of the total 2023 PSUs granted); and

(ii)

for the fiscal 2022 PSUs and fiscal 2021 PSUs, above target performance for S&SS revenue growth rate goals, and below threshold performance for telematics device revenue and gross margin goals, resulting in approximately 68% of the target fiscal 2022 and 2021 PSUs allocated to fiscal 2022 and 2021, respectively, being earned (representing approximately 23% of the total 2022 PSUs granted and approximately 27% of total 2021 PSUs granted); and

•

Determined that the outstanding 2019 MSU awards were earned and vested as of July 24, 2022 at approximately 5% of target MSUs awarded. The MSUs were earned over a three-year performance period based on Relative Total Shareholder Return (TSR) benchmarked against the Russell 2000 Index (^RUT), based on three annual measurement periods that run concurrently ending on the three-year anniversary of the grant date.

Executive Compensation and Pay-for-Performance Outcomes

Our executive compensation program is highly sensitive to company performance and aligns the actual or “realizable” pay of our executives with actual financial performance. As presented in the chart below, our CEO’s realizable pay for fiscal 2023 represented approximately 87% of target total direct compensation as a result of the decline in stock price experienced in fiscal 2023. This reflects our continued focus on aligning pay-for-performance as described in more detail as follows:

•	The payout to our CEO under our incentive cash plan for fiscal 2023 was approximately 54% of target;

•	The value of the time-based restricted stock granted to our CEO in fiscal 2023 has decreased from the date of grant; and

•	The value of the PSU awards granted to our CEO in fiscal 2023 has also decreased from the date of grant.

CEO Target vs. Realizable Pay – Fiscal 2023

Target Pay = base salary* + target cash incentive + fair value at grant of LTI awards during fiscal 2023

Realizable Pay = base salary* + actual cash incentive paid + value of 2023 LTI awards at fiscal year-end 2023 stock price of $4.27.

* Base salary reflects Mr. Gardner’s reduced base salary of $485,600, effective January 30, 2023.

Compensation Philosophy and Programs

Our executive compensation programs are designed to attract, motivate and retain executives who will contribute significantly to the long-term success of CalAmp and the enhancement of stockholder value. Consistent with this philosophy, the following goals provide a framework for the Human Capital Committee’s administration of the executive compensation program:

◾	Targeted executive compensation levels should generally be proximate to the median compensation level of comparable companies to allow us to attract and retain talented management;

◾	Annual variable compensation should reward the executives for achieving specific results on performance metrics or specific objectives that are intended to increase stockholder value over time;

◾	Total compensation opportunity for each executive should be related to overall Company performance as well as individual performance;

◾	The compensation program should align the interests of the executives with those of its stockholders; and

◾	Supplemental benefits that reward executives without regard to performance should be minimal.

Elements of Compensation

In order to achieve the above goals, the total compensation package of the NEOs includes salary, bonuses and equity-based incentive awards. Salary is set at a competitive level to attract and retain qualified candidates. Cash Incentive Awards are tied specifically to performance of the Company or a specific business unit and/or individual contributions. Equity-based incentive awards are granted in amounts that the Human Capital Committee believes are necessary to provide incentives for future performance, taking into account competitive long-term incentive practices of peer companies, responsibilities and duties of each officer, and individual performance.

The Human Capital Committee’s longstanding practice has been to grant equity awards to our NEOs that vest over a multi-year period with a portion of the awards at-risk based on performance. The Human Capital Committee and the Board believe that the use of a combination of time and performance-based equity awards help to drive long-term performance, align the interests of the NEOs with those of our stockholders, and provide a retention factor through long-term vesting. We also provide our NEOs with employee benefits that are generally available to all regular full-time employees of CalAmp. Consistent with our compensation philosophy and our focus on pay for performance, we do not provide our NEOs with any material perquisites or supplemental benefits.

Compensation-Setting Process

Role of the Human Capital Committee

The members of the Human Capital Committee have been appointed by the Board. The Human Capital Committee currently consists of three directors, all of whom are “independent directors” as defined in the listing standards of the Nasdaq Marketplace Rules. During fiscal 2023, the members of the Human Capital Committee were Jorge Titinger, who served as Chair, Scott Arnold, and Henry Maier.

The Human Capital Committee operates under a written charter that was originally adopted by the Board in 2002 and which has subsequently been amended from time to time, most recently in April 2022. The charter of the Human Capital Committee is posted on our website at www.calamp.com.

The Human Capital Committee’s responsibilities include assisting the Board with discharging its responsibilities relating to the compensation of our executives and directors and to provide general oversight of our compensation structure, including our equity compensation plans and benefits programs. The Board is responsible for the final approval of NEO compensation, though it relies heavily on the advice and recommendations of the Human Capital Committee.

Role of Management

The Human Capital Committee periodically meets with the CEO and Chief People Officer (“CPO”) to obtain information with respect to compensation programs. The CEO makes recommendations to the Human Capital Committee on the base salaries, incentive targets and measures, and equity compensation for the NEOs (other than the CEO) and other senior management. The Human Capital Committee considers, but is not bound by nor does it always accept, the CEO’s recommendations with respect to NEO compensation. Each year the Human Capital Committee also seeks input from Pay Governance, its independent compensation consultant, prior to making any final determinations. The CEO and CPO attend most of the Human Capital Committee’s meetings, but the Human Capital Committee also regularly holds executive sessions not attended by any members of management. The Human Capital Committee discusses the CEO compensation package with him, but the CEO is not present during the deliberations or voting on the CEO compensation. The Human Capital Committee has not delegated any of its authority with respect to compensation of NEOs to any member of management.

Role of the Compensation Consultant

The Human Capital Committee has the authority in its sole discretion to engage its own compensation consultants and other independent advisors to assist in creating and administering the executive compensation policies. Each year the Human Capital Committee retains the services of an independent compensation consulting firm to conduct various compensation-related studies and analyses. The independent consulting firm does not provide any other services to the Company and has received no compensation other than with respect to services provided to the Human Capital Committee. Since January 2021, the Human Capital Committee has engaged Pay Governance to assist the Human Capital Committee. During fiscal 2023, Pay Governance provided the following services to the Human Capital Committee:

•	Reviewed our executive compensation peer group;

•	Conducted a competitive market assessment of our executive compensation;

•	Reviewed peer equity practices including burn rate, overhang and equity award vesting periods;

•	Provided an update on market trends and regulatory developments impacting executive compensation; and

•	Reviewed peer practices for executive severance and change-in-control provisions.

Pursuant to the factors set forth in the SEC rules and the NASDAQ Stock Market listing standard, the Human Capital Committee has reviewed the independence of Pay Governance and conducted a conflicts of interest assessment, and has concluded that Pay Governance is independent and that its work for the Human Capital Committee has not raised any conflicts of interest.

Determination of Executive Officer Compensation for Fiscal 2023

Comparative Analysis

The Human Capital Committee engaged Pay Governance to assist the Committee in the evaluation of appropriate cash and equity compensation for the NEOs in fiscal 2023. Pay Governance, in consultation with management, prepared a competitive compensation analysis that compared the cash and equity-based compensation of the NEOs with market compensation data. Market data for the NEOs consists of compensation data derived from a public company peer group (the “Peer Group”) as reported in proxy statements and other public filings.

This Peer Group was based on targeted selection criteria that included a review of both company size and business focus. The size criteria focused primarily on revenue and market capitalization. In terms of business focus, we considered our continued transformation to a subscription-based revenue model and selected a mix of communications equipment/hardware and software-as-a-service companies that was generally consistent with our expected revenue mix. Based on these criteria, the Human Capital Committee utilized the 22 companies listed below for our fiscal 2023 Peer Group:

Communications/Other Technology Hardware		Software

• Applied Optoelectronics	• Comtech Telecomm	• 8x8, Inc.	• Ooma

• Arlo Technologies	• Digi International	• A10 Networks	• PROS Holdings

• Aviat Networks	• FARO Technologies	• Bottomline Technologies	• Synchronoss Technologies

• Avid Technology	• Harmonic	• comScore	• TrueCar

• Calix	• Inseego Corp.	• i3 Verticals	• Upland Software

• Casa Systems	• Ribbon Communications

The competitive compensation analysis for fiscal 2023 was presented by Pay Governance to the Human Capital Committee during a meeting on April 25, 2022. At this meeting, Pay Governance also presented its assessment of the Company’s executive compensation elements relative to market practices and trends.

For fiscal 2023, the Human Capital Committee removed two peer companies that were acquired in 2021 (ORBCOMM and Cornerstone OnDemand) and added three new peer companies (Ooma, Upland Software and TrueCar) that fit our selection criteria with financial and industry characteristics more similar to CalAmp.

Base Salary

Base salaries for NEOs, including that of the CEO, are set according to the responsibilities of the position, the specific skills and experience of the individual and the competitive market for executive talent. The Human Capital Committee reviews base salaries annually and makes recommendations to the Board to adjust them as appropriate to reflect changes in market conditions, individual performance and responsibilities, and the Company’s financial position. In deliberating on proposed salary adjustments and recommending changes to the Board, the Human Capital Committee considers the position relative to the market of each NEO’s proposed base salary amount, and generally targets the 50th percentile of salaries at Peer Group companies. For fiscal 2023, the base salaries of the NEOs were increased by 2.5-6%, with a 4%

increase for the CEO, from the base salaries for fiscal 2022, as a result of the Committee’s consideration of the competitive market base salary information. The fiscal 2023 salary increases were effective April 24, 2022. The aggregate base salaries of the NEOs in fiscal 2023 were in the 25th to 35th percentile of market compensation as represented by the Peer Group.

Effective January 30, 2023, Mr. Gardner recommended that his base salary be reduced and the Human Capital Committee concurred and as a result Mr. Gardner’s base salary was reduced by $50,000 to $485,600 until December 31, 2023. Pursuant to Mr. Gardner’s Separation Agreement, Mr. Gardner’s base salary was reinstated to $535,600 effective May 10, 2023 through his Separation Date.

In connection with Ms. Zhang’s assumption of duties as Interim CFO on September 19, 2022, Ms. Zhang was provided a $10,000 per month salary stipend through the date of the appointment of our new CFO on January 9, 2023.

Base salary amounts earned during fiscal 2023 for the NEOs are shown in the Summary Compensation Table on page 78.

Cash Incentive Plan

The fiscal 2023 executive officer cash incentive compensation program for our NEOs reflects the Human Capital Committee’s belief that a meaningful component of executive compensation should be contingent on the financial performance of the Company. The aggregate value of target total cash compensation (base salary and target bonus) for our NEOs is generally set to approximate the 50th percentile of the total cash compensation opportunity for Peer Group companies, with the intent that superior performance under the cash incentive plan would enable each NEO to elevate total cash compensation to a level that is above the 50th percentile. Similarly, if performance results are below expectations, the structure of the cash incentive plan would result in the NEOs receiving total cash compensation below the 50th percentile. Based on the Pay Governance report of April 2022, target total cash for our executives, other than our CEO, averaged the 43rd percentile, while our CEO target total cash was at the 25th percentile, as compared to our Peer Group. As a result of CalAmp not meeting the fiscal 2023 performance targets for consolidated revenue and consolidated Adjusted EBITDA, the aggregate total cash compensation for fiscal 2023 was below these percentiles.

Target incentive payout is based on the percentage of base salary established by the Human Capital Committee for each NEO, with 85% of target earned for threshold performance under the performance metrics, 100% for target performance and 200% of target earned for maximum performance. The following table illustrates potential payouts as a percentage of the NEO’s base salary at these performance metrics:

	Incentive Amounts as a % of Base Salary
	Threshold	Target	Maximum

President and CEO	85%	100%	200%

Former Executive VP and CFO	64%	75%	150%

SVP and CFO(1)	60%	70%	140%

Former Interim CFO	34%	40%	80%

Former SVP and CTO	55%	65%	130%

SVP and CRO(2)	-	-	-

SVP and CLO	43%	50%	100%

(1)    Pursuant to Mr. Kim’s offer letter in January 2023, and given that the fiscal year would be ending in two months, Mr. Kim’s participation in our cash incentive plan was subject to a guaranteed 2023 fiscal year payout of not less than $49,583 if fiscal year performance did not result in a cash incentive at or above such amount. For the 2023 fiscal year, Mr. Kim received a cash incentive payout of $20,660 based on actual performance, and a cash payout of $28,923 for the remaining portion of his guaranteed cash incentive payment.

(2)    In connection with Mr. Carson’s commencement of employment in June 2022, he was provided a guaranteed bonus for the second and third quarters of the fiscal year equal to $81,250 per quarter. For the fourth quarter of fiscal 2023, he was provided a bonus of $87,500 based on revenue and EBITDA performance and the addition of 10 new logos, as discussed further below.

On April 26, 2022, the Human Capital Committee recommended, and the Board approved, the fiscal 2023 cash incentive compensation program, including weighting factors, target incentive amounts as a percentage of base salary and quantitative goals. The cash incentive program is divided into two separate measurement periods—the six-month period ended August 31, 2022 and the six-month period ended February 28, 2023. The first six months’ performance is weighted at 40% and the second six months’ performance is weighted at 60% for determining the incentive payout earned for the full fiscal year. The quantitative goals for the fiscal 2023 cash incentive program were consolidated revenue and consolidated Adjusted EBITDA with separate pre-determined goals for each six-month period that correlated to our fiscal 2023 Annual Operating Plan (“AOP”), with the weighting of these financial measures at 40% each. The remaining 20% per period was based on achievement of management qualitative MBOs proposed by the CEO for each of his direct reports, and for the CEO by the Human Capital Committee, and were provided in an effort to align management objectives with the Company’s transformation to a SaaS enterprise. This results in weighting factors in the first six-month performance period, to 16% for each of consolidated revenue and consolidated Adjusted EBITDA and 8% for the qualitative management MBOs, and in the second six-month performance period to 24% for each of consolidated revenue and consolidated Adjusted EBITDA and 12% for the qualitative management MBOs. For fiscal 2023, the Human Capital Committee determined that no above-target payouts could be made for the first six-month period unless and until the second-six month period performed at target. Adjusted EBITDA is the same metric as discussed in our Annual Report on Form 10-K, filed with the SEC on April 28, 2023, with reconciliation disclosed in Note 19 to the consolidated financial statements included therein.

The Human Capital Committee believes that the cash incentive plan structure rewards the NEOs for achievement of quantitative goals and provides limited downside protection in the event of performance that is close to, but below, the target level. For fiscal 2023, the quantitative goals at the target level were set equal to consolidated revenue and consolidated Adjusted EBITDA consistent with the fiscal 2023 AOP and is generally consistent with the methodology used for the cash incentive plans of previous years. The target goals for the first six-month period of fiscal 2023 were set above actual performance for the last six-month period of fiscal 2022, consistent with the AOP, and reflected the anticipated continued impact of supply chain uncertainty. The target goals for the second six-month period of fiscal 2023 were set at substantial increases over the goals set for the first six-month period of fiscal 2023, and full fiscal year 2023 goals were set above actual performance for fiscal 2022.

Quantitative goals at the threshold and maximum performance levels were determined by varying the goal amounts up or down from the projected consolidated revenue and consolidated Adjusted EBITDA amounts shown in the fiscal 2023 AOP for the respective performance periods. The AOP is typically established by management and approved by the Board at the beginning of each fiscal year and reflects performance levels that the Board feels are challenging but achievable with significant effort. The fiscal 2023 AOP was approved in February 2022. As a general matter of practice, maximum levels for each measure are generally set as to represent both extremely challenging performance goals and outstanding achievement. As a frame of reference, in the 10-year period through fiscal 2023, the consolidated revenue maximum levels in the NEOs’ cash incentive plans were not exceeded in any year, and the consolidated Adjusted EBITDA maximum levels were exceeded only once, in fiscal year 2013.

Payouts are prorated on a straight-line basis for achievement between the threshold and target levels or the target and maximum levels. If the Company does not achieve above the threshold performance level for a measure, no payout is made for that measure. The fiscal 2023 financial quantitative goals, weighted 40% each, were as follows ($ in millions):

Performance goals for the six months ended August 31, 2022:
Description	Threshold	Target	Maximum
Consolidated Revenue	$123.76	$143.91	$181.32
Consolidated Adjusted EBITDA	$6.44	$8.48	$11.5

Performance goals for the six months ended February 28, 2023:
Description	Threshold	Target	Maximum
Consolidated Revenue	$147.14	$171.09	$215.58
Consolidated Adjusted EBITDA	$16.42	$21.61	$29.39

Threshold performance results in 50% payout and maximum performance results in 200% payout earned as to each measure, with 5 payout ranges (increasing 25%) between correlating to the performance achieved. No amounts are paid for below threshold performance. Threshold for consolidated revenue was established at 86% of target performance and threshold for Adjusted EBITDA was established at 76% of target performance.

For the six month period ended August 31, 2022, the Company was below the targets for both actual consolidated revenue (96% of target performance) and actual Adjusted EBITDA (79% of target performance). For the six month period ended February 28, 2023, the Company was below the targets for both actual consolidated revenue (92% of target performance) and Adjusted EBITDA (53% of target performance). This resulted in a weighted percentage of target earned for the financial metrics for the full fiscal year 2023 (based on 40% weighting for the first six-month period and 60% weighting for the second six-month period) of approximately 93% for consolidated revenue and 63% for consolidated Adjusted EBITDA resulting in a total payout of 48% of target incentive based on the financial metrics.

The following table summarizes the financial targets compared to the actual results for the respective performance periods ($ in millions):

Description	Target	Actual	Percentage of Target Incentive Earned (before weighting)

Performance target for the six months ended August 31, 2022:

Consolidated Revenue	$143.91	$137.55	75%

Consolidated Adjusted EBITDA	$8.48	$6.66	50%

Performance target for the six months ended February 28, 2023:

Consolidated Revenue	$171.09	$157.39	75%

Consolidated Adjusted EBITDA	$21.61	$11.41	0%

For the six month period ended August 31, 2022, the qualitative management MBOs were achieved between 80-100% of target, and for the six month period ended February 28, 2023, the qualitative management MBOs were achieved at 71-98% of target.

The actual cash incentive plan payouts to the NEOs (other than Mr. Carson) ranged from 52.9% to 57.8% of the target incentive amounts in each case, as shown in the “Non-Equity Incentive Plan Compensation (Bonus Plan)” column of the

Summary Compensation Table on page 78. During the fiscal year, there were no adjustments to any of the performance metrics or the weighting of the performance metrics as approved by the Human Capital Committee for each of the two performance periods.

Mr. Brennen Carson, our SVP and CRO, who was hired in June 2022, did not participate in our cash incentive program. Upon hiring he was provided a guaranteed bonus for the second and third quarters of fiscal year 2023 equal to $81,250 per quarter, or $162,500. For the fourth quarter of fiscal 2023, the CEO determined that Mr. Carson should receive a cash payout equal to $87,500, which is 108% of his target quarterly bonus of $81,250, primarily based on the addition of 10 new logos, as well as the Company’s fourth quarter revenue and EBITDA performance.

Retention Performance-based Cash Award - Forfeited

In August 2022, the Board approved a special performance bonus for Mr. Binder, our former CFO, pursuant to which Mr. Binder would receive a one-time cash bonus in the amount not to exceed $150,000 upon the Company’s satisfaction of certain revenue target goals, contingent upon his continued employment through February 28, 2023. Mr. Binder’s employment with the Company terminated effective September 23, 2022, and as such he was not entitled to receive the retention cash award.

Fiscal 2022 Retention Cash Award

In addition, in February 2022, the Human Capital Committee approved a retention cash award to Messrs. Binder, Rau and Scott in the amount of $100,000, $50,000 and $50,000, respectively, contingent upon the executive remaining employed by the Company through February 28, 2023. Mr. Binder’s employment with the Company terminated effective September 23, 2022, and as such he was not entitled to receive the retention cash award. Messrs. Rau and Scott both received the retention cash award based on their continued employment through February 28, 2023.

Sign-On, Interim Promotion and Patent Bonuses

In connection with their commencement of employment with the Company, Messrs. Kim and Carson each received a one-time sign on bonus of $175,000 and $75,000, respectively. If either of Mr. Kim or Mr. Carson voluntarily terminates his employment or is terminated for misconduct within twelve months from his date of hire, he will be required to repay the bonus in full.

In connection with a patent filing on behalf of the Company, Mr. Rau received a $1,000 bonus in April 2022.

In connection with Mr. Binder’s resignation from his position as Executive VP and CFO, and Ms. Zhang’s appointment as Interim CFO, Ms. Zhang was awarded a retention bonus of $80,000, provided that she remain employed with the Company through April 30, 2023.

The foregoing bonuses are not treated as a recurring component of compensation.

2023 Equity Awards

The Human Capital Committee believes that equity compensation plans are essential tools to (i) align the long-term interests of our stockholders and employees particularly members of executive management, (ii) serve to motivate the NEOs to make decisions that will provide the best long-term returns to stockholders, and (iii) provide the NEOs with a strong incentive to remain with CalAmp over time. The Human Capital Committee also believes that equity awards remain an essential element of a competitive compensation package, given that such plans are offered currently by most public and private technology companies that we compete against for both executive and non-executive talent.

In determining the size of the equity awards to be granted to NEOs, the Human Capital Committee first establishes the total fair value of equity awards for each NEO by reference to prevailing market compensation levels for comparable positions and other factors as discussed in the following paragraph. The Human Capital Committee next considers the apportionment of the total equity award value between stock awards, options and performance-based awards. For the past three fiscal years, the Committee used a value allocation for time-vested stock awards and performance-based equity awards of 50% and 50%, respectively in order to align the interests of our executives with our stockholders. The time-vested stock awards vest over a period of three years.

At a meeting of the Human Capital Committee held on July 25, 2022, the CEO presented proposed equity award allocations for the NEOs. During this meeting, the Human Capital Committee considered the information on total direct compensation (total cash and equity compensation) and long-term incentive practices contained in the fiscal 2023 competitive compensation assessment described above that compared the compensation of the Company’s NEOs with compensation data from the Peer Group companies. In evaluating the proposed executive officer equity awards for fiscal 2023, the Human Capital Committee also considered factors such as the ratio of proposed equity awards for NEOs and non-executive officer employees, the prevailing stock price, share dilution under our Plan, estimates of stock compensation expense, longevity projections of the equity award plan pool of available units, equity award ‘burn rate’ estimates, the Human Capital Committee’s assessment of progress on important strategic initiatives such as those described on page 60 under the heading “Fiscal 2023 Business Overview,” and the April 2022 report provided by Pay Governance showing target long-term equity values of our CEO at the 40th percentile, and of our other NEOs at an average of 60th percentile, of our Peer Group.

The Human Capital Committee intended to approve equity award allocations that were identical to the fiscal 2022 allocation for the CEO, and identical to or slightly below the fiscal 2022 allocations for the remaining NEOs. However, in light of our lower stock price, and mindful of share usage under our Plan, the Human Capital Committee determined that the number of shares to be granted for the fiscal 2023 annual equity awards would be based on the average of our closing stock price for the six months prior to the grant date (of $6.11) instead of the closing price of our common stock on the grant date (of $4.44), which resulted in a lower grant value than that of fiscal 2022.

In addition, in connection with their commencement of employment with the Company, Messrs. Kim and Carson each received initial awards of 265,008 shares of restricted stock and 50,004 RSUs, respectively. Such equity awards vest 33.33% on the first anniversary of the grant date, and 8.33% vest quarterly thereafter, subject to continued service through the vesting date.

The PSUs granted to each NEO are allocated or weighted based on the relative importance of each performance metric towards stock price appreciation or shareholder value creation as determined by the Human Capital Committee. The PSUs vest upon achievement of the following pre-determined financial metrics: organic revenue growth for our Software & Subscription Services, weighted 70%, EBITDA margin, weighted 15%, and gross margin, weighted 15%. The PSUs are earned ranging from 75% of target shares with threshold performance and 120% of target shares with maximum performance, based on the following ranges of actual performance against the goals for each financial performance metric.

Performance Goal Percentage Achievement	Percentage of Shares Earned

111%—115%	120%

106%—110%	114%

103%—105%	107%

98%—102%	100%

93%—97%	90%

88%—92%	85%

82%—87%	80%

77%—81%	75%

< 77%	0%

The performance metric weighting, financial metrics, performance periods and percentages earned per performance period are summarized as follows:

		Target Metrics—PSU Vesting Provisions
	Performance Metric Weighting	Twelve months ended			Cumulative Three Year period ended February 28, 2026
		February 28, 2023	February 28, 2024	February 28, 2025
		33% of Target Number of PSUs	33% of Target Number of PSUs	33% of Target Number of PSUs

S&SS revenue growth rate	70%	30%	12%	15%	70%

EBITDA margin	15%	10%	14%	16%	18%

Gross margin	15%	42%	44%	46%	48%

This S&SS revenue growth percentage target is based off of growth over actual performance for the prior fiscal year. The awards have four measurement periods consisting of the twelve-month period ending February 28, 2023, the twelve-month period ending February 29, 2024 and the twelve-month period ending February 28, 2025, with a final “catch up” measurement period defined as the three-year period ending February 28, 2026 to reward the NEOs for sustained, longer term performance. One-third of the target number of PSUs is eligible to be earned in each of the three annual measurement periods. Any target PSUs that are not earned based on achieving below target performance as of the end of the applicable annual measurement period are eligible to vest in the final three-year “catch up” measurement period ending February 28, 2026. The final three-year catch up measurement period has a separate pre-established cumulative goal. All equity awards that remain unvested after the final cumulative performance period are deemed forfeited by the executive. The program reserves discretion for the Human Capital Committee to adjust the payout, but no such discretion has been exercised with any of the PSUs.

Based on the Company’s actual performance for the twelve-month period ending February 28, 2023, S&SS revenue growth rate performed at 92% of target (yielding 85% earned before weighting), EBITDA margin was 6.1% (yielding 0% earned before weighting) and gross margin percentage was 36.9% (yielding 0% earned before weighting), resulting in approximately 60% of target fiscal 2023 PSUs earned, which when multiplied by the one-third of PSUs granted and allocated to each performance period, results in approximately 20% of target PSUs vesting and converting to shares issued based on fiscal 2023 performance. These vested amounts are reflected in the Stock Vested table below on page 84. Given below target performance under each of the S&SS revenue growth rate, EBITDA margin and growth margin performance metrics for fiscal 2023, 4.7%, 5% and 5% of unearned PSUs allocated for target performance under each of these measures for fiscal 2023, respectively, are still considered outstanding and can be earned during the catch up cumulative three-year measurement period that ends February 28, 2026 based on performance under these measures against the goals for that period.

Additionally, with respect to the fiscal 2023 PSUs, the Human Capital Committee approved that such PSUs are eligible for accelerated vesting in connection with a qualifying termination of employment, including in connection with a change in control, as further described under “Employment Contracts and Severance and Change-In-Control Arrangements – Performance Stock Unit Awards” beginning on page 86.

Vesting of Equity Awards Granted Prior to Fiscal Year 2023

2019 MSUs

On July 24, 2019, the Company granted MSU awards pursuant to a three-year Relative Total Shareholder Return (TSR) plan, in which our stock price performance was benchmarked against the Russell 2000 Index (^RUT) over three measurement periods that run concurrently: the twelve-month period ending on the one-year anniversary of the grant date; the 24-month period ending on the two-year anniversary of the grant date; and the 36-month period ending on the three-year anniversary of the grant date. One-third of the target number of PSUs is eligible to be earned in each of the three measurement periods. To be issued, PSUs must be both earned and vested. Earned PSUs do not vest until the end of the 36-month measurement period. TSR performance at or greater than benchmark TSR earns all target awards allocated to such period(s), while underperformance is subject to downside scaling to the extent that the Company’s TSR is below benchmark TSR at the end of the applicable measurement period.

Based on our actual TSR for the 36-month period ending July 24, 2022 of -60.7%, the NEOs earned none of their target 2019 MSUs for the final three-year performance period. Our actual TSR for the 24-month period ending July 24, 2021, resulted in less than 1% of the MSUs being earned, and our actual TSR for the twelve-month period ending July 24, 2020, resulted in 5% of the MSUs being earned, for the applicable performance period, for a total of approximately 5% of the MSUs being earned and vested as of July 24, 2022. These amounts are reflected in the Stock Vested table below on page 84.

Fiscal 2021 and Fiscal 2022 PSUs

On July 29, 2020, the Human Capital Committee granted fiscal 2021 PSU awards, and on July 28, 2021, the Human Capital Committee granted fiscal 2022 PSU awards, pursuant to which the PSUs vest upon achievement of pre-determined financial metrics regarding organic revenue growth for our Software & Subscription Services and Telematics Devices as well as gross margin. The awards are substantially similar to the fiscal 2023 awards, except with respect to the performance goals.

The fiscal 2021 PSUs have four measurement periods consisting of the six-month period ended February 28, 2021, the twelve-month period ending February 28, 2022, and the twelve-month period ending February 28, 2023 with a final measurement period defined as the three-year period ending February 29, 2024 to reward the executives for sustained, longer term performance. The performance metric weighting, financial metrics, performance periods and percentage earned per performance period for the 2021 PSUs are summarized as follows:

		Target Metrics—PSU Vesting Provisions
	Performance Metric Weighting	Six months ended February 28, 2021	Twelve months ended		Cumulative Three Year period ended February 29, 2024
			February 28, 2022	February 28, 2023
		20% of Target Number of PSUs	40% of Target Number of PSUs	40% of Target Number of PSUs
S&SS revenue growth rate	60%	7%	10%	12%	42%
Telematics device revenue growth rate	20%	0%	1%	2%	6%
Gross margin percentage	20%	38.5%	40.0%	42.0%	44.0%

The fiscal 2022 PSUs have four measurement periods consisting of the six-month period ended February 28, 2022, the twelve-month period ending February 28, 2023, and the twelve-month period ending February 29, 2024 with a final measurement period defined as the three-year period ending February 28, 2025 to reward the executives for sustained, longer term performance. The performance metric weighting, financial metrics, performance periods and percentage earned per performance period for the 2022 PSUs are summarized as follows:

		Target Metrics—PSU Vesting Provisions
	Performance Metric Weighting	Six months ended February 28, 2022 33% of Target Number of PSUs	Twelve months ended		Cumulative Three Year period ended February 28, 2025
			February 28, 2023 33% of Target Number of PSUs	February 28, 2024 33% of Target Number of PSUs

S&SS revenue growth rate	60%	10%	12%	15%	50%

Telematics device revenue growth rate	20%	1%	2%	3%	6%

Gross margin percentage	20%	40%	42%	44%	46%

The fiscal 2023 goals for the fiscal 2021 PSUs and the fiscal 2022 PSUs are identical. Based on the Company’s actual performance for the twelve-month period ending February 28, 2023, S&SS revenue growth rate performed at 107% of target (yielding 114% earned before weighting), telematics device revenue growth rate performed at 76% of target (yielding 0% earned before weighting) and gross margin percentage was 36.9% (yielding 0% earned before weighting), resulting in approximately 68% of target fiscal 2021 PSUs and fiscal 2022 PSUs earned, after weighting, for the fiscal 2023 performance period (representing approximately 23% of the total fiscal 2022 PSUs granted and 27% of total fiscal 2021 PSUs granted).

Given below target performance under each of the telematics device revenue and gross margin percentage performance metrics for fiscal 2023, the 20% of unearned PSUs allocated for target performance under each of these measures for fiscal 2023, aggregating 13.2% (6.6% per metric) of fiscal 2021 PSUs granted and 16% (8% per metric) of fiscal 2022 PSUs granted are still considered outstanding and can be earned during the catch up cumulative measurement period based on performance under these measures against the goals for that period. For the fiscal 2021 PSUs, the percentage of unearned PSUs from the six-month period ending February 28, 2021, and the twelve-month period ending February 28, 2022, are 0% and 2%, respectively, which when combined with the vesting for fiscal 2023, yields 15.6% of fiscal 2021 PSUs granted that may be earned based on cumulative performance over the three-year period ending February 29, 2024. For the fiscal 2022 PSUs, the percentage of unearned PSUs from the twelve-month period ending February 28, 2022, is 0% and 2%, respectively, which when combined with the vesting for fiscal 2023, yields 20% of fiscal 2022 PSUs granted that may be earned based on cumulative performance over the three-year period ending February 28, 2025. Of our NEOs, only Messrs. Gardner, Rau and Scott held catch-up PSUs as of fiscal year end. Mr. Rau forfeited his PSUs in connection with his separation in March 2023, and Mr. Garner will forfeit all PSUs upon his Separation Date.

Fiscal 2022 Retention PSU Awards - Forfeited

In an effort to ensure that the management team, who are instrumental in the Company’s transformational goals, remained retained by the Company and motivated to deliver superior returns to stockholders in the future, in fiscal 2022, the Human Capital Committee approved one-time grants of PSU awards to Messrs. Binder, Rau and Scott of 50,000 PSUs, 40,000 PSUs and 25,000 PSUs, respectively, pursuant to which all of the shares vest upon achievement of no less than 97.5% of the approved revenue target for fiscal 2023 consistent with the fiscal 2023 AOP, and 50% of the shares vest upon achievement of no less than 95% and up to 97.5% of such approved revenue target. These awards have a single measurement period consisting of the twelve-month period ending February 28, 2023. The Company failed to achieve 95% of the approved revenue target, and these awards were forfeited in their entirety.

Elimination of “Catch Up” Measurement Period for Fiscal 2024 PSU Awards

In May 2023, the Human Capital Committee determined that the 2024 PSU awards will not have a “catch up” feature and associated cumulative performance period that is a feature in our outstanding PSUs. As such, there will be no ability to subsequently earn PSUs that were not earned during the applicable annual performance period.

Equity Award Practices

The Human Capital Committee or the Board approves all equity awards granted to NEOs and other employees in accordance with our Equity Award Guidelines. Time-based equity awards, typically consisting of RSUs and restricted stock are generally granted when a key employee, including an NEO, joins the Company, and on an annual basis thereafter. These NEO and key employee equity awards typically vest over a three-year period. In addition, the Human Capital Committee introduced the use of 50% performance-based equity awards for the NEOs in fiscal 2015 and has continued to use performance-based awards each year since that time. For more than 10 years, it has been a practice to make annual equity award grants to NEOs and key employees on the day of the annual meeting of stockholders, at the same time that equity awards are made to non-employee directors pursuant to the provisions of the Plan. The annual meeting of stockholders is typically held during the last week of July on a date established at least three months in advance.

In May 2023, in order to avoid vesting dates occurring during closed trading windows and to ensure consistent grant dates that are sufficiently distanced from the general release of quarterly and annual financial information, the Human Capital Committee amended and restated the Company’s Equity Award Guidelines to provide that the annual equity award grant date for all employees shall be August 5th of each year, and all grant dates for non-annual equity awards to employees, including our executive officers, made in connection with promotions, new hires or otherwise, shall occur on the 5th day of the month following such event, subject to approval by the Human Capital Committee and/or Board, as applicable, occurring on or before such grant date.

The Human Capital Committee has delegated to the CEO and CFO the authority to approve equity awards for newly hired employees, newly promoted employees, and annual equity awards for employees other than NEOs and senior management, provided that such awards do not exceed the fair value range indicated in this policy statement. Equity awards approved by the CEO or CFO pursuant to this delegation of authority are subject to Company’s Equity Award Guidelines, as amended and restated in May 2023, and are reported to the Committee at its quarterly meetings.

The size of an initial equity award to an NEO is based upon the position, responsibilities and expected contribution of the individual, with subsequent grants also taking into account the individual’s performance and potential contributions. In establishing the amount and type of equity awards to the NEOs, the Human Capital Committee takes into consideration each NEO’s duties and responsibilities, individual performance and the competitive compensation analysis in which the NEO’s total direct compensation is benchmarked against market data. The Human Capital Committee also takes into consideration the equity award burn rate in relation to industry benchmarks published by Institutional Shareholder Services and the financial statement impact of proposed equity awards.

Fiscal 2022 “Say-on-Pay” Advisory Vote on Executive Compensation

At last year’s annual meeting of stockholders, approximately 94% of the votes cast in the “Say-on-Pay” advisory vote were “FOR” approval of the Company’s Say-on-Pay proposal. The Human Capital Committee evaluated the results of the fiscal 2022 advisory vote together with the other factors and data discussed in this Compensation Discussion and Analysis in determining executive compensation policies and decisions. The Human Capital Committee is committed to continuing the best pay practices and pay-for-performance approach to executive compensation that has resulted in consistently high stockholder support. To that end, the Human Capital Committee considered the vote results and did not make changes to the Company’s executive compensation policies and decisions as a result of the fiscal 2022 advisory vote.

Executive Officer Stock Ownership Guidelines and Equity Holding Period

The Human Capital Committee has adopted minimum stock ownership guidelines for our executive officers, including the NEOs. For the CEO, the guideline stock ownership amount is 2.5 times annual base salary, and for the other NEOs, the guideline stock ownership amount is 1.5 times annual base salary. The market value of the stock on the date of acquisition serves as the basis for determining compliance with the guidelines. Each executive officer is expected to come into compliance with these guidelines no later than the fifth anniversary of his or her appointment as an executive officer, or for an executive who is appointed as the CEO, he or she shall come into compliance with the increased stock ownership guidelines (e.g., 2.5 times rather than 1.5 times) no later than the fifth anniversary of his or her advancement to such position. For purposes of these guidelines, shares of the Company’s common stock that count toward satisfaction of the ownership requirements include: (1) issued and outstanding shares of the Company’s common stock that are not subject to pledging restrictions and either are fully vested or vest solely based on the passage of time, and (2) shares of the Company’s common stock subject to outstanding RSU awards (including deferred RSU awards) that are fully vested, or vest solely based on the passage of time. At the end of fiscal 2023, all NEOs who were required to be in compliance were in compliance with these stock ownership guidelines.

The Company does not currently have a policy that specifies a minimum holding period for stock acquired by the NEOs as a result of equity awards. The Board believes that the NEO stock ownership guidelines are competitive and support the objective of ensuring that the NEOs maintain a meaningful ownership interest in CalAmp and are aligned with our stockholders over the long term.

Retirement Benefits / Deferred Compensation

The Company does not provide retirement benefits to any of its employees, including the NEOs, other than a 401(k) plan that is open to all regular, full-time U.S. employees and a non-qualified deferred compensation plan in which the NEOs, certain other management employees and non-employee directors are eligible to participate. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all U.S. employees, including the NEOs, are permitted to contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis. We match dollar-for-dollar of the first 3% of pay contributed and one-half of the next 2% of pay contributed to the 401(k) plan each year. The nonqualified deferred compensation plan is described under “Nonqualified Deferred Compensation” on page 85.

Compensation Recovery Policy

We maintain a compensation recovery policy (claw-back policy) allowing us to require the repayment or forfeiture of any cash or equity incentive compensation paid or granted to an NEO where the payment, grant or vesting of such compensation or award was based on the achievement of financial results that were subsequently the subject of a financial restatement and where that NEO was found to have engaged in fraud or willful misconduct which caused, or materially contributed to, the need for such restatement. In addition to the foregoing, our CEO and CFO are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act. In light of rules recently issued by the Securities and Exchange Commission regarding claw-back policies, we expect to review our claw-back policy in 2023 and determine whether any updates to our policy are warranted.

Severance and Change in Control Payments

The Company’s Board has provided the NEOs with severance and change in control arrangements in order to promote stability and continuity, and to mitigate a potential disincentive for the executives to pursue and execute an acquisition of the Company, particularly where the services of these NEOs may not be required by the acquirer. For a more detailed description of the severance and change in control benefits provided to our NEOs, please see the discussion under “Employment Contracts and Severance and Change-In-Control Arrangements” beginning on page 86.

Other Compensation

Other elements of executive compensation include life insurance, long-term disability insurance and health benefits. These benefits are also available to all regular, full-time U.S. employees, except that the Company pays the entire disability and health insurance premiums for the NEOs. The NEOs are also covered by a supplemental medical insurance program that reimburses the NEO for out-of-pocket eligible medical costs up to an annual family limit of $100,000 per NEO, which is offered in order to provide market-competitive compensation to the NEOs. The Company payments for the NEOs pursuant to these other elements of compensation in fiscal 2023 are included in the “All Other Compensation” column in the Summary Compensation Table on page 78.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to its “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of a corporation’s chief executive officer and each of its other three highest compensated officers, other than its chief financial officer, and remuneration that qualified as “performance-based compensation” within the meaning of the Code was exempt from this $1.0 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions with respect to grandfathered awards, eliminated; while the determination of the covered employees was generally expanded. As a result of the repeal of the performance-based compensation exception to Section 162(m) of the Code, other than with respect to grandfathered awards, we may not be able to take a deduction for any compensation in excess of $1.0 million that is paid to a covered employee.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Human Capital Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees, so that they are either exempt from, or satisfy the requirements of Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers, individuals who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the payor may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of CalAmp.

Accounting for Stock-Based Compensation

The Human Capital Committee takes accounting considerations into account in designing compensation plans and arrangements for our NEOs and other employees. The principal guidance regarding stock-based compensation is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards. ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock awards that may be settled for shares of our common stock to our NEOs, based on their fair values. For certain performance-based stock awards, we also must apply judgment in determining the periods when and if, the achievement of the related performance targets becomes probable. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our NEOs, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

Hedging and Pledging Practices

The Company prohibits short sales and transactions in derivatives of our securities, including any form of hedging transactions involving CalAmp securities, for all employees, including our NEOs, and non-employee directors. In addition, NEOs and directors are strongly discouraged from holding CalAmp securities in margin accounts or pledging CalAmp securities as collateral for loans in a manner that could create compensation-related risk for CalAmp.

HUMAN CAPITAL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Human Capital Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Human Capital Committee Report by reference therein.

The Human Capital Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Human Capital Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2023.

HUMAN CAPITAL COMMITTEE

Jorge Titinger, Chair

Scott Arnold

Henry Maier

HUMAN CAPITAL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2023, the Human Capital Committee was comprised of Messrs. Arnold, Titinger and Maier. There are no interlocks between the Company and other entities involving the Company’s officers and directors who serve as executive officers or directors of other entities.

SUMMARY COMPENSATION TABLE

The table below sets forth the compensation awarded to, earned by, or paid to each of our NEOs for the last three fiscal years.

Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards (1)(2)	Non-Equity Incentive Plan Compensation (Bonus Plan)		All Other Compensation		Total

Jeffery Gardner	2023	$528,585	-		$1,271,620		$283,440	$51,027	(3)	$2,134,672

President and CEO	2022	515,000	-		2,000,046		255,440	48,476		2,818,962

	2021	481,327	-		1,632,050		494,400	417,422		3,025,199

Kurtis Binder (4)	2023	$235,000	-		$646,726		$84,870	$25,625	(5)	$992,221

Former Executive VP and CFO	2022	385,654	-		1,333,522		201,632	39,759		1,960,566

	2021	367,692	-		787,000		267,095	37,904		1,459,691

Jikun Kim (6)	2023	$57,212	$203,923	(7)	$1,274,688		$20,660	$10,208	(8)	$1,566,691

SVP and CFO

Xiaolian (Cindy) Zhang (9)	2023	$272,341	-		$112,634		$51,253	$14,860	(10)	$451,088

Former Interim CFO

Anand Rau (11)	2023	$350,000	$51,000	(12)	$428,704		$130,858	$48,494	(13)	$1,009,056

Former SVP and CTO	2022	310,154	-		916,873		139,964	37,824		1,404,816

	2021	296,732	-		472,020		144,372	36,740		949,547

Brennen Carson (14)	2023	$241,250	$325,000	(15)	$358,029	$		$24,566	(16)	$948,845

SVP and CRO

Richard Scott	2023	$322,692	$50,000	(17)	$327,006		$93,860	$31,460	(18)	$825,018

SVP and CLO

(1)     The grant date fair value of equity awards is calculated in accordance with ASC Topic 718 for stock-based compensation and excludes the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used with respect to the valuation of equity awards are set forth in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K, filed with the SEC on April 28, 2023. The actual amounts realized by the NEOs may be higher or lower than the equity award fair values shown in this table.

(2)     This column includes PSU awards and time-based RSUs and restricted stock awards granted in fiscal 2023. The fair value of the PSU awards and time-based RSUs and restricted stock awards is calculated as the number of shares awarded multiplied by the closing stock price on the grant date. In fiscal 2023, the executive officers were granted PSU awards pursuant to which the PSUs vest upon achievement of pre-determined financial metrics including revenue growth for Software & Subscription Services, EBITDA margin and gross margin. The performance criteria and vesting provisions are described in the section entitled “Compensation Discussion and Analysis” on page 58. The amounts in this column represent the probable outcome of results at the time of grant, which is equal to the target value.

	Performance-Based Equity Awards				Time-Vested Equity Awards
Name and Principal Position	Grant Date	Granted Amount	Grant Date Target Award Value	Grant Date Maximum Award Value	Grant Date	Grant Date Fair Value

Jeffery Gardner	7/26/2022	143,205	$635,8305	$762,996	7/26/2022	$635,790

President and CEO

Kurtis Binder	7/26/2022	72,831	$323,370	$388,044	7/26/2022	$323,356

Former Executive VP and CFO

Jikun Kim	-	-	-	-	1/09/2023	$1,274,688

SVP and CFO

Xiaolian (Cindy) Zhang	-	-	-	-	7/26/2022	$112,634

Former Interim CFO

Anand Rau	7/26/2022	48,279	$214,359	$257,231	7/26/2022	$214,345

Former SVP and CTO

Brennen Carson	-	-	-	-	6/01/2022	$358,029

SVP and CRO

Richard Scott	7/26/2022	36,822	$163,490	$196,188	7/26/2022	$163,516

SVP and CLO

(3)    Amount consists of $13,008 for Company matching contributions under the 401(k) Plan, $10,848 under an executive medical cost reimbursement program and $27,171 for health, disability and life insurance premiums paid by us for the benefit of Mr. Gardner.

(4)    Effective September 23, 2022, Mr. Binder resigned as EVP and CFO. Upon termination, all outstanding and unvested equity awards held by Mr. Binder were forfeited, and he did not receive any severance payments or benefits in connection with his resignation.

(5)    Amount consists of $9,212 for Company matching contributions under the 401(k) Plan, $6,307 under an executive medical cost reimbursement program and $10,106 for health, disability and life insurance premiums paid by us for the benefit of Mr. Binder.

(6)    Mr. Kim was appointed as our SVP and CFO effective January 9, 2023.

(7)    Amount represents a one-time signing bonus of $175,000 awarded to Mr. Kim in connection with his commencement of employment with the Company, and a guaranteed incentive cash payment of $28,923, which was in excess of the amount earned pursuant to pre-determined performance goals.

(8)    Amount consists of $8,147 for Company matching contributions under the 401(k) Plan, $919 under an executive medical cost reimbursement program and $1,142 for health, disability and life insurance premiums paid by us for the benefit of Mr. Kim.

(9)    Ms. Zhang commenced service as Interim CFO effective September 19, 2022 in connection with Mr. Binder’s resignation from that position. In connection with Mr. Kim’s appointment as SVP and CFO effective January 9, 2023, Ms. Zhang ceased her service as Interim CFO and continues to serve as the Company’s SVP, Financial Planning and Analysis. The amounts reported in this table represent full year compensation for Ms. Zhang.

(10)    Amount consists of $12,108 for Company matching contributions under the 401(k) Plan and $2,752 for life insurance premiums paid by us for the benefit of Ms. Zhang.

(11)    Effective March 24, 2023, Mr. Rau’s employment with the Company was terminated, and he received the severance payments and benefits described in the section below entitled “Employment Contracts and Severance and Change-In-Control Arrangements.”

(12)    In connection with a patent filing on behalf of the Company, Mr. Rau received a $1,000 bonus on April 28, 2022. In addition, Mr. Rau was awarded a $50,000 retention bonus in fiscal 2022, contingent upon his remaining employed with the Company through February 28, 2023.

(13)    Amount consists of $19,771 for Company matching contributions under the 401(k) Plan, $12,462 under an executive medical cost reimbursement program, $16,261 for health, disability and life insurance premiums paid by us for the benefit of Mr. Rau.

(14)    Mr. Carson was appointed as our Senior Vice President and Chief Revenue Officer effective June 16, 2022. The amounts reported in this table represent full year compensation for Mr. Carson.

(15)    Amount represents a one-time signing bonus of $75,000 awarded to Mr. Carson in connection with his commencement of employment with the Company, a $162,500 guaranteed bonus for the second and third quarter of fiscal 2023 and a bonus for the fourth quarter of fiscal 2023 equal to $87,500.

(16)    Amount consists of $12,344 for Company matching contributions under the 401(k) Plan, $5,723 under an executive medical cost reimbursement program and $6,499 for health, disability and life insurance premiums paid by us for the benefit of Mr. Carson.

(17)    Amount represents a retention bonus awarded to Mr. Scott in fiscal 2022, contingent upon his remaining employed with the Company through February 28, 2023.

(18)    Amount consists of $11,287 for Company matching contributions under the 401(k) Plan, $7,320 under an executive medical cost reimbursement program and $12,853 for health, disability and life insurance premiums paid by us for the benefit of Mr. Scott.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2023

The table below sets forth the grants of plan-based awards made to our NEOs during fiscal 2023.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold	Target ($)	Maximum ($)

Jeffery Gardner

Incentive cash award		214,240	535,600	964,080

Performance-based stock award (2)	7/26/22				107,404	143,205	171,846		635,830

Time-based restricted stock award	7/26/22							143,196	635,790

Kurtis Binder

Incentive cash award		123,000	307,500	553,500

Performance-based stock award (2)	7/26/22				54,623	72,831	87,397		323,370

Time-based restricted stock award	7/26/22							72,828	323,356

Jikun Kim

Incentive cash award		-	49,583	74,375

Time-based restricted stock award	1/9/23							265,008	1,274,688

Xiaolian (Cindy) Zhang

Incentive cash award		37,800	94,500	172,800

Time-based RSU award	7/26/22							25,368	112,634

Anand Rau

Incentive cash award		91,000	227,500	409,500

Performance-based stock award (2)	7/26/22				36,209	48,279	57,935		214,359

Time-based restricted stock award	7/26/22							48,276	214,345

Brennen Carson

Incentive cash award		-	-	-

Time-based RSU award	6/1/22							50,004	358,029

Richard Scott

Incentive cash award		65,000	162,500	292,500

Performance-based stock award (2)	7/26/22				27,617	36,822	44,186		163,490

Time-based restricted stock award	7/26/22							36,828	163,516

(1)    The amounts shown in these columns represent the Threshold, Target and Maximum payout levels under the fiscal 2023 NEO incentive cash compensation plan. Mr. Carson was not eligible to participate in the incentive cash compensation plan and instead was eligible to receive incentive cash compensation pursuant to separate performance objectives. The actual amount paid to each NEO for fiscal 2023 is reported under the “Non-Equity Incentive Plan Compensation (Bonus Plan)” column of the Summary Compensation Table on page 78.

(2)    The Company granted PSUs under the Plan on July 26, 2022 pursuant to which the shares vest upon achievement of pre-determined financial metrics including revenue growth for Software & Subscription Services, EBITDA margin and gross margin. The performance-based stock awards are allocated or weighted based on the relative importance of each performance metric towards stock price appreciation as determined by the Human Capital Committee. The awards have four measurement periods consisting of the twelve-month period ended February 28, 2023, the twelve-month period ending February 29, 2024, and the twelve-month period ending February 28, 2025 with a final measurement period defined as the three-year period ending February 28, 2026 to reward the NEOs for sustained, longer term performance. All equity awards that remain unvested after the final cumulative performance period are deemed forfeited by the executive. The fair value of the target PSUs is $4.44, which was the market close price on the date of grant and assumes a probable outcome of target performance.

(3)    The shares underlying the RSU or restricted stock award vest 33.33% on July 26, 2023, and 8.33% quarterly thereafter, subject to continued service on the applicable vesting date. In May 2023, the Human Capital Committee approved an amendment to such awards providing that the awards vest 33.33% on August 5, 2023, and 8.33% quarterly thereafter, subject to continued service on the applicable vesting date.

(4)    The amounts shown represent the grant date fair value calculated in accordance with ASC 718. The assumptions used with respect to the valuation of these equity awards are set forth in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K, filed with the SEC on April 28, 2023. For the awards which are subject to performance-based conditions, the amounts shown represent the probable outcome of results, which is the target value.

OUTSTANDING EQUITY AWARDS AT THE END OF FISCAL 2023

The following table sets forth the outstanding equity awards of each of our NEOs as of the end of fiscal 2023. All outstanding option awards reported in this table expire 10 years from the date of grant and vest in equal annual installments over four years on each anniversary of the applicable grant date. All outstanding performance-based awards are subject to both satisfaction of performance criteria and time-based vesting.

		Stock Awards(1)
Name and Position	Grant Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Jeffery Gardner (9)	07/29/20	-	-	18,000	76,860	(2)
President and CEO	07/29/20	50,000	213,500	-	-	(3)
	07/28/21	-	-	39,945	170,566	(4)
	07/28/21	40,884	174,575	-	-	(3)
	07/26/22	-	-	116,474	497,346	(5)
	07/26/22	143,196	611,447	-	-	(6)

Jikun Kim	01/09/23	265,008	1,131,584	-	-	(7)
SVP and CFO

Xiaolian (Cindy) Zhang	07/24/19	3,250	13,878	-	-	(8)
Former Interim CFO	07/29/20	7,000	29,890	-	-	(3)
	07/28/21	7,158	30,565	-	-	(3)
	07/26/22	25,368	108,321	-	-	(6)

Anand Rau (10)	07/24/19	6,818	29,113	-	-	(8)
Former SVP and CTO	07/29/20	-	-	5,400	23,058	(2)
	07/29/20	15,000	64,050	-	-	(3)
	07/28/21	-	-	12,982	55,434	(4)
	07/28/21	13,290	56,748	-	-	(3)
	07/26/22	-	-	39,267	167,670	(5)
	07/26/22	48,276	206,139	-	-	(6)

		Stock Awards(1)
Name and Position	Grant Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Brennen Carson	06/01/22	50,004	213,517	-	-	(11)
SVP and CRO

Richard Scott	07/28/21	19,002	81,139	-	-	(3)
SVP and CLO	07/26/22	-	-	29,949	127,884	(5)
	07/26/22	36,828	157,256	-	-	(6)

(1)	Market value calculated based on the closing price of our common stock of $4.27 on February 28, 2023, the last trading day of our 2023 fiscal year.

(2)

Amounts represent PSUs granted on July 29, 2020 under the Plan which vest over three annual performance periods upon achieving the applicable financial targets, with a fourth “catch up” performance period. The first three performance periods coincide with our fiscal year, and the fourth “catch up” period consists of the three-year period ending February 29, 2024. As of February 28, 2023, our NEOs were eligible to earn the following number of PSUs (out of the aggregate number of PSUs shown in the table) during the final “catch up” performance period: Mr. Gardner, 18,000 PSUs; and Mr. Rau, 5,400 PSUs. Since the applicable performance goals are generally based on growth over the prior fiscal year’s actual achievement of pre-determined performance goals, we are unable to estimate the payout based on outcomes of our operating measures to be achieved. As such, the payout percentage is disclosed in the table is based on target achievement.

(3)

Amounts represent time-based RSUs or restricted stock under the 2004 Incentive Stock Plan that vest annually on each anniversary of the grant date over four years for grants prior to July 2021. Equity awards granted from July 2021 onward vest 33.33% on the first anniversary of the grant date, and 8.33% quarterly thereafter.

(4)

Amounts represent PSUs granted on July 28, 2021 under the Plan which vest over three annual performance periods upon achieving the applicable financial targets, with a fourth “catch up” performance period. The first three performance periods coincide with our fiscal year, and the fourth “catch up” period consists of the three-year period ending February 28, 2025. As of February 28, 2023, our NEOs were eligible to earn the following number of PSUs (out of the aggregate number of PSUs shown in the table) during the final “catch up” performance period: Mr. Gardner, 12,143 PSUs; and Mr. Rau, 3,946 PSUs. Since the applicable performance goals are generally based on growth over the prior fiscal year’s actual achievement of pre-determined performance goals, we are unable to estimate the payout based on outcomes of our operating measures to be achieved. As such, the payout percentage is disclosed in the table is based on target achievement.

(5)

Amounts represent PSUs granted on July 26, 2022 under the Plan which vest over three annual performance periods upon achieving the applicable financial targets, with a fourth “catch up” year performance period. The first three performance periods coincide with our fiscal year, and the fourth “catch up” period consists of the three-year period ending February 28, 2026. As of February 28, 2023, our NEOs were eligible to earn the following number of PSUs (out of the aggregate number of PSUs shown in the table) during the final “catch up” performance period: Mr. Gardner, 21,003 PSUs; Mr. Rau, 7,081 PSUs; and Mr. Scott, 5,401 PSUs. Since the applicable performance goals are generally based on growth over the prior fiscal year’s actual achievement of pre-determined performance goals, we are unable to estimate the payout based on outcomes of our operating measures to be achieved. As such, the payout percentage is disclosed in the table is based on target achievement.

(6)	Amounts represent time-based RSUs or restricted stock under the Plan of which 33.33% vest on the first anniversary of the grant date and 8.33% vest on each quarter thereafter.

(7)

Amounts represent time-based RSUs under the Plan, awarded to Mr. Kim in connection with his commencement of employment with the Company, of which 33.33% vest on the first anniversary of the grant date and 8.33% vest on each quarter thereafter.

(8)	Amounts represent time-based RSUs or restricted stock under the Plan, which vest annually on each anniversary of the grant date over four years.

(9)

All unvested equity awards held by Mr. Gardner granted during and after 2021 that vest based on the passage of time will continue to vest until the later of October 30, 2023 and the Separation Date, and unvested equity awards granted prior to 2021 will continue to vest for a period of 12 months following the later of October 30, 2023 and the Separation Date. The unvested PSUs held by Mr. Gardner as of the Separation Date will be forfeited without consideration.

(10)

Effective March 24, 2023, Mr. Rau’s employment with the Company was terminated. Pursuant to Mr. Rau’s separation agreement, unvested equity awards granted under the Company’s stock incentive plans prior to 2021 will continue to vest for a period of 12 months following Mr. Rau’s termination date, and unvested equity awards granted under the Company’s stock incentive plans after 2021 were forfeited and cancelled in their entirety. Any earned PSU awards as of February 28, 2023 vested upon the filing with the SEC of the Company’s Form 10-K for fiscal 2023 on April 28, 2023, and all other PSUs have been forfeited.

(11)

Amounts represent time-based RSUs under the Plan, awarded to Mr. Carson in connection with his commencement of employment with the Company, of which 33.33% vest on the first anniversary of the grant date and 8.33% vest on each quarter thereafter.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2023

The following table sets forth the number of shares acquired upon exercise of options or vesting of shares (restricted stock and PSUs) of each of our NEOs during the fiscal year ended February 28, 2023, and the associated value realized.

Name and Position	Stock Awards Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)(2)

Jeffery Gardner

President and CEO	138,431	486,951

Kurtis Binder

Former Executive VP and CFO	45,555	208,999

Jikun Kim

SVP and CFO	-	-

Xiaolian (Cindy) Zhang

Former Interim CFO	15,658	70,953

Anand Rau

Former SVP and CTO	54,827	200,747

Brennen Carson

SVP and CRO	-	-

Richard Scott

SVP and CLO	25,871	103,391

(1)    Represents the aggregate of the market price at exercise, less the exercise price, for each option exercised.

(2)    Represents the value realized based on the closing price of our common stock on the vesting date multiplied by the number of shares vested.

NONQUALIFIED DEFERRED COMPENSATION

During fiscal 2014, we adopted a nonqualified deferred compensation plan (the “Deferred Compensation Plan”) in which our NEOs, certain other management employees and non-employee directors are eligible to participate. NEOs and other eligible employees can defer up to 75% of their base salary and up to 100% of their incentive bonus. We do not make any contributions to the accounts of participants under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan, including any deferred shares of our common stock, are generally paid or deliverable upon a participant’s retirement or termination of employment, although distributions can occur earlier if the participant elects to receive his or her deferral on a fixed date prior to his or her retirement.

All of the investment options available under the Deferred Compensation Plan are equity, bond and money market mutual funds similar in nature to the investment choices available under our 401(k) defined contribution plan. Investment gains and losses in a participant’s account under the Deferred Compensation Plan are based solely upon the investment selections made by the participant.

Compensation deferral elections by non-employee directors are described under the heading “Compensation of Directors” on page 35. The following table presents each NEO’s contributions to this nonqualified deferred compensation plan, earnings thereon and fiscal year-end account balances for fiscal 2023. Messrs. Binder, Kim, Carson and Scott and Ms. Zhang did not participate in the Deferred Compensation Plan in fiscal 2023.

	Executive Contributions in Last FY (1)	Company Contributions in Last FY	Aggregate Earnings (Losses) in Last FY (2)		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE

Jeffery Gardner	$-	$-	$(66,101)	(4)	$-	$101,165	(5)

President and CEO (3)

Anand Rau	$147,346	$-	$(60,671)		$(199,480)	$925,456

Former SVP and CTO

(1)    Amounts in this column are included in the Salary and/or Non-Equity Incentive Plan Compensation (Bonus Plan) columns of the Summary Compensation Table on page 78.

(2)    These investment earnings are not included in the compensation amounts reported in the Summary Compensation Table on page 78.

(3)    In connection with his service as a director prior to his commencement as our Chief Executive Officer, Mr. Gardner elected to receive his annual equity award for his service as a director in the form of RSUs in lieu of shares of restricted stock under our Deferred Compensation Plan. As of February 28, 2023, an aggregate of 23,692 RSUs were vested, but have not yet been settled in shares of our common stock.

(4)    This includes the loss in the value of the 23,692 shares of common stock, respectively, underlying Mr. Gardner deferred RSUs through February 28, 2023.

(5)    This includes the year-end value of the 23,692 shares of common stock underlying Mr. Gardner’s deferred RSUs through February 28, 2023. The aggregate balance included is based on the $4.27 closing price of our common stock on February 28, 2023.

In connection with Mr. Rau’s termination of employment, Mr. Rau will receive his aggregate balance under the Deferred Compensation Plan six months after the date of his termination, in accordance with the terms of the Deferred Compensation Plan.

EMPLOYMENT CONTRACTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

Performance Stock Unit Awards

Pursuant to the terms of the PSU awards granted in fiscal 2023, if an executive’s employment with the Company terminates for Cause or as a result of a resignation other than for Good Reason (as defined in the executive’s employment agreement), prior to the applicable vesting date of the PSUs, the executive will forfeit any PSUs that would otherwise have vested on such date(s). Upon a termination by the Company other than for Cause or by the executive for Good Reason, prior to the applicable vesting date, the executive shall receive accelerated vesting of the award equivalent to 12 months assuming achievement of target performance goals for such performance period, and the executive will forfeit the remainder of the PSUs that would otherwise have vested after such date. Notwithstanding the foregoing, if the executive’s employment with the Company is terminated by the Company other than for Cause or by the executive for Good Reason within 3 months prior to or 12 months following a Change in Control, then the vesting of all outstanding PSUs that had not previously vested shall be accelerated, assuming achievement of all applicable performance metrics at target for all subsequent performance periods, and shall vest in their entirety on the later of (a) the time that is immediately prior to the Change in Control and (b) the date of such termination.

Employment Agreements with Messrs. Gardner, Binder, Kim, Rau, Carson and Scott

We have entered into employment agreements with Messrs. Gardner, Binder, Kim, Rau, Carson, and Scott, that provide for such executive’s annual base salary and target bonus. Additionally, under the employment agreements, each executive is eligible to participate in all employee benefit plans and programs generally available to similarly situated employees of the Company and is entitled to vacation benefits in accordance with our policies. As described further below, on May 10, 2023, Mr. Gardner and the Company entered into the Separation Agreement in connection with Mr. Gardner’s involuntary termination without cause (as defined in Mr. Gardner’s employment agreement) by the Company, which superseded his employment agreement.

In connection with their commencement of employment in fiscal 2023, Messrs. Kim and Carson were provided with an initial base salary of $425,000 and $325,000, respectively, and a signing bonus of $170,000 and $75,000, respectively. Mr. Kim is also eligible to receive a target annual bonus equal to 70% of his base salary (with a guaranteed a minimum bonus of $49,583 for the fourth quarter of fiscal 2023). In connection with Mr. Carson’s employment, he was provided a guaranteed bonus for the second and third quarters of fiscal year 2023 equal to $81,250 per quarter, or $162,500.

In connection with their commencement of employment, Messrs. Kim and Carson each received initial awards of 265,008 shares of restricted stock and 50,004 RSUs on January 9, 2023 and June 1, 2022, respectively. Such equity awards vest 33.33% on the first anniversary of the grant date, and 8.33% vest quarterly thereafter, subject to continued service through the vesting date.

Additionally, each of the employment agreements provide for change in control and salary continuation benefits that are designed to protect such executives against the loss of their positions as a result of termination without Cause or termination for Good Reason both in conjunction and not in conjunction with a Change in Control, in which:

•

“Cause” is defined as the occurrence or existence of any of the following with respect to the covered executive officer, as determined by the Company: (A) unsatisfactory performance of the executive officer’s duties or responsibilities, provided that the Company has given the officer written notice specifying the unsatisfactory performance of his duties and responsibilities and afforded the officer reasonable opportunity for cure, all as determined by the Company; (B) a material breach by the officer of any of his or her material obligations under the employment agreement of which the Company has given the officer written notice; (C) willful failure to follow any lawful directive of the Company consistent with the officer’s position and duties, after written notice and reasonable opportunity to cure, all as determined by the Company; (D) a material breach by the officer of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved in writing by the Company’s President and CEO; (E) commission of any willful or intentional act which could reasonably be expected to materially injure the property, reputation, business, or business relationships of the Company or its customers; or (F) the indictment, the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude;

•

“Good Reason” is defined as the occurrence of any one or more of the following without covered executive officer’s express written consent: (A) the assignment of the officer to duties materially inconsistent with the officer’s authority, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an officer of the Company, or any other action that constitutes a material reduction in or alteration to the nature or status of the officer’s authority, duties, or responsibilities, in each case from those in effect immediately prior to such reduction, provided that continued employment following a Change of Control with substantially the same responsibility with respect to the Company’s business and operations will not constitute “Good Reason”; (B) the Company conditions the officer’s continued service with the Company on the officer being transferred to a site of employment that would increase the officer’s one-way commute by more than 55 miles from the officer’s then current principal residence; (C) a reduction in the officer’s then Base Salary by ten percent (10%) or more other than in connection with a commensurate reduction of the entire executive team; or (D) any material breach by the Company of any material provision of the employment agreement; and

•

“Change in Control” is defined as the consummation of the first to occur of (A) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than to (1) a corporation or other entity of which a majority of its combined voting power is owned directly or indirectly by the Company, or (2) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of capital stock in the Company; (B) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (C) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related parties) hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; or (D) the acquisition by any person or group of more than 50% of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company. Notwithstanding anything stated herein, a transaction shall not constitute a “Change of Control” if its sole purpose is to change the state of the Company’s incorporation, or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction.

Offer Letter with Ms. Zhang

On August 29, 2017, Ms. Zhang and the Company entered into an offer letter that provides for her annual base salary and target bonus. Additionally, under her offer letter, Ms. Zhang is eligible to participate in all employee benefit plans and programs generally available to similarly situated employees of the Company and is entitled to vacation benefits in accordance with our policies. On August 25, 2022, in connection with her promotion to SVP, Finance Planning and Analysis, and her appointment as the Company’s Interim CFO, Ms. Zhang was eligible to receive an annual base salary of $270,000, with an additional $10,000 in salary per month in connection with her position as Interim CFO, and was awarded a retention bonus of $80,000, provided that she remain employed with the Company through April 30, 2023, which condition was satisfied and the bonus paid. Ms. Zhang is not entitled to any severance payments or benefits upon termination without cause or resignation for good reason.

Summary of Potential Payments Upon Termination or Change in Control

Severance Not in Connection with Change in Control

Mr. Binder resigned from employment in September 2022, and was not entitled to any payments or benefits in connection with his resignation. Pursuant to the amended and restated employment agreements, if any of Messrs. Gardner, Kim, Rau, Carson and Scott is terminated without Cause or terminated with Good Reason not in conjunction with a Change in Control, he is entitled to severance in the form of continuation of payments equal to the sum of (i) 12 months (18 months for Mr. Gardner) of annual base salary, (ii) any earned but unpaid bonus, and (iii) a pro-rated portion of his target bonus for the year of termination based on the number of days worked within the applicable performance period. Messrs. Kim, Rau, Carson and Scott will also be entitled to receive continued COBRA coverage for 12 months, and for Mr. Gardner 18 months. In addition, pursuant to a termination as described in this paragraph, (i) any unvested equity awards granted prior to 2021 will continue to vest for 12 months following termination, and (ii) any options that are exercisable or become exercisable will remain exercisable for up to 12 months following termination. Any unvested equity awards granted during or after 2021 will be forfeited and canceled.

For illustrative purposes, if these provisions had been triggered as of the end of fiscal 2023, the value of the cash severance, COBRA premium benefits and vesting of equity awards for each of these NEOs would have been as follows (based on the closing price of our common stock at the end of fiscal 2023 of $4.27 per share):

Name and Position	Cash Severance		COBRA Premium Benefits	Value of Continued Post - Employment Vesting	Total

Jeffery Gardner, President and CEO	$1,339,000	(1)	$64,425	$106,750	$1,510,175	(1)

Kurtis Binder, Former Executive VP and CFO (2)	-		-	-

Jikun Kim, SVP and CFO	$466,320		$42,950	-	$509,270

Xiaolian (Cindy) Zhang, Former Interim CFO (3)	-		-	-	-

Anand Rau, Former SVP and CTO (4)	$431,494		$41,043	$61,138	$533,675

Brennen Carson, SVP and CRO	$568,750		$42,950	-	$611,700

Richard Scott, SVP and CLO	$487,500		$29,392	-	$516,892

(1)    Mr. Gardner’s cash severance reflects his prior base salary of $535,600 (as in effect prior to the reduction on January 30, 2023).

(2)    Effective September 23, 2022, Mr. Binder resigned from his position as Executive VP and CEO of the Company. Mr. Binder did not receive any severance payments or benefits in connection with is resignation.

(3)    Ms. Zhang is not entitled to any severance payments or benefits upon termination of employment.

(4)    Effective March 23, 2023, Mr. Rau’s employment with the Company was terminated without cause. The amounts shown for Mr. Rau represent the value of severance payments and benefits actually received in connection with his termination of employment.

Severance in Connection with Change in Control

Pursuant to the amended and restated employment agreements, if any of Messrs. Gardner, Kim, Rau, Carson and Scott is terminated without Cause or he terminates his employment for Good Reason within the three-month period immediately preceding or the 12-month period immediately following a Change in Control, then he would be entitled to severance in the form of continuation of payments equal to the sum of (i) 12 months (24 months for Mr. Gardner) of annual base salary, and (ii) his target bonus for the year of termination, and for Mr. Gardner two times his target bonus. Messrs. Kim, Rau, Carson and Scott will also be entitled to receive continued COBRA coverage for 12 months, and for Mr. Gardner,

24 months. The amended and restated employment agreements of these NEOs also provide that if employment with CalAmp is terminated without Cause or for Good Reason within three months prior to or 12 months following a Change in Control, 100% of the then unvested equity awards held by Messrs. Gardner, Kim, Rau, Carson and Scott would become immediately vested. Additionally, any options that are exercisable or become exercisable will remain exercisable for up to 6 months following termination. For illustrative purposes, if these provisions had been triggered as of the end of fiscal 2023, the value of the cash severance, COBRA premium benefits and accelerated equity award vesting for each of these NEOs would have been as follows (based on the closing price of our common stock at the end of fiscal 2023 of $4.27 per share):

Name and Position	Cash Severance		COBRA Premium Benefits	Value of Accelerated Vesting	Total

Jeffery Gardner, President and CEO	$2,142,400	(1)	$85,901	$1,611,007	$3,839,308

Kurtis Binder, Former Executive VP and CFO (2)	-		-	-	-

Jikun Kim, SVP and CFO	$722,500		$42,950	$1,131,584	$1,897,034

Xiaolian (Cindy) Zhang, Former Interim CFO (3)	-		-	-	-

Anand Rau, Former SVP and CTO (4)	-		-	-	-

Brennen Carson, SVP and CRO	$650,000		$42,950	$213,517	$906,467

Richard Scott, SVP and CLO	$487,500		$29,392	$395,624	$912,516

(1)	Mr. Gardner’s cash severance reflects his prior base salary of $535,600 (as in effect prior to the reduction on January 30, 2023).
(2)

Effective September 23, 2022, Mr. Binder resigned from his position as Executive VP and CEO of the Company. Mr. Binder did not receive any severance payments or benefits in connection with is resignation.

(3)	Ms. Zhang is not entitled to any severance payments or benefits upon termination of employment.
(4)

Amount for Mr. Rau is not included since he separated from the Company not in connection with a change in control. The value of Mr. Rau’s severance payments and benefits actually received in connection with his termination of employment are reflected in the “Severance Not in Connection with Change in Control” table above.

Separation Agreement and General Release with Mr. Rau

On March 23, 2023, Mr. Rau and the Company entered into a separation agreement and general release (the “Rau Separation Agreement”) providing for Mr. Rau’s involuntary termination without “Cause” by the Company. In accordance with the Rau Separation Agreement, and as consideration for his execution and non-revocation of a general release of claims, Mr. Rau will receive the without “Cause” termination severance payments and COBRA benefits provided under his employment agreement, as described above. In addition, unvested equity awards granted under the Company’s stock incentive plans prior to 2021 will continue to vest for a period of 12 months following Mr. Rau’s termination date, and unvested equity awards granted under the Company’s stock incentive plans after 2021 shall be forfeited and cancelled in their entirety. Any earned PSU awards as of February 28, 2023 vested upon the filing with the SEC of the Company’s Form 10-K for fiscal 2023 on April 28, 2023, and all other PSUs were forfeited.

Separation Agreement with Mr. Gardner

On May 10, 2023, Mr. Gardner and the Company entered into the Separation Agreement providing for Mr. Gardner’s involuntary termination without “Cause” (as defined in Mr. Gardner’s employment agreement) by the Company. In accordance with the Separation Agreement, Mr. Gardner will remain employed as the Company’s President and Chief Executive Officer through the earlier of October 30, 2023 and such date as is determined by the Board (the “Separation Date”). Mr. Gardner will continue to receive his prior base salary of $535,600 (as in effect prior to the reduction on January 30, 2023) during the period commencing on May 10, 2023 and ending on the Separation Date. In consideration of and subject to Mr. Gardner’s execution and non-revocation of a general release of claims, and his continued service through the Separation Date (except in specified circumstances), and continued compliance with certain covenants set forth in the Separation Agreement and his employment agreement, Mr. Gardner will receive the “without Cause” termination severance payments and COBRA benefits provided under his employment agreement, as described above, which the Board considered appropriate in light of the value of continuation of Mr. Gardner’s services through the transition period. In addition, unvested equity awards granted under the Company’s stock incentive plans during and after 2021 that vest based on the passage of time will continue to vest until the later of October 30, 2023 and his Separation Date, and unvested equity awards granted under the Company’s stock incentive plans prior to 2021 will continue to vest for a period of 12 months following the later of October 30, 2023 and the date of termination determined by the Board. The unvested PSUs held by Mr. Gardner as of the Separation Date will be forfeited without consideration.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing disclosure regarding the ratio of the annual total compensation of Mr. Gardner, our CEO, to the median of the total annual compensation of our employees other than Mr. Gardner. We identified our employee with the median annual compensation using total cash compensation for calendar year 2022 of all employees who were employed by us on December 31, 2022, at which date our global workforce consisted of 688 employees, of which 361 were U.S. employees and 327 were non-U.S. employees. In calculating the median compensated employee, we excluded our employees in Brazil (2), Canada (1), Ireland (1), New Zealand (1), and Spain (7) (a total of 12 individuals which represents 2% of our global workforce, who were excluded pursuant to the de minimis exemption of Item 402(u) of the SEC’s rules). As a result, we determined our median compensated employee based on 676 employees. We did not include any contractors or other non-employee workers in our employee population. We annualized the compensation for any full-time and part-time employees who commenced work during calendar 2022. We believe total cash compensation for all employees is reasonable to use as a consistently applied compensation measure because we do not have a broad based equity award plan. We selected December 31, 2022, which is within the last three months of our fiscal 2023, for the date as of when we would identify the employee with the median annual compensation, because it enabled us to make such identification in a reasonably efficient and economical manner.

After identifying the employee with the median total cash compensation for the 12 months ended December 31, 2022, we calculated total compensation for this employee for the fiscal year ended February 28, 2023 using the same methodology that we use for our NEOs in the Summary Compensation Table shown on page 78 of this Proxy Statement.

For fiscal 2023, the total compensation of our CEO was $2,134,672 and the total compensation of our employee with median annual compensation was $67,785. Accordingly, we estimated our CEO Pay Ratio for fiscal 2023 to be 32 to 1.

PAY VERSUS PERFORMANCE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended
February 28, 2021, 2022 and 2023, and our financial performance for each such fiscal year:

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO Jeffery Gardner ($)	Summary Compensation Table Total for PEO Michael Burdiek ($)	Compensation Actually Paid to PEO Jeffery Gardner ($)(1)(3)	Compensation Actually Paid to PEO Michael Burdiek ($)(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)	Net Income (in millions) ($)	Adjusted EBITDA (in millions) ($)(4)
2023	$2,134,672	N/A	$1,112,100	N/A	$965,487	$406,186	$44	$108	($32.5)	$18.1
2022	$2,818,962	N/A	$1,411,516	N/A	$1,493,581	$473,021	$73	$127	($28.0)	$24.7
2021	$3,025,199	$1,436,383	$3,688,487	$261,323	$1,361,599	$1,685,993	$116	$129	($56.3)	$32.1

(1)
Amounts
represent
compensation actually paid to our principal executive officer (PEO) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs

2023	Jeffery Gardner	Kurtis Binder, Jikun Kim, Xiaolian (Cindy) Zhang, Anand Rau, Brennen Carson, and Richard Scott
2022	Jeffery Gardner	Kurtis Binder, Arym Diamond, and Anand Rau
2021	Jeffery Gardner and Michael Burdiek	Kurtis Binder, Arym Diamond, and Anand Rau

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2021			2022		2023
Adjustments	PEO Jeffery Gardner	PEO Michael Burdiek	Average Non-PEO NEOs	PEO Jeffery Gardner	Average Non-PEO NEOs	PEO Jeffery Gardner	Average Non-PEO NEOs
Summary Compensation Table Total	$3,025,199	$1,436,383	$1,361,599	$2,818,962	$1,493,581	$2,134,672	$965,487
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	($1,632,050)	($875,413)	($737,467)	($2,000,046)	($933,484)	($1,271,620)	($524,631)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$2,010,600	-	$923,387	$964,064	$476,929	$1,019,104	$343,178
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$308,759	-	$95,898	$209,233	$57,536	$63,919	$6,331
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	-	$367,666	$72,782	($472,650)	($302,257)	($328,849)	($37,333)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	($24,021)	($157,715)	($30,206)	($108,047)	($6,524)	($505,126)	($74,268)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	-	($509,598)	-	-	($312,760)	-	($272,578)
TOTAL ADJUSTMENTS	$663,288	($1,175,060)	$324,394	($1,407,446)	($1,020,560)	($1,022,572)	($559,301)
COMPENSATION ACTUALLY PAID	$3,688,487	$261,323	$1,685,993	$1,411,516	$473,021	$1,112,100	$406,186

(2)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Nasdaq Telecommunications Index.

(3)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely service-vesting restricted stock and restricted stock unit awards, the closing price per share on the applicable year-end

dates ($11.17 for February 28, 2021, $7.06 for February 28, 2022 and $4.27 for February 28, 2023) or, in the case of vesting dates, the closing price per share on the applicable vesting dates; (ii) for the MSUs granted in 2019, the fair value calculated by a Monte Carlo simulation model as of the applicable
year-end
dates are materially different than those reported as of the applicable grant date with respect to the following: a simulation term ranging from 0.00 to 2.40, expected volatility of our stock price ranging from 40.99% to 74.39%, expected volatility of the Russell 2000 index ranging from 16.80% to 37.74%, stock price correlation coefficient between the Company and the Russell 2000 index ranging from 0.3459 to 0.6952, and a risk-free interest rate ranging from 0.10% to 0.85%; and (iii) for stock options, a Black Scholes value as of the applicable year-end
or vesting dates, which are materially different than the assumptions used to determine the grant date fair value with respect to the following assumptions: the stock price volatility assumptions varied from 39.67% to 66.22%, the risk-free interest rate assumptions varied from 0.44% to 3.35%, depending on the specific stock option the fair value of which was being recalculated, and the expected term of the award varied from 3.46 years to 4.80 years. For additional information on the assumptions used to calculate the valuation of the awards on the grant date, see the Notes to Consolidated Financial Statements in our Annual Report on Form
10-K
for the fiscal year ended 2023 and prior fiscal years.

(4)
Adjusted EBITDA is a
non-GAAP
measure. Adjusted EBITDA is the same metric as discussed in our Annual Report on Form
10-K,
filed with the SEC on April 28, 2023, with reconciliation disclosed in Note 19 to the consolidated financial statements included therein

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEOs and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR,
(ii) our Peer Group TSR,
(iii) our net income,
and (iv) our Adjusted EBITDA, in each case, for the fiscal years ended February 28, 2021, 2022 and 2023.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Pay Versus Performance Tabular List
We
believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended February 28, 2023:

•	Adjusted EBITDA;

•	Consolidated Revenue;

•	S&SS Revenue Growth Rate;

•	EBITDA Margin; and

•	Gross Margin.
For additional details regarding our most important financial performance measures, please see the sections titled “Cash Incentive Bonus Plan” and “Equity Awards” in our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.

COMPENSATION RISK ASSESSMENT

The Human Capital Committee monitors the risks associated with our compensation programs, policies and practices with respect to executive compensation, executive recruitment and retention. In establishing and reviewing our executive compensation program, the Human Capital Committee consults with its independent compensation consultant and seeks to structure the program so as to not encourage unnecessary or excessive risk taking. Our executive compensation program utilizes a mix of base salary, bonus and equity-based incentive awards designed to align the NEOs’ compensation with our success, particularly with respect to financial performance and increasing stockholder value. The Human Capital Committee sets the amount of our NEOs’ base salaries at the beginning of each fiscal year, and the NEOs’ annual bonus opportunities are tied to overall Company financial performance and other specific objectives. Furthermore, the target total direct compensation opportunities of our NEOs include a substantial portion in the form of equity-based incentive awards that help align their interests with those of our stockholders over the longer term. The Human Capital Committee believes that the annual bonus opportunities and long-term equity awards provide an effective and appropriate mix of incentives to help ensure our performance is focused on long-term stockholder value creation and do not encourage short-term risk taking at the expense of long-term results, and has concluded that our executive compensation program does not encourage unnecessary or excessive risk. Our Human Capital Committee has also reviewed the compensation programs for other senior managers and employees generally, and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on CalAmp.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a written policy pursuant to which material transactions between us and our executive officers, directors, nominees for election as directors and principal stockholders (i.e., stockholders owning beneficially five percent or more of our outstanding voting securities) and members of the immediate family of any of the foregoing persons, shall be submitted to our Board for approval by a disinterested majority of the directors voting with respect to the transaction. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount that exceeds $60,000. No such transactions occurred since the beginning of fiscal 2023.

QUESTIONS AND ANSWERS ABOUT OUR 2023 ANNUAL MEETING AND VOTING

What is a proxy?

A proxy is your legal designation of another person to vote the shares of CalAmp stock that you own. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by submitting the enclosed proxy card or voting by telephone or over the Internet. We have designated our Chair-elect, Henry Maier, and our President and CEO, Jeffery Gardner, to serve as proxies for our Annual Meeting.

Why am I receiving these proxy materials?

Our Board is providing these proxy materials to you in connection with the solicitation of proxies for use at our Annual Meeting to be held virtually over the Internet via live audio webcast on Wednesday, July 26, 2023, at www.virtualshareholdermeeting.com/CAMP2023 at 10:00 a.m., Pacific Time, and at any adjournment, continuation or postponement thereof, for the purpose of considering and acting upon the matters set forth herein.

We intend to post our 2023 Annual Report, this Proxy Statement, and accompanying proxy card on the Internet at https://investor.calamp.com, and mail the Notice of Internet Availability of Proxy Materials, on or about June 14, 2023. We will mail printed copies of the proxy materials to stockholders who request them.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full paper copy of this Proxy Statement and Annual Report to Stockholders?

We are acting under an SEC rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows a company to send its stockholders a notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials may be found in the Notice. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice.

How do I vote? (Voting Procedures)

Your vote is very important. Even if you plan to attend the virtual Annual Meeting, we recommend that you submit your vote prior to the Annual Meeting, so that your vote will be counted if you later decide not to attend the Annual Meeting. You may vote your shares by one of several means, as described below:

VOTE BY INTERNET Prior to the meeting please visit http://www.proxyvote.com	VOTE BY MAIL Return your proxy card to Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	VOTE BY TELEPHONE Dial +1 800-690-6903

When and how will the Annual Meeting be held?

The Annual Meeting will be held virtually over the Internet via live audio webcast on Wednesday, July 26, 2023, at www.virtualshareholdermeeting.com/CAMP2023 at 10:00 a.m., Pacific Time.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on the Record Date of June 1, 2023 will be entitled to notice of and to vote at the Annual Meeting or any adjournment, continuation, or postponement thereof.

What are the Board’s recommendations on the five proposals to be voted on at the Annual Meeting?

The Board recommends a vote:

•	FOR the election of the eight nominees for director identified in Proposal One;

•	FOR the approval on, an advisory basis of the compensation of our NEOs, as disclosed in this Proxy Statement and Proposal Two;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 29, 2024 in Proposal Three;

•	FOR the approval of the Amended and Restated 2004 Incentive Stock Plan in Proposal Four; and

•	FOR the approval of an amendment to the Certificate of Incorporation in Proposal Five.

How many votes do I have?

You will have one vote for each share of our common stock that you owned at the close of business on the Record Date, held directly in your name as the Stockholder of Record or were held for you as the Beneficial Owner through a broker or bank.

How many votes can be cast by all stockholders?

We had 37,536,574 shares of our common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting, i.e., what constitutes a quorum?

A quorum, which is a majority of our outstanding shares as of the Record Date, must be present in person or by proxy in order to hold the Annual Meeting and to conduct business. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum. Your shares will be counted as being present at the meeting if you attend the Annual Meeting or if you properly submit your proxy via the internet, by telephone or by proxy card.

If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned. The time and place of any adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given, unless the adjournment is for more than 30 days, or if after the adjournment a new record date is set for the adjourned meeting.

What is the effect if I don’t return my proxy (by mail, over the internet or by phone)?

Stockholders of Record – If you are a Stockholder of Record and you do not return your proxy (by mail, over the internet or by phone) no votes will be cast on your behalf on any of the items of business at the Annual Meeting. It is critical that you return your proxy (by mail, over the internet or by phone) if you want your vote to count

Beneficial Owner – If you are a Beneficial Owner of shares held in “street name,” it is critical that you return your voting instructions to your broker (by mail, over the internet or by phone) if you want your vote to count in the election of directors (Proposal One), the advisory vote on executive compensation (Proposal Three), and the approval of the proposed Amended and Restated 2004 Incentive Stock Plan (Proposal Four). If you hold your shares in street name and you do not instruct your bank or broker how to vote on the election of directors or on Proposals Three and Four, no votes will be cast on your behalf. Your bank or broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of Deloitte & Touche LLP as our independent auditors (Proposal Two) and on approval of the proposed amendment to the Certificate of Incorporation (Proposal Five). So it is very important that you instruct your broker or bank how to vote on the election of directors and on Proposals Three and Four.

Regardless of how you hold your shares, please return your proxy or vote via the internet or phone, or instruct your broker how to vote – your vote matters! If you wish to vote my mail please ensure you use the proxy card provided with the Proxy Statement.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of Stockholders of Record entitled to vote at our 2023 Annual Meeting will be available for review by any stockholder for any purpose related to the Annual Meeting for 10 days prior to the meeting at our principal executive offices at 15635 Alton Parkway, Suite 250, Irvine, California 92618. If you wish to review the list of stockholders prior to the 2023 Annual Meeting, please contact Richard Scott, our Chief Legal Officer and Corporate Secretary, to make arrangements. Our telephone number is (949) 600-5600.

Will stockholders be entitled to cumulative voting?

No, stockholders may not use cumulative voting because our current certificate of incorporation does not provide for this. If cumulative voting were applicable, stockholders would be able to cast a number of votes equal to the number of shares of stock held by the stockholder and to cast all those votes for a single director nominee or to distribute them among two or more nominees.

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Who will pay for the cost of this proxy solicitation?

We will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We may also reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses associated with forwarding these proxy materials to you. Proxies may also be solicited by certain of our directors, officers and other employees, without additional compensation, personally or by other means.

Who will tabulate the votes?

Broadridge Financial Solutions will tabulate the proxies and will provide us with the preliminary results of the voting on the day of the Annual Meeting.

Where can I view CalAmp’s corporate documents and SEC filings?

Our website contains our Code of Business Conduct and Ethics (the “Code of Business Conduct”), charters of our Board committees and SEC filings, including Section 16 filings by our officers and directors. To view these materials, go to www.calamp.com. For the Code of Business Conduct and charters, from the home page click on the “Company” tab, then click on “Corporate Governance.” For SEC filings, from the home page click on the “Company” tab, then the “Investor Relations” tab, and then the “SEC Filings” tab.

How do I find out the voting results?

We have engaged Broadridge Financial Solutions to serve as the vote tabulator for our Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K, which we will file with the SEC within four business days of our Annual Meeting.

What if I have questions about lost stock certificates or I need to change my mailing address?

Stockholders of Record may contact our transfer agent, American Stock Transfer, by calling (718) 921-8288 or by writing to American Stock Transfer, attention Paula Caroppoli, 6201 15th Avenue, Brooklyn, New York 11219, or visit their website at www.astfinancial.com to obtain more information about these matters. Beneficial owners who hold their shares in street name should contact their broker, bank or other nominee who holds their shares.

What if I have questions about the proxy statement?

If you require assistance or have any questions regarding the proxy statement, please email IR@calamp.com.

OTHER

Annual Report

Our consolidated financial statements for our fiscal year ended February 28, 2023 are included in our Annual Report on Form 10-K. This Proxy Statement and our Annual Report are posted on the Investor Relations section of our website at https://investors.calamp.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to CalAmp, 15635 Alton Parkway, Suite 250, Irvine, California, 92618, Attention: Corporate Secretary, or by calling (949) 600-5600.

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at the next annual meeting of our stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2024 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary no later than February 15, 2024 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement but that a stockholder instead wishes to present directly at an annual meeting. Under our bylaws, notice of such nomination or stockholder proposal for the 2024 annual meeting of stockholders must be delivered to the Corporate Secretary at the above address not earlier than the close of business (as defined in the bylaws) on March 28, 2024, and not later than the close of business on April 27, 2024. If the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary of our annual meeting for the prior year, then the notice of a nomination or stockholder proposal must be delivered no earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day after we first make a public announcement of the meeting date.

All nominations and stockholder proposals submitted under our bylaws must comply with the requirements of the bylaws. If any proposed business or nomination is not properly made in compliance with our bylaws, the presiding officer of the annual meeting may declare that such business shall not be transacted or that the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must also comply with the additional requirements of Rule 14a-19(b). Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which has been reserved for the exclusive use by the Board under our Bylaws. We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 annual meeting of stockholders. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

Delinquent Section 16(a) Reports

In fiscal 2023, all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

Forward Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. When used in this Proxy Statement, the words “may”, “will”, “could”, “plans”, “intends”, “seeks”, “believes”, “anticipates”, “expects”, “estimates”, “judgment”, “goal”, and variations of these words and similar expressions, are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and financial performance and are subject to certain risks and uncertainties that are difficult to predict, including, without limitation, the impact of adverse and uncertain economic conditions in the U.S. and international markets, the sufficiency of our cash and cash equivalents to meet our liquidity needs and service our indebtedness, product demand, competitive pressures and pricing declines in our markets, the timing of customer approvals of new product designs, intellectual property infringement claims, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, global component supply shortages due to ongoing supply chain constraints, the phased implementation of our ERP system, the effect of tariffs on exports from China and other countries, the ongoing effects of the COVID-19 pandemic (including its effect on the supply of labor), and other risks and uncertainties that are set forth in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 28, 2023 (Risk Factors).

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

Other Business

As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the 2023 Annual Meeting. If other proper matters are presented at the 2023 Annual Meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of the Board of Directors,

Jeffery R. Gardner President and CEO

Exhibit A

CALAMP CORP.

AMENDED AND RESTATED

2004 INCENTIVE STOCK PLAN

(As approved by the Board of Directors on June 13, 2023 and the stockholders on July 26, 2023)

1. PURPOSE OF THE PLAN

The purpose of the CalAmp Corp. Amended and Restated 2004 Incentive Stock Plan (the “Plan”) is to provide a flexible framework that will permit the Board of Directors to develop and implement a variety of stock-based programs based on changing needs of CalAmp Corp. (together with its subsidiaries, the “Company”), its competitive market, and regulatory climate. The Board of Directors and senior management of the Company believe it is in the best interest of the Company’s stockholders for officers, employees, and members of the Board of Directors of the Company to own stock in the Company and that such ownership will enhance the Company’s ability to attract highly qualified personnel, to strengthen its retention capabilities, to enhance the long-term performance of the Company and its subsidiaries, to vest in Participants a proprietary interest in the success of the Company and its subsidiaries.

Upon the Restatement Effective Date, as defined herein, the Plan amends and restates in its entirety the CalAmp Corp. Amended and Restated 2004 Incentive Stock Plan, effective May 28, 2020 (the “Prior Plan”).

2. DEFINITIONS

As used in the Plan, the following definitions apply to the terms indicated below:

(a)    “Award Agreement” shall mean a written agreement or other instrument approved by the Committee evidencing an Incentive Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(b)    “Board of Directors” shall mean the Board of Directors of the Company.

(c)    “Cause” means the occurrence or existence of any of the following with respect to a Participant, as determined by the Committee: (i) unsatisfactory performance of duties or responsibilities, provided that the Company has given the participant written notice specifying the unsatisfactory performance of his or her duties and responsibilities and afforded the participant reasonable opportunity for cure, all as determined by the Committee; (ii) a material breach by the participant of any of his or her material obligations under any employment agreement between the participant and the Company of which the Company has given participant written notice; (iii) willful failure to follow any lawful directive of the Company consistent with the participant’s position and duties, after written notice and reasonable opportunity to cure, all as determined by the Committee; (iv) a material breach by the participant of his or her duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company (or any Subsidiary) that has not been approved by a majority of the disinterested directors of the Board of Directors or of the terms of his or her employment; (v) commission of any willful or intentional act by the participant that reasonably could be expected to injure materially the property, reputation, business or business relationships of the Company or its customers; (vi) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; or (vii) the abuse of any controlled substance or the abuse of alcohol or any other non-controlled substance which the Committee reasonably determines renders the participant unfit to serve in his or her capacity as an officer or employee of the Company (or any Subsidiary).

(d)    “Change of Control” shall mean the consummation of the first to occur of (i) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (ii) the complete liquidation or dissolution of the Company; (iii) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any Subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related parties) hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; or (iv) the acquisition by any person or group of more than 50% of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company.

(e)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)    “Committee” shall mean the Human Capital Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan; provided, that the Committee shall at all times consist of two or more persons, each of whom shall be a member of the Board of Directors. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 (as defined herein), members of the Committee (or any subcommittee thereof) shall be “non-employee directors” within the meaning of Rule 16b-3.

(g)    “Company Stock” shall mean the common stock, par value $.01 per share, of the Company.

(h)    “Disability” shall mean: (1) any physical or mental condition that would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company and applicable to him or her or (2) when used in connection with the exercise of an Incentive Stock Option (as defined herein) following termination of employment, disability within the meaning of Section 422(e)(3) of the Code.

(i)    “Division” shall mean a portion of the Company’s overall business that is organized and managed as a separate operating unit or business segment of the Company.

(j)     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k)    The “Fair Market Value” of a share of Company Stock with respect to any day shall be the closing price of Company Stock that day as reported on the Nasdaq Global Select Market or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a share of Company Stock shall not be so reported, the Fair Market Value of a share of Company Stock shall be determined by the Committee in its absolute discretion and, to the extent applicable, in a manner consistent with Section 409A and Section 422 of the Code.

(l)    “Incentive Award” shall mean an Option, SAR, Restricted Stock Unit, share of Restricted Stock, share of Phantom Stock or Stock Bonus (each as defined herein) granted pursuant to the terms of the Plan.

(m)    “Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code.

(n)    “Issue Date” shall mean the date established by the Committee on which certificates representing shares of Restricted Stock shall be issued by the Company pursuant to the terms of Section 9(e).

(o)    “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

(p)    “Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 7.

(q)    “Participant” shall mean an employee, member of the Board of Directors, or consultant of the Company to whom an Incentive Award is granted pursuant to the Plan and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(r)     “Performance Criteria” means the criteria that the Committee selects for an Incentive Award for purposes of establishing the Performance Goal or Performance Goals. Such performance criteria , or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually (or over such shorter period) or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee, may include, but are not limited to, the following: revenue; revenue growth rate; gross or net profit or operating margin; gross margin improvement; earnings before interest, taxes, depreciation and amortization, stock compensation, equity in net income (losses) of affiliates, non-cash cost of sales on fair value write-ups of inventory, acquisition and integration expenses, and litigation provisions (Adjusted EBITDA); Adjusted EBITDA growth; operating income; pre-or after-tax income; earnings per share; net cash flow; net cash flow per share; net income; annual recurring revenue; annual recurring revenue growth; return on sales; return on equity; return on total capital; return on assets; return on net assets employed; economic value added; share price performance; total shareholder return; cash; cash net of debt; improvement in or attainment of specified cost and expense levels; improvement in or attainment of specified working capital levels; software & subscription services revenue growth; telematics products revenue growth; human capital management (including diversity and inclusion); and environmental, social or governance.

(s)    “Performance Goal” shall mean vesting targets which may be established by the Committee from time to time and documented in writing in connection with an Incentive Award, which may be based on Performance Criteria or other standards of financial performance and/or personal performance evaluations.

(t)    A share of “Phantom Stock” shall mean the right, granted pursuant to Section 11, to receive in cash the Fair Market Value of a share of Company Stock.

(u)    A share of “Restricted Stock” shall mean a share of Company Stock which is granted pursuant to the terms of Section 9 hereof and which is subject to the restrictions set forth in Section 9(c).

(v)    “Restricted Stock Unit” means the right, granted pursuant to Section 10, to receive shares of Company Stock or cash in lieu thereof in the future.

(w)    “Retirement” means termination of employment from the Company or, in the case of a member of the Board of Directors, termination of service to the Company, by a Participant whose: (i) age plus years of service with the Company equal at least 65; and (ii) years of service with the Company equal at least five (5).

(x)    “Rule 16b-3” shall mean the rule thus designated as promulgated under the Exchange Act.

(y)    “SAR” shall mean a stock appreciation right granted pursuant to Section 8.

(z)    “Stock Bonus” shall mean a bonus payable in shares of Company Stock granted pursuant to Section 12.

(aa)    “Subsidiary” shall mean any corporation or other entity in which, at the time of reference, the Company owns, directly or indirectly, stock or similar interests comprising more than 50 percent of the combined voting power of all outstanding securities of such entity.

(bb)    “Vesting Date” shall mean the date established by the Committee on which a Restricted Stock Unit or share of Restricted Stock or Phantom Stock may vest.

3. STOCK SUBJECT TO THE PLAN

(a) Shares Available for Awards

Subject to adjustment as provided in Section 3(c), the total number of shares of Company Stock with respect to which Incentive Awards may be granted shall not exceed 14,598,0001 shares (the “Share Limit”). Such shares may be

[1]

As of May 15, 2023, 1,507,688 Shares remained available for future grant. To the extent the Company grants any Awards under the Prior Plan between May 15, 2023 and the date on which the Company’s stockholders approve this Plan (as amended and restated), the maximum number of Shares that is available for future grant (if this Plan (as amended and restated) is approved) will be reduced from 3,255,688 Shares (i.e., the remaining available Shares subject to the Share Limit as of May 15, 2023, plus 1,748,000 Shares) by the number of Shares that the Company grants under the Prior Plan, if any, during such period.

authorized but unissued Company Stock or authorized and issued Company Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

The grant of a SAR that by its terms is to be settled in cash shall not reduce the number of shares of Company Stock with respect to which Incentive Awards may be granted pursuant to the Plan.

(b) Individual Limitation

Subject to adjustment as provided in Section 3(c) hereof, the total number of Incentive Awards awarded to any one employee during any fiscal year of the Company, shall not exceed 500,000 shares of Company Stock.

(c) Adjustment for Change in Capitalization

If there is any change in the outstanding shares of Company Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, by reason of any extraordinary cash dividend, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares available for issuance both in the aggregate and with respect to each outstanding Incentive Award, an Incentive Award’s exercise price or grant price and/or applicable Performance Goals and the limitation set forth in Section 3(b), shall be proportionately adjusted by the Committee, whose determination shall be final and binding. After any adjustment made pursuant to this Section 3(c), the number of shares subject to each outstanding Incentive Award shall be rounded down to the nearest whole number.

(d) Re-use of Shares

If, on or following the Restatement Effective Date, any shares of Company Stock subject to an Incentive Award are forfeited or expire or such Incentive Award is settled for cash (in whole or in part), the shares of Company Stock subject to such Incentive Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Incentive Awards under the Plan and shall be added back to the Share Limit in the same number of shares of Company Stock as were debited from the Share Limit in respect of the grant of such Incentive Award. Notwithstanding anything to the contrary contained herein, the following shares of Company Stock shall not be added back to the Share Limit and will not be available for future grants of Incentive Awards: (i) shares of Company Stock tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) shares of Company Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Incentive Award; (iii) shares of Company Stock subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (iv) shares of Company Stock purchased on the open market with the cash proceeds from the exercise of Options.

(e) No Repricing

Other than adjustments made in connection with a transaction or other change in the Company’s capitalization as described in Section 3(c), absent prior stockholder approval, neither the Committee nor the Board of Directors shall have any authority, with or without the consent of the affected holders of Incentive Awards, to “reprice” an Option or SAR after the date of its initial grant. For purposes of the Plan, “repricing” means canceling an Option or SAR to issue a replacement Option or SAR to the Participant at a lower exercise price, reducing the exercise price of an Option or SAR, canceling an Option or SAR in exchange for cash or another type of Incentive Award, or taking any other action that is treated as a “repricing” under generally accepted accounting principles. This paragraph may not be amended, altered or repealed by the Board of Directors or the Committee without approval of the stockholders of the Company.

4. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall from time to time designate the employees of the Company who shall be granted Incentive Awards.

The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. The Committee shall determine whether an authorized leave of absence shall constitute termination of employment. Decisions of the Committee shall be final and binding on all parties. The Committee’s determinations under the Plan may, but need not, be uniform and may be made on a Participant-by-Participant basis (whether or not two or more Participants are similarly situated). Notwithstanding anything to the contrary contained herein, the Board of Directors may, in its sole discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” as used herein shall be deemed to mean the Board of Directors.

The Committee may, in its absolute discretion, without amendment to the Plan, (i) accelerate the date on which any Option or SAR granted under the Plan becomes exercisable, (ii) waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option or SAR and (iii) accelerate the Vesting Date or Issue Date, or waive any condition imposed hereunder, with respect to any Restricted Stock Unit or share of Restricted Stock or Phantom Stock or otherwise adjust any of the terms applicable to such Incentive Award.

No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5. ELIGIBILITY

The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be such officers and salaried employees of the Company and its Subsidiaries (including employees who are also directors and prospective salaried employees conditioned on their becoming salaried employees), non-employee members of the Board of Directors, and such consultants to the Company and its Subsidiaries as the Committee shall select in its discretion (provided that such consultants qualify as a consultant or advisor under the applicable rules of Form S-8 Registration Statement).

6. AWARDS UNDER THE PLAN; AWARD AGREEMENTS

The Committee may grant Options, SARs, Restricted Stock Units, shares of Restricted Stock, shares of Phantom Stock and Stock Bonuses, in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan.

Each Incentive Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Award Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Incentive Award, a Participant thereby agrees that the Incentive Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

7. OPTIONS

(a) Identification of Options

Each Option shall be clearly identified in the applicable Award Agreement as either a Non-Qualified Stock Option or an Incentive Stock Option. In the absence of such identification, an Option shall be deemed to be a Non-Qualified Stock Option.

(b) Exercise Price

Each Award Agreement with respect to an Option shall set forth the amount (the “exercise price”) payable by the holder to the Company upon exercise of the Option. The exercise price per share shall be determined by the Committee but shall in no event be less than the Fair Market Value of a share of Company Stock on the date the Option is granted, except as permitted in connection with the issuance of Options in a transaction to which Section 424(a) of the Code applies.

(c) Term and Exercise of Options

(1) An Option shall become exercisable in accordance with the terms in the applicable Award Agreement; provided, however, that Options may not vest, in whole or in part, prior to the one (1) year anniversary of the date of grant except in connection with acceleration due to a Change of Control or death or Disability. Notwithstanding the foregoing, with respect to Options and SARs, up to 5% of the aggregate number of shares authorized for issuance under this Plan (as described in Section 3(a)) may be issued pursuant to Incentive Awards subject to any, or no, vesting conditions, as the administrator determines appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any Option, that the Participant or the Company achieves such Performance Goals as the Committee may specify. The Committee shall determine the expiration date of each Option; provided, however, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan, and further provided that no Option shall be exercisable more than ten (10) years after the date of grant.

(2) An Option may be exercised for all or any portion of the shares as to which it is exercisable; provided, that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000 unless such partial exercise represents the entire unexercised portion of the Option or the entire portion of the Option that is then exercisable. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by delivering notice to the Company’s principal office, to the attention of its Secretary (or the Secretary’s designee), no less than one business day in advance of the effective date of the proposed exercise. Such notice shall be accompanied by the applicable Award Agreement, shall specify the number of shares of Company Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant or other person then having the right to exercise the Option in a manner determined by the Committee. Such notice may be withdrawn at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means:

(i) in cash, by certified check, bank cashier’s check or wire transfer;

(ii) through a broker-assisted transaction whereby a broker selected and engaged by the Participant sells shares of Company Stock in an open market transaction and remits to the Company from the sales proceeds on behalf of the Participant the Option exercise price and the required tax withholding amounts;

(iii) subject to the approval of the Committee, and at the direction of the Participant, through shares retained by the Company in an amount whose aggregate Fair Market Value is equal on the date of exercise to the exercise price, thereby surrendering as payment the portion of the Option that covers the retained shares;

(iv) subject to the approval of the Committee, in shares of Company Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise; or

(v) subject to the approval of the Committee, by such other provision as the Committee may from time to time authorize.

(4) Notwithstanding the foregoing, in the case of an Incentive Stock Option exercised pursuant to (3)(iii) above, the number of shares deemed to be used to satisfy the exercise price will not be treated as having been purchased through the exercise of an Incentive Stock Option.

(5) No shares of Company Stock will be issued until full payment has been made. Any payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary (or the Secretary’s designee) of the

Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary (or the Secretary’s designee) of the Company shall require. Certificates for shares of Company Stock purchased upon the exercise of an Option shall be issued in the name of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

(d) No Reload Rights

Options granted under this Plan shall not contain any provision entitling the optionee to the automatic grant of additional options in connection with any exercise of the original option.

(e) No Loans

The Company may not make loans to individual Participants for the purpose of financing the exercise of an Option.

(f) Limitations on Incentive Stock Options

(1) To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary corporation” of the Company within the meaning of Section 424 of the Code) shall exceed $100,000, or such higher value as may be permitted under Section 422 of the Code, such Options shall be treated as Non-Qualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(2) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any “subsidiary corporation” of the Company within the meaning of Section 424 of the Code), unless (i) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(g) Effect of Termination of Employment

(1) Unless the applicable Award Agreement provides or the Committee shall determine otherwise, in the event that the employment or service of a Participant with the Company shall terminate for any reason other than Cause, Disability, Retirement or death: (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is 90 days after such termination, on which date they shall expire; and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The 90-day period described in this Section 7(g)(1) shall be extended to one year in the event of the Participant’s death during such 90-day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(2) Unless the applicable Award Agreement provides or the Committee shall determine otherwise, in the event that the employment or service of a Participant with the Company shall terminate on account of the Disability or death of the Participant: (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one year after such termination, on which date they shall expire; and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(3) Unless the applicable Award Agreement provides or the Committee shall determine otherwise, in the event that the employment or service of a Participant with the Company shall terminate on account of the Retirement of the Participant: (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable for a period of two years from the date of termination, on which date they shall expire; and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(4) Unless the applicable Award Agreement provides or the Committee shall determine otherwise, if a Participant’s employment by or service with the Company (or any Subsidiary) is terminated for Cause, any unexercised Stock Option granted to such participant shall be cancelled on the date of such termination, whether or not exercisable on such date. See also Section 22, Cancellation and Rescission of Incentive Awards.

8. SARS

(a) Exercise Price

The exercise price per share of a SAR shall be determined by the Committee at the time of grant, but shall in no event be less than the Fair Market Value of a share of Company Stock on the date of grant.

(b) Benefit Upon Exercise

At the time of granting a SAR, the Committee, in its sole and absolute discretion, shall specify whether the benefit payable upon exercise of the SAR will be paid in shares of Company Stock or in cash, and such form of payment will be made a part of the applicable Award Agreement. The exercise of a SAR with respect to any number of shares of Company Stock shall entitle the Participant to a payment, for each such share, equal to the excess of (i) the Fair Market Value of a share of Company Stock on the exercise date over (ii) the exercise price of the SAR. Payment will be made in shares of Company Stock, valued at their Fair Market Value on the date of exercise, or in cash, as specified in the applicable Award Agreement. Payments shall be made as soon as practicable following exercise of the SAR.

(c) Term and Exercise of SARs

(1) A SAR shall become exercisable in accordance with the terms in the applicable Award Agreement; provided, however, that SARS may not vest, in whole or in part, prior to the one (1) year anniversary of the date of grant except in connection with acceleration due to a Change of Control or death or Disability. Notwithstanding the foregoing, with respect to Options and SARs, up to 5% of the aggregate number of shares authorized for issuance under this Plan (as described in Section 3(a)) may be issued pursuant to Incentive Awards subject to any, or no, vesting conditions, as the administrator determines appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any SAR, that the Participant or the Company achieves such Performance Goals as the Committee may specify. The Committee shall determine the expiration date of each SAR; provided, however, that the term of a SAR will not exceed ten years. No SAR shall be exercisable prior to the first anniversary of the date of grant.

(2) A SAR may be exercised for all or any portion of the shares as to which it is exercisable; provided, that no partial exercise of a SAR shall be for an aggregate exercise price of less than $1,000. The partial exercise of a SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) A SAR shall be exercised by delivering notice to the Company’s principal office, to the attention of its Secretary (or the Secretary’s designee), no less than one business day in advance of the effective date of the proposed exercise. Such notice shall be accompanied by the applicable Award Agreement, shall specify the number of shares of Company Stock with respect to which the SAR is being exercised, and the effective date of the proposed exercise, and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise.

(d) Effect of Termination of Employment

The provisions set forth in Section 7(g) with respect to the exercise of Options following termination of employment shall apply as well to such exercise of SARs.

9. RESTRICTED STOCK UNITS

(a) Vesting Date

At the time of the grant of Restricted Stock Units, the Committee shall establish a Vesting Date or Vesting Dates with respect to such Restricted Stock Units. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a Restricted Stock Unit imposed pursuant to Section 9(c) are satisfied, and except as provided in Section 9(d), upon the occurrence of the Vesting Date with respect to a Restricted Stock Unit, such Restricted Stock Unit shall vest.

(b) Benefit Upon Vesting

Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive one share of Company Stock or an amount in cash equal to the Fair Market Value of a share of Company Stock on the date on which such share of Restricted Stock Unit vests, as determined by the Committee.

(c) Conditions to Vesting

At the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate; provided, however, that Restricted Stock Units may not vest, in whole or in part, prior to the one (1) year anniversary of the date of grant except in connection with acceleration due to a Change of Control or death or Disability. Notwithstanding the foregoing, up to 5% of the aggregate number of shares authorized for issuance under this Plan (as described in Section 3(a)) may be issued pursuant to Incentive Awards subject to any, or no, vesting conditions, as the administrator determines appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of Restricted Stock Units, that the Participant or the Company achieves such Performance Goals as the Committee may specify.

(d) [Reserved]

(e) Consequences of Vesting

In connection with the vesting of a Restricted Stock Unit (other than a Restricted Stock Unit that is settled in cash) pursuant to the terms of the Plan and the applicable Award Agreement, the Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such Restricted Stock Unit was granted. Notwithstanding the foregoing, such share still may be subject to restrictions on transfer as a result of applicable securities laws.

(f) Effect of Termination of Employment

(1) Unless the applicable Award Agreement or the Committee provides otherwise, Restricted Stock Units that have not vested shall be forfeited upon the Participant’s termination of employment for any reason other than Cause.

(2) In the event of the termination of a Participant’s employment for Cause, all Restricted Stock Units granted to such Participant which have not vested as of the date of such termination shall immediately be forfeited. See also Section 22, Cancellation and Rescission of Incentive Awards.

10. RESTRICTED STOCK

(a) Issue Date and Vesting Date

At the time of the grant of shares of Restricted Stock, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Issue Date and/or Vesting Date for each class. If the grantee is employed by the Company on an Issue

Date (which may be the date of grant), the specified number of shares of Restricted Stock shall be issued in accordance with the provisions of Section 10(e). Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 10(b) are satisfied, and except as provided in Section 10(g), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 10(c) shall cease to apply to such share.

(b) Conditions to Vesting

At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate; provided, however, that Restricted Stock may not vest, in whole or in part, prior to the one (1) year anniversary of the date of grant except in connection with acceleration due to a Change of Control or death or Disability. Notwithstanding the foregoing, up to 5% of the aggregate number of shares authorized for issuance under this Plan (as described in Section 3(a)) may be issued pursuant to Incentive Awards subject to any, or no, vesting conditions, as the administrator determines appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares of Restricted Stock, that the Participant or the Company achieves such Performance Goals as the Committee may specify.

(c) Restrictions on Transfer Prior to Vesting

Prior to the vesting of a share of Restricted Stock, no transfer of a Participant’s rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the Participant.

(d) Dividends on Restricted Stock

Dividends declared on shares of Restricted Stock shall be held in escrow and shall not be paid until all restrictions on such shares have lapsed.

(e) Issuance of Certificates

(1) Reasonably promptly after the Issue Date with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the CalAmp Corp. Amended and Restated 2004 Stock Incentive Plan and related Award Agreement, and such rules, regulations and interpretations as the CalAmp Corp. Human Capital Committee may adopt. Copies of the Plan, Award Agreement and, if any, rules, regulations and interpretations are on file in the office of the Secretary of CalAmp Corp., 15635 Alton Parkway, Suite 250, Irvine, California 92618.

Such legend shall not be removed until such shares vest pursuant to the terms hereof.

(2) Each certificate issued pursuant to this Section 10(e), together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held in escrow by the Company until (i) the restrictions have lapsed and (ii) the income tax and employment tax withholding amounts have been satisfied, as provided for in Section 18 hereof.

(f) Consequences of Vesting

Upon the vesting of a share of Restricted Stock pursuant to the terms of the Plan and the applicable Award Agreement, the restrictions of Section 10(c) shall cease to apply to such share. Reasonably promptly after a share of

Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such share, free of the legend set forth in Section 10(e). Notwithstanding the foregoing, such share still may be subject to restrictions on transfer as a result of applicable securities laws.

(g) Effect of Termination of Employment

(1) Unless the applicable Award Agreement or the Committee provides otherwise, during the 90 days following termination of a Participant’s employment for any reason other than Cause, the Company shall have the right to require the return of any shares to which restrictions on transferability apply, in exchange for which the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares.

(2) In the event of the termination of a Participant’s employment for Cause, all shares of Restricted Stock granted to such Participant which have not vested as of the date of such termination shall immediately be returned to the Company, in return for which the Company shall repay to the Participant any amount paid for such shares. See also Section 22, Cancellation and Rescission of Incentive Awards.

11. PHANTOM STOCK

(a) Vesting Date

At the time of the grant of shares of Phantom Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 11(c) are satisfied, and except as provided in Section 11(d), upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such share shall vest.

(b) Benefit Upon Vesting

Upon the vesting of a share of Phantom Stock, the Participant shall be entitled to receive in cash, within 30 days of the date on which such share vests, an amount equal to the sum of (i) the Fair Market Value of a share of Company Stock on the date on which such share of Phantom Stock vests and (ii) the aggregate amount of cash dividends paid with respect to a share of Company Stock during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which such share vests.

(c) Conditions to Vesting

At the time of the grant of shares of Phantom Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate; provided, however, that Phantom Stock may not vest , in whole or in part, prior to the one (1) year anniversary of the date of grant except in connection with acceleration due to a Change of Control or death or Disability. Notwithstanding the foregoing, up to 5% of the aggregate number of shares authorized for issuance under this Plan (as described in Section 3(a)) may be issued pursuant to Incentive Awards subject to any, or no, vesting conditions, as the administrator determines appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares of Phantom Stock, that the Participant or the Company achieves such Performance Goals as the Committee may specify.

(d) Effect of Termination of Employment

(1) Unless the applicable Award Agreement or the Committee provides otherwise, shares of Phantom Stock that have not vested, together with any dividends credited on such shares, shall be forfeited upon the Participant’s termination of employment for any reason other than Cause.

(2) In the event of the termination of a Participant’s employment for Cause, all shares of Phantom Stock granted to such Participant which have not vested as of the date of such termination shall immediately be forfeited, together with any dividends credited on such shares. See also Section 22, Cancellation and Rescission of Incentive Awards.

12. STOCK BONUSES

In the event that the Committee grants a Stock Bonus, a certificate for the shares of Company Stock comprising such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

13. MINIMUM VESTING

No portion of any Incentive Award shall vest prior to the first anniversary of the date of grant of the Incentive Award; provided, that vesting may accelerate in connection with death, Disability or a Change of Control. For purposes of Incentive Awards to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders, so long as the period between such meetings is not less than 50 weeks. Notwithstanding the foregoing, up to 5% of the shares of the Company’s Common Stock that shall be available for grant under this Plan may be granted with a minimum vesting schedule that is shorter than that mandated in this Section 13.

14. NON-EMPLOYEE DIRECTOR AWARDS

Notwithstanding any provision to the contrary in the Plan, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Incentive Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $500,000 (the “Director Limit”). Each year, on the day of the annual meeting of the stockholders of the Company at which directors of the Company are elected (and, in the case that a person becomes a Non-Employee Director other than at an annual meeting, on such date that the person first becomes a Non-Employee Director), each Non-Employee Director shall receive Incentive Awards in an amount not to exceed the Director Limit. The specific amount of Incentive Awards to be granted to each Non-Employee Director on the day of the annual meeting of stockholders will be as determined by the Board of Directors from time to time, subject to the Director Limit.

Incentive Awards granted pursuant to this Section 14 shall generally vest or become exercisable one (1) year from the date of grant or over such longer or shorter period as the Board of Directors may from time to time establish, subject to the discretion of the Committee to accelerate the vesting of Incentive Awards as provided in Section 4 hereof.

15. RIGHTS AS A STOCKHOLDER

No person shall have any rights as a stockholder with respect to any shares of Company Stock covered by or relating to any Incentive Award until the date of issuance of a stock certificate with respect to such shares. For the avoidance of doubt, Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of an Option, a SAR or any shares of Common Stock subject to an Option or SAR until the Participant has become the holder of record of such shares of Common Stock. In addition, a grant of Restricted Stock Units, Phantom Stock or Stock Bonuses may provide a Participant with the right to receive dividend equivalents, which may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Incentive Award with to which the dividend equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, dividend equivalents with respect to an Incentive Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such dividend equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the dividend equivalent payment becomes nonforfeitable, unless determined otherwise by the Committee or unless deferred in a manner intended to comply with Section 409A of the Code.

Except as otherwise expressly provided in Section 3(c), no adjustment to any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

16. NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO INCENTIVE AWARD

Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant.

No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant any other Incentive Award to such Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other person.

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Incentive Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Incentive Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17. SECURITIES MATTERS

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the Nasdaq National Market and any other securities exchange on which shares of Company Stock are traded. Certificates evidencing shares of Company Stock issued pursuant to the terms hereof, may bear such legends, as the Committee or the Company, in its sole discretion, deems necessary or desirable to insure compliance with applicable securities laws.

(b) The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of the Nasdaq National Market and any other securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of the Committee’s decision to defer the effectiveness of a transfer. During the period of such a deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

18. WITHHOLDING TAXES

Whenever cash is to be paid pursuant to an Incentive Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

Whenever shares of Company Stock are to be delivered pursuant to an Incentive Award, the amount of any federal, state and local tax withholding requirements must be satisfied by the Participant prior to the issuance of shares by the

Company (or, in the case of Restricted Stock, before the release of such shares from escrow). The Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. The Committee may require or permit a Participant to satisfy the foregoing requirement by (i) withholding and retaining from delivery shares of Company Stock having a value equal to the amount of the tax withholding requirement, (ii) delivering to the Company already vested and owned shares of Common Stock having a value equal to the amount of the tax withholding requirement, (iii) subject to Section 19 and any Company insider trading policy (including blackout periods), if there is a public market for shares of Common Stock at the time the tax obligations are satisfied, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Committee, or (C) sale of shares in the open market by the Company on the Participant’s behalf, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Committee. Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined (the “Tax Date”). Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Incentive Award. To the extent required for such a withholding of stock to qualify for the exemption available under Rule 16b-3, such an election by a grantee whose transactions in Company Stock are subject to Section 16(b) of the Exchange Act shall be subject to the approval of the Committee in its sole discretion. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be so delivered or retained pursuant to clause (i) of this Section shall be limited to the number of shares which have a fair market value on the date of retention no greater than the aggregate amount of such liabilities based on the maximum applicable statutory withholding rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). Subject to Section 19, if any tax withholding obligation will be satisfied under clause (i) above by the Company’s retention of shares from the Incentive Award creating the tax obligation and there is a public market for shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Incentive Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

19. BROKER-ASSISTED SALES

In the event of a broker-assisted sale of shares of Common Stock in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Incentive Awards, including amounts to be paid under the final sentence of Section 18: (i) any shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Incentive Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

20. NOTIFICATION OF ELECTION UNDER SECTION 83(b) OF THE CODE

If any Participant shall, in connection with the award of Restricted Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of award the amounts specified in Section 83(b)), such Participant shall notify the Company of such election at the time of entering into the Award Agreement pertaining to the Restricted Stock award, and shall concurrently make a payment to the Company of the aggregate income tax and employment tax withholding amount, such payment to be made in cash, by certified check, bank cashier’s check or wire transfer.

21. NOTIFICATION UPON DISQUALIFYING DISPOSITION

Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) within ten days of such disposition.

22. CANCELLATION AND RESCISSION OF INCENTIVE AWARDS

Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Incentive Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement, or if the Participant engages in any “Detrimental Activity,” subject to applicable law. For purposes of this Section 22, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material, as defined in the Company’s Agreement Regarding Confidential Information and Intellectual Property, relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Company’s “Confidentiality, Company Property, and Non-Solicitation Agreement” (formerly known as the Company’s “Confidential Invention Agreement”), all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the Participant’s employment for Cause; (v) a violation of any rules, policies, procedures or guidelines of the Company, including but not limited to the Company’s Code of Business Conduct and Ethics policy; (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; (vii) the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company; or (viii) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

23. CHANGE OF CONTROL

In the event a Change of Control occurs, Incentive Awards outstanding as of immediately prior to such Change of Control shall be continued, converted, assumed or replaced with a substantially similar award by (a) the Company or (b) a successor entity or its parent or subsidiary (an “Assumption”). Notwithstanding the foregoing, in the event that an Incentive Award is not Assumed and provided that the Participant has not had a termination of service, then, immediately prior to the Change of Control, such Incentive Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Incentive Awards shall lapse, provided that, to the extent the vesting of any such Incentive Award is subject to the satisfaction of specified performance goals, such Incentive Award shall vest and all performance goals or other vesting criteria will be deemed achieved at the target level of performance, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any Subsidiary, as applicable. In addition, to the extent an Incentive Award is not Assumed, such Incentive Awards shall be canceled upon the consummation of the Change of Control in exchange for the right to receive (to the extent vested in connection with the foregoing sentence) the Change of Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change of Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Committee may provide, and (ii) determined by reference to the number of shares of Common Stock subject to such Incentive Awards and net of any applicable exercise price; provided that to the extent that any Incentive Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change of Control under Section 409A of the Code without the imposition of taxes thereon under Section 409A of the Code, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change of Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Incentive Award at the time of the Change of Control is equal to or less than zero, then such Incentive Award may be terminated without payment. The Committee shall determine whether an Assumption of an Incentive Award has occurred in connection with a Change of Control.

24. AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required if and to the extent required by Rule 16b-3 or by any comparable or successor exemption under which the Board of Directors believes it is appropriate for the Plan to qualify, or if and to the extent the Board of Directors determines that such approval is appropriate for purposes of satisfying the requirements of the Nasdaq Global Select Market or any other securities exchange on which shares of Company Stock are traded or Section 422 of the Code. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Incentive Award.

25. NO OBLIGATION TO EXERCISE

The grant to a Participant of an Option or SAR shall impose no obligation upon such Participant to exercise such Option or SAR.

26. TRANSFERS UPON DEATH; NONASSIGNABILITY

Upon the death of a Participant outstanding Incentive Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Incentive Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Incentive Award. Any permitted transfer of an Incentive Award hereunder shall be without consideration, except as required by applicable law.

27. EXPENSES AND RECEIPTS

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

28. FAILURE TO COMPLY

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Award Agreement, unless such failure is remedied by such Participant (or beneficiary) within ten days after notice of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its sole discretion, may determine.

29. EFFECTIVE DATE AND TERM OF PLAN

The Plan (as amended and restated) shall be effective on the date it is adopted by the Board of Directors (the “Restatement Effective Date”); provided, however, that Sections 3(a) and 3(b), and the second to last sentence of this Section 29 (as amended and restated) will be subject to approval of the Plan (as amended and restated) by the Company’s stockholders. If the Plan (as amended and restated) is not approved by the Company’s stockholders within twelve (12) months after its adoption by the Board, then the Plan (as amended and restated) shall continue on its existing terms and conditions; provided, however, that Sections 3(a) and 3(b) of the Prior Plan, and the second to last sentence of Section 29 shall continue on their existing terms and conditions and Sections 3(a) and 3(b) of the Plan, and the second to last sentence of this Section 29 (as amended and restated) shall be of no force or effect.

Unless earlier terminated by the Board of Directors, the right to grant Incentive Awards under the Plan will terminate on June 1, 2033. Incentive Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.

30. CLAWBACK

All Incentive Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Incentive Award or upon the receipt or resale of any Shares underlying the Incentive Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with applicable laws as and to the extent set forth in such claw-back policy or the Award Agreement.

31. APPLICABLE LAW

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereunder.

Exhibit B

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALAMP CORP.

CalAmp Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.    The name of the Corporation is CalAmp Corp. The original Certificate of Incorporation of CalAmp Corp. was filed with the Secretary of State of Delaware on September 8, 1987. The Certificate of Incorporation was subsequently amended and restated on September 19, 1996, July 30, 2004 and August 30, 2012.

2.     That the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

THEREFORE, BE IT RESOLVED, that the first paragraph of Article IV of the Certificate is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 183,000,000 shares, divided into 180,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $0.01 per share.”

3.    This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. On May 22, 2023, the Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on July 26, 2023, at which meeting the necessary number of shares of the Corporation’s common stock were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

4.    This Certificate of Amendment shall become effective upon filing with the Secretary of Statement of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed as of this                 day of July, 2023.

CalAmp Corp. A Delaware corporation

By:
Name: Richard Scott Title: Chief Legal Officer

B-1

CalAmp

© 2022 CalAmp. All specifications are typical and subject to change without notice.
Rev. 01-05252022

Cal/Amp®
© 2022 CalAmp All specifications are typical and subject to change notice.
Rev. 01-05252022
CalAmp
15635 Alton Parkway, Suite 250
Irvine, CA 92518
888.3CALAMP
calamp.com

CALAMP CORP. 15635 ALTON PARKWAY, SUITE 250 IRVINE, CA 92618 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 25, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/CAMP2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 25, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V19792-P94763 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CALAMP CORP. The Board of Directors recommends you vote FOR the following: 1. To elect the eight directors named in the Proxy Statement to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. For Against Abstain Nominees: 1a. Scott Arnold ! ! ! 1b. Jason Cohenour ! ! ! 1c. Wesley Cummins ! ! ! 1d. Jeffery Gardner ! ! ! 1e. Henry Maier ! ! ! 1f. Roxanne Oulman ! ! ! 1g. Jorge Titinger ! ! ! 1h. Kirsten Wolberg ! ! ! The Board of Directors recommends you vote FOR For Against Abstain proposals 2, 3, 4 and 5. 2. To ratify the appointment of Deloitte & Touche LLP as ! ! ! our independent auditors for the fiscal year ending February 29, 2024. 3. To approve, on an advisory basis, the compensation paid ! ! ! to our Named Executive Officers. 4. To approve the Company’s Amended and Restated 2004 ! ! ! Incentive Stock Plan that, in part, increases the number of shares of common stock that can be issued thereunder by 1,748,000 shares to 14,598,000 shares, increases the number of shares that may be granted to any employee during any fiscal year to 200,000 shares to 500,000 shares, and extends the right to grant awards under the plan through June 1, 2033. 5. To approve a proposed amendment of the Company’s Certificate of Incorporation to increase the number of ! ! ! authorized shares of common stock by 100,000,000 shares to 180,000,000 shares. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the CalAmp Corp. 2023 Annual Meeting of Stockholders: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V19793-P94763 CALAMP CORP. Annual Meeting of Stockholders July 26, 2023 10:00 A.M. Pacific Time PROXY FOR 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 26, 2023. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALAMP CORP. The undersigned stockholder of CalAmp Corp. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2023 Annual Meeting of Stockholders, and hereby appoints Henry Maier and Jeffery Gardner, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, and to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting, all the shares of Common Stock of the Company held of record by the undersigned on June 1, 2023 at the Annual Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/CAMP2023 on July 26, 2023 and at any postponements or adjournments thereof. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Continued and to be signed on reverse side